UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )
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Jo-Ann Stores
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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5555 Darrow Road
Hudson, Ohio 44236

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JUNE 10, 2010

To our Shareholders:

The Annual Meeting of Shareholders of Jo-Ann Stores, Inc. will be held at the Conference Center at our corporate offices located at 5373 Darrow Road, Hudson, Ohio, on Thursday, June 10, 2010 at 9:00 a.m., eastern daylight saving time, for the following purposes:

1. To elect as Directors the ten nominees named in the attached proxy statement for terms that will expire at the time of the 2011 Annual Meeting of Shareholders.

2. To ratify the selection of Ernst & Young LLP to serve as our independent registered public accountants for our fiscal year ending January 29, 2011.

3. To amend the company’s 2008 Incentive Compensation Plan to increase the number of shares available under the Plan from 1,825,000 to 3,125,000 shares.

4. To amend the company’s Code of Regulations to authorize the Board of Directors to amend the Code of Regulations as permitted by the Ohio General Corporation Law.

5. To transact any other business properly brought before the meeting and any adjournment or postponement.

All shareholders are cordially invited to attend the meeting, although only those holders of common shares of record at the close of business on April 12, 2010 will be entitled to vote at the meeting.

Whether or not you plan to attend the meeting, your vote is important and we encourage you to vote promptly. If you received in the mail only a Notice of the meeting, you may vote your shares via the Internet or by telephone by following the instructions on the Notice. If you received a paper copy of the proxy card by mail or request printed copies of the proxy materials, you may vote by Internet, by telephone or by signing, dating and returning your proxy card by mail in the envelope provided. Instructions regarding all three methods of voting are contained on the proxy card. Instructions for requesting printed copies of the proxy materials are set forth on the Notice. If you attend the meeting, you may revoke your proxy and vote your shares in person.

The proxy statement accompanies this notice.

David Goldston
Senior Vice President
General Counsel & Secretary

By order of the Board of Directors
April 26, 2010

Any shareholder having a disability requiring special assistance who would like to attend the Annual Meeting should call our company’s Investor Relations Department at 330-463-6865 and reasonable accommodations will be made to meet such shareholder’s needs.

PROXY STATEMENT

Page

ELECTRONIC DELIVERY OF THIS PROXY STATEMENT	1
ABOUT THE MEETING	1
What is the purpose of the Annual Meeting?	1
Who may attend the Annual Meeting?	2
Who is entitled to vote?	2
How many shares must be present to conduct the Annual Meeting?	2
How are abstentions and broker non-votes counted?	2
What am I voting on?	2
How do I vote?	2
Can I change my vote or revoke my proxy after I submit my proxy?	3
How do I vote my 401(k) shares?	3
What does it mean if I receive more than one Notice or proxy card?	3
Who will count the vote?	4
What is the required vote for approval of the proposals?	4
What is cumulative voting?	4
PROPOSALS TO BE VOTED ON	5
Proposal 1 — Election of Directors	5
Proposal 2 — Ratification of Selection of Ernst & Young LLP as our Independent Registered Public Accounting Firm	5
Proposal 3 — Approval of Amendment to our 2008 Incentive Compensation Plan to Increase the Number of Shares Reserved for Issuance Under The Plan	6
Proposal 4 — Amendment of the Company’s Code of Regulations to Authorize the Board of Directors to Amend the Company’s Code of Regulations as permitted by the Ohio General Corporation Law	13
CORPORATE GOVERNANCE AND BOARD MATTERS	15
Governance Developments	15
Board of Directors	15
Corporate Governance Guidelines	15
Board Leadership Structure	15
Lead Director	17
Board Independence	17
Communications with the Board	18
Code of Business Conduct and Ethics	18
Committees of the Board	18
Board Oversight of Risk	20
ELECTION OF DIRECTORS	21
Process for Nominating Directors	21
Board Competencies	21
Board Diversity	22
Selection Process for New Board Candidates	22
Evaluation of Candidates	22
Timing of the Identification and Evaluation Process	23
Nominees	23
Director Qualifications	25
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	30
COMPENSATION DISCUSSION AND ANALYSIS	30
EXECUTIVE COMPENSATION	50
COMPENSATION RISK MONITORING	64
DIRECTOR COMPENSATION	66
COMPENSATION COMMITTEE REPORT	69
REPORT OF THE AUDIT COMMITTEE	70
AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND PERMITTED NON-AUDIT SERVICES	71
PRINCIPAL ACCOUNTING FIRM FEES	71
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	72
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	72
PROXY SOLICITATION COSTS	72
PRINCIPAL SHAREHOLDERS	73
EQUITY COMPENSATION PLAN INFORMATION	76
SHAREHOLDERS’ PROPOSALS	76
WEBSITE	76
ANNUAL REPORT	77
APPENDIX A — Text of 2008 Incentive Compensation Plan, Marked to Show Proposed Amendment	A-1

5555 Darrow Road
Hudson, Ohio 44236

PROXY STATEMENT

Our Board of Directors is furnishing you this proxy statement to solicit proxies on its behalf to be voted at the Annual Meeting of Shareholders of Jo-Ann Stores, Inc. to be held on Thursday, June 10, 2010 beginning at 9:00 a.m., eastern daylight saving time, at the Conference Center at our corporate offices located at 5373 Darrow Road, Hudson, Ohio, and at any postponements or adjournments of that meeting (“Annual Meeting”). We are first sending the proxy materials on or about April 30, 2010.

ELECTRONIC DELIVERY OF THIS PROXY STATEMENT

We have implemented the Securities and Exchange Commission’s “E-Proxy Rules” and decided to use what is known as the “Notice and Access Option.” We believe this E-Proxy process will expedite shareholders’ receipt of proxy materials, lower our printing and delivery costs, and help the environment. Under these procedures, unless a shareholder previously requested paper copy delivery of this proxy statement and our Annual Report on Form 10-K, all shareholders are being mailed a notice (the “Notice”) regarding the Internet availability of proxy materials. The Notices (and paper copies of the proxy statement and Annual Report on Form 10-K, in the case of shareholders previously requesting paper copies) are being mailed on or about April 30, 2010. The Notices contain information on how to access this proxy statement and our Annual Report on Form 10-K via the Internet and how to vote. If you received the Notice and wish to receive a printed copy of our proxy materials, please follow the instructions in the Notice for requesting such materials.

ABOUT THE MEETING

What is the purpose of the Annual Meeting?

At our Annual Meeting, shareholders will:

1. Vote on the nominations of Scott Cowen, Joseph DePinto, Ira Gumberg, Patricia Morrison, Frank Newman, David Perdue, Beryl Raff, Alan Rosskamm, Tracey Travis and Darrell Webb to serve as Directors for terms that will expire at the time of the 2011 Annual Meeting of Shareholders.

2. Consider the ratification of the selection of Ernst & Young LLP to serve as our independent registered public accountants for our fiscal year ending January 29, 2011.

3. Vote on an amendment to our 2008 Incentive Compensation Plan to increase the number of shares available under the Plan from 1,825,000 to 3,125,000 shares.

4. Vote on an amendment to our Code of Regulations to authorize the Board of Directors to amend the Code of Regulations as permitted by the Ohio General Corporation Law.

5. Consider any other business properly brought before the meeting and any adjournment or postponement.

In addition, our management will report on our performance during fiscal 2010 and respond to questions from shareholders.

Who may attend the Annual Meeting?

All shareholders may attend the Annual Meeting.

Who is entitled to vote?

Shareholders as of the close of business on April 12, 2010, the record date, are entitled to vote at the Annual Meeting. Each outstanding common share entitles its holder to cast one vote on each matter to be voted upon.

How many shares must be present to conduct the Annual Meeting?

Your shares are counted as present at the meeting if you attend the meeting and vote in person or if you properly return a proxy by Internet, telephone or mail. In order for us to conduct the meeting, a majority of our outstanding common shares, as of the record date, must be present in person or by proxy at the meeting. This is referred to as a quorum. On the record date, 27,368,537 common shares were outstanding. Abstentions and broker non-votes are included in determining the number of votes present at the meeting. A broker non-vote occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or other nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. At the meeting, brokers will have discretion to vote on the ratification of our selection of Ernst & Young LLP as our independent registered public accounting firm and the amendment to our Code of Regulations. However, brokers will not have discretion to vote on the election of any nominee to our Board of Directors and the amendment to our 2008 Incentive Compensation Plan.

How are abstentions and broker non-votes counted?

Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present at the meeting. However, abstentions and broker non-votes will not be counted in favor of or against any nominee for election to our Board of Directors and will not have an effect on the outcome of the vote to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm and the outcome of the vote to approve an amendment to our 2008 Incentive Compensation Plan. Abstentions and broker non-votes will have the effect of a vote “against” the amendment to our Code of Regulations.

What am I voting on?

You will be voting on the nominations of Scott Cowen, Joseph DePinto, Ira Gumberg, Patricia Morrison, Frank Newman, David Perdue, Beryl Raff, Alan Rosskamm, Tracey Travis and Darrell Webb to be re-elected as Directors of our company. If elected, these Directors each will serve a one-year term ending at the time of the 2011 Annual Meeting of Shareholders.

You also will be voting on 1) a proposal to ratify the Audit Committee’s selection of Ernst & Young LLP to serve as our independent registered public accountants for fiscal 2011, 2) an amendment to our 2008 Incentive Compensation Plan to increase the number of shares available under the Plan, and 3) an amendment to our Code of Regulations to authorize our Board of Directors to amend the Code of Regulations as permitted by the Ohio General Corporation Law. These proposals are discussed in further detail beginning at page 5.

If any other matter is properly presented at the meeting, your proxy holder will vote in accordance with his or her best judgment. At the time this proxy statement was printed, we knew of no other matters to be acted on at the meeting.

How do I vote?

You may vote by proxy or in person at the meeting. To vote by proxy, you may use one of the following methods.

Vote via the Internet:

You can vote your shares via the Internet. The website for Internet voting is shown on your Notice (or your proxy card if you received printed proxy materials). Internet voting is available 24 hours a day, seven days a week. You will have the opportunity to confirm that your instructions have been properly recorded. If you vote via the Internet, you do NOT need to return your proxy card. The deadline for voting via the Internet is 11:59 pm, eastern daylight saving time, on June 9, 2010.

Vote by Telephone:

You can vote your shares by telephone by calling the toll-free telephone number shown on our Internet voting website (or on your proxy card if you received printed proxy materials). Telephone voting is available 24 hours a day, seven days a week. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. Our telephone voting procedures are designed to authenticate the shareholder by using individual control numbers. If you vote by telephone, you do NOT need to return your proxy card. The deadline for voting by telephone is 11:59 pm, eastern daylight saving time, on June 9, 2010.

Vote by Mail:

If you wish to vote by mail, you will need to request a printed copy of our proxy materials, which will include a paper proxy card. Instructions for obtaining such materials are on your Notice. Simply mark your proxy card, date and sign it, and return it in the postage-paid envelope provided. Proxies returned by mail must be received by 11:59 pm, eastern daylight saving time, on June 9, 2010.

If you vote by proxy, your shares will be voted at the Annual Meeting in the manner you indicate. If you sign your proxy card, but do not specify how you want your shares to be voted, they will be voted as the Board of Directors recommends.

Can I change my vote or revoke my proxy after I submit my proxy?

Yes. Even after you have submitted your proxy, you may change your vote or revoke your proxy at any time before the proxy is exercised by filing a duly executed proxy bearing a later date, or a notice of revocation, with our Secretary. If you attend the meeting in person, you may request that the powers of the proxy holders to vote your shares be suspended, although attendance at the meeting will not by itself revoke a previously granted proxy.

How do I vote my 401(k) shares?

If you participate in the Jo-Ann Stores, Inc. 401(k) Savings Plan, the number of common shares that you may vote is equivalent to the interest in common shares credited to your account as of the record date. You may vote these shares by instructing Vanguard Fiduciary Trust Company pursuant to the instructions on the Notice. The trustee will vote your shares in accordance with your duly executed instructions. If you do not send instructions on how to vote your shares, the share equivalents credited to your account will be voted by the trustee in the same proportion that the trustee votes share equivalents for which it did receive instructions. To allow sufficient time for voting by the trustee, your voting instructions must be received by 11:59 pm, eastern daylight saving time, on June 7, 2010.

What does it mean if I receive more than one Notice or proxy card?

If you receive more than one Notice or proxy card, it is because you hold shares in more than one account. You will need to vote all Notices or proxy cards to insure that all your shares are counted.

Who will count the vote?

A representative of Broadridge Financial Solutions, Inc. will tabulate the votes. We have appointed an individual to act as inspector of elections.

What is the required vote for approval of the proposals?

Proposal 1 — Election of Directors.  The ten nominees receiving the highest number of “FOR” votes cast at the Annual Meeting will be elected. A properly executed proxy card marked “WITHHOLD AUTHORITY” with respect to the election of one or more nominees will not be voted with respect to the nominee or nominees indicated.

Proposal 2 — Ratification of Selection of Ernst & Young LLP as our Independent Registered Public Accounting Firm.  Approval of this proposal will require the affirmative vote of a majority of the shares voting on this proposal.

Proposal 3 — Amendment to the Company’s 2008 Incentive Compensation Plan.  Approval of this proposal will require the affirmative vote of a majority of the shares voting on this proposal.

Proposal 4 — Amendment to the Company’s Code of Regulations.  Approval of this proposal will require the affirmative vote of a majority of our issued and outstanding common shares.

What is cumulative voting?

Under the Ohio General Corporation Law, all of the common shares may be voted cumulatively in the election of Directors if any shareholder gives written notice to our President, a Vice President or the Secretary, not less than 48 hours before the time set for the Annual Meeting, and an announcement of the notice is made at the beginning of the Annual Meeting by the Chairman or the Secretary or by or on behalf of the shareholder giving such notice. Cumulative voting permits a shareholder to (1) cast a number of votes equal to the number of common shares owned by the shareholder multiplied by the number of Directors to be elected and (2) cast those votes for only one nominee or distribute them among the nominees. In the event that voting at the election is cumulative, the persons named in the enclosed proxy will vote the common shares represented by valid proxies on a cumulative basis for the election of the nominees, allocating the votes of such common shares in accordance with their judgment. Shareholders of our company will not be entitled to dissenters’ rights with respect to any matter to be considered at the Annual Meeting.

PROPOSALS TO BE VOTED ON

Proposal 1 — Election of Directors

Our Board of Directors presently is comprised of ten members. All Directors are subject to annual re-election.

Our Board, upon recommendation of its Corporate Governance Committee, has nominated Scott Cowen, Joseph DePinto, Ira Gumberg, Patricia Morrison, Frank Newman, David Perdue, Beryl Raff, Alan Rosskamm, Tracey Travis and Darrell Webb for re-election at the Annual Meeting. If elected, each will serve a one-year term expiring at our 2011 Annual Meeting and until the subsequent election and qualification of the Director’s successor, subject to the Director’s earlier retirement, resignation, death or removal.

Background information about the nominees is provided beginning at page 24. Further discussion regarding the experience, qualifications, attributes and skills of the nominees that led to the Board’s decision to select the nominees is provided beginning at page 25.

Each of the nominees has consented to serve if elected. If any of them becomes unable or unwilling to serve as a Director before the Annual Meeting, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee. The Board alternatively may decide to reduce the size of the Board to the extent permitted by our Articles of Incorporation, Code of Regulations and applicable law. We presently do not know of any reason why any nominee will be unable or unwilling to serve.

Vote Required.  The ten nominees receiving the highest number of “FOR” votes cast at the Annual Meeting will be elected.

Our Board of Directors recommends that you vote FOR the election of these nominees.

Proposal 2 — Ratification of Selection of Ernst & Young LLP as our Independent Registered Public Accounting Firm

The Audit Committee has selected Ernst & Young LLP to serve as our independent registered public accounting firm to audit our financial statements for our fiscal year ending January 29, 2011. Our Board of Directors recommends ratification of the Audit Committee’s appointment of Ernst & Young LLP.

The selection of Ernst & Young LLP as our independent registered public accounting firm is not required to be submitted to a vote of the shareholders for ratification. The Sarbanes-Oxley Act of 2002 requires that the Audit Committee be directly responsible for the appointment, compensation and oversight of our independent auditors. Our Board of Directors is submitting the selection to the shareholders for ratification as a matter of good corporate governance practice. If the shareholders fail to vote on an advisory basis in favor of the selection, the Audit Committee will reconsider whether to retain Ernst & Young LLP, and may retain that firm or another firm without re-submitting the matter to our shareholders. Even if the shareholders ratify the selection, the Audit Committee may, at its discretion, direct the selection of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and the best interests of our shareholders.

A representative of Ernst & Young LLP is expected to be present at our Annual Meeting and will have an opportunity to make a statement if he or she desires to do so. Additionally, this representative will be available to answer appropriate questions that you may have regarding Ernst & Young LLP’s examination of our consolidated financial statements for the fiscal year ended January 30, 2010.

Vote Required.  Ratification of the Audit Committee’s selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2011 will require the affirmative vote of a majority of the shares voting on this proposal.

Our Board of Directors recommends that you vote FOR the ratification of the Audit Committee’s selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2011.

Proposal 3 — Approval of Amendment to Our 2008 Incentive Compensation Plan to Increase the Number of Shares Reserved for Issuance Under the Plan

We are requesting you to approve an amendment (the “Amendment”) to the Jo-Ann Stores, Inc. 2008 Incentive Compensation Plan (the “2008 Incentive Plan”). The only change being made to the 2008 Incentive Plan by the Amendment is to increase the number of shares available under the 2008 Incentive Plan by 1,300,000 shares, from 1,825,000 shares to 3,125,000 shares.

The purpose of the Amendment is to provide the company with sufficient shares for grants under the 2008 Incentive Plan. As of April 7, 2010, 660,943 shares remain available for grant under the 2008 Incentive Plan. In accordance with the 2008 Incentive Plan, we count any shares that are subject to awards of stock options or stock appreciation rights against the 2008 Incentive Plan’s share authorization as one share for every one share delivered under the award, and we count any shares that are subject to awards other than stock options or stock appreciation rights against the 2008 Incentive Plan’s share authorization as 1.57 shares for every one share delivered under those awards.

Our Compensation Committee, taking into account advice obtained from its independent compensation consultant, Towers Watson & Co., and management, has determined that the remaining available shares under the 2008 Incentive Plan may not be sufficient to make the equity awards it may wish to make prior to the company’s 2011 Annual Shareholder Meeting given the company’s historical use of equity awards and the historical volatility of the company’s share price. Therefore, the company at this time is seeking shareholder approval to increase the shares available under the 2008 Incentive Plan. At this time the Compensation Committee intends to only use the authorized shares to make annual grants to employees and grants in connection with the hiring of new employees and promotion of current employees at levels similar to grants made in recent years, and grants to non-employee Directors as discussed in the “Director Compensation” section of this proxy statement starting at page 66. Since many of our equity grants are structured to provide the grantee with the number of shares equivalent to a stated dollar value as of the grant date, the number of shares necessary to make the grants is dependent on our share price as of the grant date, and cannot be predicted in advance. Our Board believes that the requested share increase represents a reasonable level of potential equity dilution and will enable our company to provide competitive long-term incentive opportunities, maintain a competitive pay program to attract and retain senior executives, and appropriately align executives’ interests with those of our shareholders.

The company has been taking steps to reduce share usage, such as substituting a cash plan for share grants below the Vice President level. The company also has announced that it will make limited share buy-backs in order to mitigate shareholder dilution arising from equity grants under the 2008 Incentive Plan.

The 2008 Incentive Plan was approved by our Board of Directors on April 2, 2008, subject to shareholder approval, which occurred at the 2008 Annual Meeting of Shareholders on June 11, 2008. The 2008 Incentive Plan was amended by our Board on April 7, 2010, without shareholder approval being required, to modify the “Change in Control” triggers under the 2008 Incentive Plan with respect to grants made after the date of amendment. These changes make the triggers more restrictive in certain respects, as described below in the section titled “Change in Control”.

Our Board of Directors also approved the Amendment on April 7, 2010, subject to, and effective upon, approval by our shareholders. If the company’s shareholders do not approve the Amendment, it will not become effective but the 2008 Incentive Plan (with the originally authorized number of shares and with the more restrictive “Change in Control” triggers) will remain effective. A summary of the 2008 Incentive Plan is set forth below, and the complete text of the 2008 Incentive Plan, with the proposed Amendment indicated, is attached as Appendix A to this proxy statement.

“Burn Rate” Commitment

Our “burn rate” is calculated by dividing the number of our common shares subject to equity-based awards granted in a given year by the basic number of common shares outstanding at the end of such year. In calculating the number of shares granted in a given year, we count full value stock awards as equivalent to 2.0 option shares.

In order to facilitate approval of the Amendment and to address potential shareholder concerns regarding the number of equity-based awards that we may grant in a given year, we are making the following “burn rate” commitment. Subject to shareholder approval of the Amendment, we commit that our average annual “burn rate” with respect to our equity awards granted during our 2011, 2012 and 2013 fiscal years (fiscal 2011 being our current fiscal year, which began on January 31, 2010) will not exceed 3.10% of our shares outstanding, which represents the mean of our Global Industry Classification Standards Peer Group (2550 — Retailing) plus one standard deviation of such mean. This “burn rate” commitment will not apply to awards made under our Associate Stock Ownership Plan or awards that may be assumed by us in future acquisitions. Our “burn rate” may exceed 3.10% in any given year, provided our three-year average “burn rate” remains below the commitment level. For purposes of calculating the number of shares granted by us in a given year during the commitment period, full value stock awards will count as equivalent to 2.0 option shares. Performance shares will be reflected in the year earned rather than the year granted.

Plan Summary

General.  Under the 2008 Incentive Plan, awards include stock appreciation rights, stock awards, stock options, incentive compensation awards and other incentives.

Eligible Participants.  All non-employee Directors and full-time and part-time employees of ours and any of our majority-owned subsidiaries (other than temporary, seasonal and unionized employees) are eligible to receive awards. The eligible participants are selected by our Compensation Committee (the “Committee”), or any other committee designated by our Board of Directors or the Committee, in its discretion. Accordingly, approximately nine non-employee Directors and 20,840 employees currently are eligible for awards under the 2008 Incentive Plan.

Administration.  The Committee administers the 2008 Incentive Plan and has the authority to: (1) select the eligible Directors and employees who will receive awards; (2) determine the number and types of awards to be granted; (3) determine the terms, conditions, vesting periods and restrictions applicable to the awards; (4) establish performance goals (as defined in the section titled “Performance-Based Awards under Section 162(m) of the Internal Revenue Code”) for performance-based awards; (5) grant the awards; (6) adopt, alter and repeal rules governing the 2008 Incentive Plan; and (7) interpret the terms of the 2008 Incentive Plan and any outstanding awards.

The Committee acts with the approval of not less than a majority of its members. However, if any member of the Committee does not qualify as a “non-employee Director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that member is not deemed to be a member of the Committee for purposes of granting an award if the inclusion of that member on the Committee would subject the recipient of the award to the risk of short-swing profit recovery under Section 16(b) of the Exchange Act. Similarly, if any member of the Committee does not qualify as an “outside” Director within the meaning of Section 162(m) of the Internal Revenue Code, that member is not deemed to be a member of the Committee for purposes of qualified performance-based awards (awards intended to satisfy the requirements for “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code).

Delegation.  The Committee may delegate any of its authority to any other person or persons as long as such delegation does not (1) cause the 2008 Incentive Plan or any awards granted under the 2008 Incentive Plan to fail to qualify for the exemption provided by Rule 16b-3 under the Exchange Act, (2) result in a reduction in the amount of compensation associated with any qualified performance-based award that is deductible for federal income tax purposes under Section 162(m) of the Internal Revenue Code, or (3) apply to an award granted to a non-employee Director.

Number and Type of Shares Available under the 2008 Incentive Plan.  We may issue our common shares under the 2008 Incentive Plan. The closing price of our common shares on April 7, 2010 as reported on the New York Stock Exchange (“NYSE”) was $42.13 per share.

The maximum number of shares that we may issue or deliver under the 2008 Incentive Plan is currently 1,825,000. As of April 7, 2010, 660,943 shares remain available for grant under the 2008 Incentive Plan. We count any shares that are subject to awards of stock options or stock appreciation rights against this limit as one share for every one share delivered under the award. We count any shares that are subject to awards other than stock options or stock appreciation rights against this limit as 1.57 shares for every one share delivered under those awards. Shares issued or delivered under the 2008 Incentive Plan may consist of authorized and unissued shares, treasury shares or shares to be purchased by us, as determined by the Committee.

The number of shares subject to awards granted to any participant, and the amount of any incentive compensation award payable in cash to any participant, are subject to the following limitations:

(1) With respect to stock options, the number of shares subject to stock options granted to any participant in any fiscal year may not exceed 500,000.

(2) With respect to stock appreciation rights, the number of shares subject to stock appreciation rights granted to any participant in any fiscal year may not exceed 500,000.

(3) With respect to restricted stock awards that are qualified performance-based awards, the number of shares granted to any participant in any fiscal year may not exceed 200,000.

(4) With respect to stock awards other than stock options and restricted stock that are qualified performance-based awards, the number of shares granted to any participant in any fiscal year may not exceed, in the aggregate, 400,000.

(5) With respect to incentive compensation awards payable in cash that are qualified performance-based awards, the amount payable to any participant in any fiscal year may not exceed the lesser of $2,000,000 or 200% of annual base salary effective at the time the performance goals are established.

These amounts are maximum limitations prescribed by the terms of the 2008 Incentive Plan and do not necessarily reflect the anticipated number or value of any awards to be granted under the 2008 Incentive Plan.

Charging of Shares and Adjustments.  If any award or any prior award or grant made pursuant to our 1998 Incentive Compensation Plan that is outstanding and unexercised on the date of adoption of the 2008 Incentive Plan (“Prior Award”) terminates, expires, is cancelled or is forfeited, or any award or Prior Award is settled (or can be paid only) in cash, then the underlying shares, to the extent of any such forfeiture, cancellation, termination or cash settlement, will again be available for grant under the 2008 Incentive Plan and credited toward the 2008 Incentive Plan limit. We add any shares that again become available for grant as (1) one share if such shares were subject to an award or Prior Award of stock options or stock appreciation rights, and (2) 1.57 shares if such shares were subject to awards or Prior Awards other than stock options or stock appreciation rights. However, shares that are tendered to us by any participant, or withheld from any award or Prior Award by us as full or partial payment of the exercise or purchase price of any award or Prior Award or in payment of any applicable tax withholding, are not available for future grants under the 2008 Incentive Plan. With respect to a stock appreciation right, when such stock appreciation right is exercised and settled in shares, the number of shares subject to such stock appreciation right is counted against the shares available for issuance under the 2008 Incentive Plan on a share for share basis, regardless of the number of shares used to settle the stock appreciation right upon exercise. Any substitute awards granted by us in substitution for awards previously granted by an entity acquired by us do not reduce the number of shares available for awards under the 2008 Incentive Plan and do not count against the 2008 Incentive Plan limits.

Upon any dividend or other distribution, reorganization, merger, consolidation, combination, repurchase or exchange of shares or other securities or other change in our corporate structure affecting the shares, the Committee, in its sole discretion, may adjust the number and kind of shares that may be delivered under the 2008 Incentive Plan, the exercise price or purchase price per share and the number of shares covered by each outstanding award and the maximum share limits under the 2008 Incentive Plan.

In connection with any equity restructuring (such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend that causes the per-share value of the shares underlying outstanding awards to change), the Committee will make appropriate, non-discretionary adjustments to the number and type of securities subject to each outstanding award and their exercise or purchase price. The Committee also may make proportionate adjustments to reflect such equity restructuring with respect to the aggregate number and kind of shares that we may issue under the 2008 Incentive Plan.

We will not make any adjustment if the Committee determines that such adjustment could cause an award to fail to satisfy the conditions of an applicable exemption from the requirements of Section 409A of the Internal Revenue Code or otherwise could subject a participant to the additional tax imposed under Section 409A of the Internal Revenue Code in respect of an outstanding award.

Types of Awards.  The 2008 Incentive Plan provides for the grant of different types of awards, including the following:

(1) Stock Appreciation Right — A right to receive a payment, in cash or shares, equal to the excess of (a) the fair market value of a specified number of shares on the date the right is exercised over (b) the fair market value of the shares on the date the right is granted, all as determined by the Committee. The grant price of any stock appreciation rights granted to participants may not be less than the fair market value of the shares subject to the stock appreciation right at the date of grant. The right may be conditioned upon the occurrence of certain events, such as a change in control of the company, or may be unconditional, as determined by the Committee. No stock appreciation right may be exercisable more than seven years after the date of grant.

(2) Stock Award — An award that is made in shares, restricted stock, or stock equivalent units. Restricted stock consists of shares that are subject to restrictions or risk of forfeiture. Stock equivalent units are awards that are valued by reference to the fair market value of shares. Unless the Committee, in its sole discretion, provides for the pro rata lapse of restrictions in installments during the restricted period, each grant or sale of restricted stock to a participant (other than a non-employee Director) will provide that the shares covered by such grant or sale are subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Internal Revenue Code for a period of not less than three years to be determined by the Committee at the date of grant. Each grant or sale of stock awards (including restricted stock) that are subject to achievement of one or more performance goals will have a minimum performance period of at least one year to be determined by the Committee at the date of grant. Stock equivalent units may be payable in cash or in shares.

(3) Stock Option — A right to purchase a specified number of shares, during a specified period, and at a specified exercise price, all as determined by the Committee. The exercise price of any stock options may not be less than the fair market value of the shares subject to the stock option at the date of grant. No stock option may be exercisable more than seven years after the date of grant. Each grant of stock options to a participant (other than a non-employee Director) will specify the period of continuous service by the participant that is necessary for the stock options to become exercisable. However, a participant may not exercise stock options sooner than one-third per year over three years.

(4) Incentive Compensation Award — An award that, in the discretion of the Committee, is payable either in shares or in cash and is contingent upon the achievement of performance goals established by the Committee. Each grant will have a minimum performance period of at least one year to be determined by the Committee at the date of grant.

We may grant more than one award to the same participant. Awards may be granted singly or in combination or tandem with other awards. We may also grant substitute awards for grants and awards held by employees of an entity who become employees of ours or any of our subsidiaries as a result of an acquisition, merger or consolidation between us and such entity. Each grant of an award under the 2008 Incentive Plan is evidenced by a grant agreement, in a form specified by the Committee, which sets forth the terms and conditions of the grant. A grant agreement may be in an electronic medium, may be limited to notation on our books and records and, unless determined otherwise by the Committee, does not need to be signed by either our representative or a participant.

Performance-Based Awards under Section 162(m) of the Internal Revenue Code.  The Committee determines the period of time during which a participant may earn any award that is performance-based, but such performance period may not be less than one year. The Committee also establishes one or more performance objectives (“Performance Goals”) to be met as a condition to the payment of the award. The Committee may describe Performance Goals in terms of company-wide objectives or objectives that relate to the performance of a joint venture, subsidiary, business unit, division, department, business segment, region or function and/or that relate to the individual performance of a participant. The Performance Goals may be made relative to the performance of other companies or an index covering multiple companies. The Performance Goals may, in the discretion of the Committee, include a range of performance objectives (such as minimum, middle and maximum objectives), the achievement of which will entitle a participant to receive different amounts of compensation.

The Performance Goals applicable to any qualified performance-based award are based on specified levels of or growth in one or more of the following performance criteria: sales, same-store sales, earnings, earnings per share, return on equity, market price per share, revenue, operating income, earnings before or after interest and taxes, operating income before or after interest and taxes, net income, cash flow, debt to capital ratio, economic value added, return on total capital, return on invested capital, return on assets, total return to shareholders, earnings before or after interest, taxes, depreciation, amortization or extraordinary or special items, operating income before or after interest, taxes, depreciation, amortization or extraordinary or special items, return on investment, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, cash flow in excess of cost of capital, operating margin, profit margin and contribution margin. We may also establish the Performance Goals based on strategic business criteria consisting of one or more objectives based on meeting specified product development, strategic partnering, research and development, market penetration, geographic business expansion goals, cost targets, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology and goals relating to acquisitions or divestitures of subsidiaries, affiliates and joint ventures. These performance criteria may be measured before or after taxes, interest, depreciation, amortization, discontinued operations, effect of accounting changes, acquisition expenses, restructuring expenses, non-operating items or unusual charges, as determined by the Committee at the time the Performance Goals are established.

Deferral of Payment.  To the extent permitted by Section 409A of the Internal Revenue Code, the Committee may, in its discretion, permit participants to defer the payment of some or all of the shares or cash subject to their awards, as well as other compensation or fees, in accordance with procedures established by the Committee to assure that the recognition of taxable income is deferred under the Internal Revenue Code. Deferred amounts may, to the extent permitted by the Committee, be credited as cash or stock equivalent units and paid in cash or in shares. The Committee may also, in its discretion, establish rules and procedures for the crediting of interest on deferred cash and dividend equivalents on stock equivalent units. The Committee may also, in its discretion, provide for matching or other grants in connection with such deferrals.

Payment of Exercise Price.  Participants may pay the exercise price of a stock option or any other stock award in cash, by the transfer of shares, by the surrender of all or part of an award (including the award being exercised) or by combination of these methods, as and to the extent permitted by the Committee.

Change in Control.  Unless otherwise determined by the Committee, in the event of a change in control of the company combined with a qualifying termination of a participant during the two-year period commencing on the change in control, (1) all stock appreciation rights and stock options then held by the participant will become fully exercisable and will, to the extent not otherwise provided in the applicable grant agreements, remain exercisable in accordance with their terms but in no event for a period shorter than the lesser of (i) one year following the qualifying termination or (ii) the remaining term of such stock option or stock appreciation right (determined without regard to such termination of employment), (2) all restrictions and conditions applicable to restricted stock and other stock awards held by the participant will be deemed to have lapsed or been satisfied, and (3) all incentive compensation awards held by the participant will be deemed to have been fully earned at the incentive compensation award payout level. The incentive compensation award payout level is the greater of (1) a participant’s average incentive compensation award earned over three full performance periods ended before the qualifying termination or, if the participant was eligible to earn such a bonus for less than the last three full performance periods, for the performance periods during which the participant was eligible to earn such incentive compensation award immediately prior to the qualifying termination, or (2) a participant’s target incentive compensation award established for the year in which the qualifying termination occurs. If the participant was not eligible to earn such an incentive compensation award for any performance period ending on or before the qualifying termination, then the incentive compensation award payout level will be equal to the participant’s target incentive compensation award established for the year in which the qualifying termination occurs.

With respect to grants made prior to the amendment of the 2008 Incentive Plan by our Board on April 7, 2010, change in control is generally deemed to occur if (1) any person acquires 15% or more (but less than 50%) of our shares, (2) any person acquires 50% or more of our shares, (3) any person commences or publicly announces an intention to commence a tender offer or exchange offer to acquire 15% or more of our shares, (4) control of our Board of Directors is transferred during any 24-month period, (5) we are merged, consolidated or reorganized with or into another entity, in which our shareholders are to receive or retain less than 60% of the stock of the surviving or continuing corporation, all or substantially all of our assets are sold, or we are dissolved, or (6) a record date is established for determining shareholders entitled to vote on any transaction described in clause 5. The occurrence of an event described in clauses 2, 4 or 5 constitutes an irrevocable change in control. If an event described in clause 3 occurs, and the Board of Directors either approves such offer or takes no action with respect to such offer, then an irrevocable change in control occurs. On the other hand, if an event described in clauses 1 or 6 occurs, or if an event described in clause 3 occurs and the Board of Directors does not either approve such offer or take no action with respect to such offer, and a majority of those members of the Board of Directors who were Directors prior to such event determine, within the 90-day period beginning on the date such event occurs, that the event should not be treated as a change in control, then we will treat that event as not having occurred. If our Board of Directors does not make such determination, a change in control resulting from any of the events described in clauses 1, 3 and 6 will constitute an irrevocable change in control on the 91st day after the occurrence of the event.

With respect to grants made after the amendment of the 2008 Incentive Plan by our Board on April 7, 2010, a change in control is deemed to occur in the same circumstances described in the preceding paragraph, except that in clause (1) the threshold of 15% has been changed to 30% and clauses (3) and (6) no longer apply.

A qualifying termination occurs when either (1) we or one of our subsidiaries terminate the participant’s employment or service without cause or (2) the participant terminates his employment or service with us or one of our subsidiaries for good reason. Cause generally means (1) the participant’s willful and continued failure to perform his or her duties, (2) a conviction of fraud, embezzlement, theft or a felony, or (3) the participant’s willful engagement in gross negligence that is materially and demonstrably injurious to us. Good reason generally means (1) any material reduction in the participant’s compensation, (2) any material reduction in the participant’s duties, responsibilities or position, or (3) any material shift of the participant’s principal place of employment.

Amendment or Suspension of the 2008 Incentive Plan.  To the extent permitted by Section 409A of the Internal Revenue Code, our Board of Directors may amend, suspend or terminate the 2008 Incentive Plan at any time. However, our shareholders must approve any amendment that (1) materially increases the benefits accruing to participants under the 2008 Incentive Plan, (2) materially increases the number of securities that may be issued under the 2008 Incentive Plan, (3) materially modifies the requirements for participation in the 2008 Incentive Plan, or (4) must otherwise be approved by shareholders to comply with applicable law or NYSE rules.

Amendment of Outstanding Awards.  Any amendment of an outstanding award generally requires the participant’s consent.

No Re-Pricing.  The 2008 Incentive Plan prohibits the re-pricing of “underwater” stock options and stock appreciation rights without shareholder approval. Accordingly, neither our Board of Directors nor the Committee will, without further approval of our shareholders, authorize the amendment of any outstanding stock option or stock appreciation right to reduce the exercise or grant price. In addition, except for certain adjustments, we will not cancel or replace any stock option or stock appreciation right with awards having a lower exercise or grant price, for another award or for cash without further approval of our shareholders.

Effective Date; Termination.  The 2008 Incentive Plan became effective on June 11, 2008. The 2008 Incentive Plan will continue in effect for ten years, until June 11, 2018.

Certain Federal Income Tax Consequences

The 2008 Incentive Plan provides for many types of awards. A brief description of the federal income tax consequences of certain common types of awards follows. This description is based on federal income tax laws currently in effect and does not purport to be complete.

Stock Appreciation Rights.  There are no federal income tax consequences either to the participant or to us upon the grant of a stock appreciation right. The amount of any cash (or the fair market value of any shares) received by the participant upon the exercise of a stock appreciation right will be subject to ordinary income tax in the year of receipt, and we will be entitled to a deduction for that amount.

Stock Options.  There are no federal income tax consequences either to the recipient of the stock option or to us upon the grant of a stock option. On the exercise of a stock option, the excess of the fair market value of the shares on the date of exercise over the exercise price will generally be taxable to the participant as ordinary income and deductible by us, provided we properly file Internal Revenue Service Form W-2 or Form 1099 in respect of the exercise. The disposition of shares acquired upon the exercise of a stock option will generally result in a capital gain or loss for the participant, but will have no tax consequences for us.

Restricted Stock.  A participant who has been awarded restricted stock and does not make an election under Section 83(b) of the Internal Revenue Code will not recognize taxable income at the time of the award. When any transfer or forfeiture restrictions applicable to the restricted stock lapse, the participant will recognize ordinary income, and we will be entitled to a corresponding deduction, equal to the excess of the fair market value of the shares when the restrictions lapse over any amount paid by the participant for the restricted stock. Any dividends paid to the participant on the restricted stock at or before the lapse of the restrictions will be ordinary compensation income to the participant and deductible as such by us.

A participant who has been awarded restricted stock and makes an election under Section 83(b) of the Internal Revenue Code will recognize ordinary income at the time of the award, and we will be entitled to a corresponding deduction, equal to the fair market value of the shares at the time of grant over any amount paid by the participant for the restricted stock. Any dividends subsequently paid to the participant on the restricted stock will be dividend income to the participant and not deductible by us. There are no federal income tax consequences either to the participant or to us at the time any transfer or forfeiture restrictions applicable to the restricted stock lapse.

Awards Granted Under the 2008 Incentive Plan

Since the 2008 Incentive Plan became effective, we have issued equity-based awards with respect to an aggregate of 1,180,209 common shares/units. The aggregate number includes fiscal 2011 performance shares assumed to be earned at target. This includes 853,547 restricted common shares/units and options to purchase 326,662 of our common shares. 505,543 restricted common shares and options to purchase 168,254 of our common shares have been granted to our executive officers, and 103,431 restricted common units have been granted to our non-employee Directors. Information about the grants that we have made to our executive officers during fiscal 2010 can be found in the “Executive Compensation” section of this proxy statement, and information about the equity-based grants that we have made to our non-employee Directors during fiscal 2010 can be found in the “Director Compensation” section of this proxy statement. During fiscal 2010 we made an early long-term incentive grant of 315,458 restricted shares to our Chief Executive Officer in connection with a new employment agreement intended to retain his services to guide our company during a difficult economic period; this grant was in lieu of long-term incentive grants which were likely to have been made during fiscal 2011 and 2012. The numbers discussed in this paragraph do not take into account the charging of “full value awards” (e.g., awards other than stock options or stock appreciation rights) as 1.57 shares for every one share delivered under those awards or the additional shares that have become available for grant under the 2008 Incentive Plan due to forfeitures of prior awards.

Vote Required.  Approval of the Amendment will require the affirmative vote of the holders of a majority of our outstanding common shares represented in person or by proxy at the meeting.

Our Board of Directors recommends that you vote FOR approval of the Amendment to the 2008 Incentive Plan.

Proposal 4 — Amendment of the Company’s Code of Regulations to Authorize the Board of Directors to Amend the Company’s Code of Regulations as Permitted by the Ohio General Corporation Law

The following proposal is presented for shareholder approval by direction of the Board of Directors:

RESOLVED, That Article X of the company’s Code of Regulations (the “Regulations”) be amended to authorize the Board of Directors to amend the company’s Regulations as permitted by the Ohio General Corporation Law. The full text of revised Article X is set forth below, marked to show changes from the current provision contained in the Regulations (new language underlined; deleted language crossed-out):

ARTICLE X

AMENDMENTS

These Regulations may be amended, or new Regulations may be adopted, by the shareholders at a meeting held for that purpose by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power on that proposal, or without a meeting by the written consent of the holders of shares entitling them to exercise two-thirds of the voting power on that proposal, or by the Board of Directors (to the extent permitted by the Ohio General Corporation Law), except that, any amendment of the first sentence of Section 2, ARTICLE I, any amendment of Section 8, ARTICLE I, any amendment of the first sentence of Section 1, ARTICLE II, any amendment of Section 3, ARTICLE II, and any amendment of this ARTICLE X (i) will require the affirmative vote of the holders of shares entitling them to exercise two-thirds of the voting power on that proposal, or without a meeting by the written consent of the holders of shares entitling them to exercise two-thirds of the voting power on that proposal, unless the Board of Directors, by the vote of a majority of the Directors then in office, approves the amendment, and (ii) notwithstanding anything herein to the contrary, may not be amended by the Board of Directors. ~~If the Regulations are amended or new Regulations are adopted without a meeting of the shareholders, the Secretary of the company shall mail a copy of the amendment or the new Regulations to each shareholder who would have been entitled to vote thereon but did not participate in the adoption thereof.~~

The Board of Directors recommends a vote FOR this resolution for the following reasons:

If the proposed amendment is adopted, the Board would be able to address without shareholder approval certain ministerial and administrative provisions in the Regulations. The Board would not be able to amend the first sentence of Section 2, Article I; Section 8, Article I; the first sentence of Section 1, Article II; Section 3, Article II; and Article X, amendment of which requires the approval of the holders of two-thirds of the company’s voting power (or approval by a majority shareholder vote following approval by the Board), or to amend the Regulations in a manner that would adversely affect the fundamental rights of the company’s shareholders. Other Ohio corporations have made this change to allow their regulations to be updated by their Board from time to time without shareholder approval.

Historically, Ohio law did not permit the Board to amend the Regulations. In October 2006, the Ohio General Corporation Law was changed to allow Directors to amend the Regulations without shareholder approval, within certain statutory limitations. The statute prohibits the Board from amending the Regulations in various areas that impact fundamental shareholder rights, such as amending the Regulations to do any of the following: (1) change or eliminate any provision of the Regulations that defines, limits or regulates the exercise of the authority of the shareholders; (2) establish or change the percentage of shares that must be held by shareholders in order to call a shareholders meeting or change the time period required for notice of a shareholders meeting; (3) establish or change the quorum requirements at shareholder meetings; (4) prohibit the shareholders or Directors from taking action by written consent without a meeting; (5) change Directors’ terms of office or provide for the classification of Directors; (6) increase the vote of shareholders required to remove Directors; or (7) change the quorum or voting requirements at Directors meetings. In addition, the Board may not delegate the authority to amend the Regulations to a Board committee.

This proposal does not seek to change in any way these limitations placed on the Board under the Ohio General Corporation Law with respect to amendments to the Regulations, and would only allow the Board to amend the Regulations to the extent permitted by the Ohio General Corporation Law. This proposal also prohibits the Board from amending any provisions of the Regulations that require the approval of the holders of two-thirds of the company’s voting power. Under Ohio law, the shareholders can always override amendments made by the Board, and the Regulations may never divest the shareholders of the power to adopt, amend or repeal the Regulations.

The 2006 amendments brought Ohio law into line with the law of most other states. Allowing the Board to make future amendments to the Regulations will bring the company in line with most other companies.

The proposal also amends Article X of the Regulations to eliminate the requirement that the company mail a copy of any amended or new regulations that are adopted without a meeting of the shareholders to each non-participating shareholder. This requirement is contained in the Ohio General Corporation Law, which allows the company to satisfy this requirement by filing a copy of the amended or new regulations as part of an SEC filing within 20 days of the adoption of such amendments or new regulations.

Vote Required.  Adoption of the proposed amendment to the Regulations requires the affirmative vote of a majority of our issued and outstanding shares.

For the reasons set forth above, our Board of Directors recommends a vote FOR this resolution.

CORPORATE GOVERNANCE AND BOARD MATTERS

Governance Developments

We are committed to implementing and upholding high standards of responsible corporate governance. Our Board, and in particular our Corporate Governance Committee, regularly monitors developments in the area of corporate governance and on a regular basis discusses the desirability of making changes to our corporate governance structure.

Board of Directors

The primary responsibility of the Board of Directors is to foster our long-term success, consistent with its fiduciary duty to the shareholders. The Board has responsibility for establishing broad corporate policies, setting strategic direction, and overseeing management, which is responsible for our day-to-day operations. In fulfilling this role, each Director must exercise his or her good faith business judgment in the best interests of our company.

The Board’s current practice is to hold four regularly scheduled meetings a year. These meetings are usually held in March, June, August and November. The organizational meeting follows immediately after the Annual Meeting of Shareholders in June. Our Board reviews strategic issues at Board meetings throughout the year. In addition, the Board conducts a comprehensive review of our strategic plan each year with participation from senior management. During fiscal 2010, the Board held four regular meetings and one telephonic meeting. Directors are expected to attend Board meetings, the Annual Meeting of Shareholders and meetings of the Committees on which they serve, with the understanding that a Director may occasionally be unable to attend a meeting. During fiscal 2010, all of our Directors attended 75% or more of the meetings of the Board, and of the meetings of the Committees on which they served. All of our Directors attended the Annual Meeting of Shareholders held in June 2009.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines, which are posted on the “Corporate Governance” page of the Investor Relations section of our website at www.joann.com. Pursuant to these guidelines, the non-employee Directors meet in Executive Session at each in-person Board meeting, and the independent non-employee Directors meet in Executive Session at least once per year (though the Board’s practice is to include an Executive Session of the independent Directors at each in-person Board meeting and in fiscal 2010 this practice was followed).

Board Leadership Structure

Our Chief Executive Officer also serves as the Chair of our Board, and one of our independent Directors serves as the Lead Director. Our independent Directors believe that this structure is appropriate for our company at this time because it allows one person to speak for and lead our company and the Board, while also providing for effective oversight by an independent Board facilitated by the leadership of an independent Lead Director. Our independent Directors also believe that their oversight of our company is enhanced by the ability of a combined CEO and Chair to focus their attention on the issues of greatest importance to the company and its shareholders.

Our Board does not have a policy with respect to the separation of the offices of Chairperson and Chief Executive Officer. Historically our non-employee Directors have believed that this issue is part of the succession planning process and that it is in the best interests of the company for the non-employee Directors to make a determination at the time they elect a new Chief Executive Officer, with the non-employee Directors empowered to revisit this issue at any time. When Darrell Webb was hired to be our Chief Executive Officer in 2006, the non-employee Directors considered the needs of the company, the company’s overall corporate governance structure, and Mr. Webb’s capabilities, and concluded that it was in the best interests of the company also to elect Mr. Webb to be the Chairperson of the Board. The non-employee Directors have not changed their view on this issue, in part due to the success that the company has achieved, and the significant shareholder value created, under Mr. Webb’s leadership.

The Board believes that the Board leadership structure should be re-evaluated on a regular basis. The Board therefore has instituted annual reviews of its leadership structure.

Our Directors believe that the company’s overall corporate governance structure provides the benefits sometimes attributed to a separation of the Chairperson and Chief Executive Officer roles, while providing the company with the benefit of being able to speak with a single voice, clear lines of accountability and responsibility, and having Board meetings chaired by the person best able to focus the discussion on the key issues facing our company. Our current Board leadership structure provides strong independent oversight of management and the company’s strategy. Specifically:

•	Strong Lead Director: The non-employee Directors have selected one of our independent Directors to serve as Lead Director, and empowered the Lead Director to play a significant role in the oversight of the company, including the authority to call meetings of our independent and/or non-employee Directors. Our Board views our Lead Director as playing a role much like the role of the Chairperson at a company which has separated the Chairperson and Chief Executive Officer roles. The role of our Lead Director is discussed in the next section below.

•	High Percentage of Independent Directors: Seven of our ten Directors satisfy the SEC and NYSE independence standards and have been determined independent by our Corporate Governance Committee. The only company employee serving as a Director is our CEO, Mr. Webb. All Directors serving on our Board committees are independent.

•	Regular Meetings of Independent and Non-Employee Directors: At each of our regularly scheduled Board meetings, the independent and non-employee Directors meet without the Chief Executive Officer or any other member of management present. The Lead Director communicates to the Chief Executive Officer the outcome of such discussions as appropriate, and any other messages the independent and non-employee Directors wish to have delivered. Moreover, every Board Committee meeting includes an Executive Session at which only the Committee members (all of whom are independent Directors) are present.

•	Independent Director Control of Board and Committee Agendas and Meeting Materials: The agenda for our Board meetings is finalized by our Lead Director, based on input from our Chief Executive Officer. The agenda for Board committee meetings is established by the committee chairs, all of whom are independent Directors, based on input from company management. The Lead Director and committee chairs also provide company management with instructions as to the meeting materials that will be provided to the Board and committees. Moreover, any Director may request an item be added to the agenda for a Board or committee meeting.

•	Chief Executive Officer Performance Reviews: Our Lead Director and the Chair of our Compensation Committee provide our Chief Executive Officer with an annual performance evaluation, after obtaining input from all of our non-employee Directors.

•	Regular Communication Between Chief Executive Officer and Lead Director: There is regular communication between our Chief Executive Officer and Lead Director. Our Chief Executive Officer discusses with our Lead Director any significant matter not included in our Board-approved strategic and operating plans.

•	Board Direct Access to Company Employees: Our Corporate Governance Guidelines provide that “Directors have full and free access to officers and employees of the company” and that Directors may contact officers and employees directly (without going through the Chief Executive Officer or any other officer).

In light of this overall corporate governance structure, our independent Directors believe that at this time a Board leadership structure which combines the Chairperson and Chief Executive Officer roles is appropriate for our company.

Lead Director

The non-employee Directors annually select from amongst themselves a Lead Director, based upon a recommendation by the Corporate Governance Committee. The role of the Lead Director is to:

•	Preside at all meetings of the Board at which the Chairman is not present, including all Executive Sessions of the independent or non-employee Directors

•	Serve as liaison between the Chairman and the non-employee Directors

•	Provide the Chairman with feedback from Executive Sessions

•	Approve agendas and schedules for Board meetings in consultation with the Chairman, to ensure that agendas include all items of interest to the non-employee Directors and that there is sufficient time for discussion of all agenda items

•	Determine the information to be sent to the Board, in consultation with the Chairman

•	Participate, with the Chair of the Compensation Committee, in delivering the Chairman’s performance evaluation to the Chairman

•	Be available for consultation and direct communication upon request by a major shareholder

•	Perform other responsibilities assigned by the Board

The Lead Director has the authority to call meetings of the independent and/or non-employee Directors.

The designation of a Lead Director is not intended to inhibit communication among the Directors or between any of them and the Chairman. Accordingly, other Directors are encouraged to communicate freely among themselves and directly with the Chairman. Additionally, any Director can ask for an item to be added to the agenda for any Board or Committee meeting.

Scott Cowen has served as Lead Director since August 2007, and the non-employee Directors presently intend to elect Dr. Cowen to serve as Lead Director for an additional one-year term commencing immediately after our 2010 Annual Meeting.

Board Independence

Under our Corporate Governance Guidelines, a majority of our Board must be “independent,” as such term is defined under the NYSE Listing Standards. No Director qualifies as “independent” unless our Board of Directors affirmatively determines that the Director has no material relationship with us. In order to make this determination, the Board considers all relevant facts and circumstances surrounding the Director’s relationship with us and our management. The Board of Directors recognizes that material relationships can include, without limitation, commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, and will consider these in its determinations.

The Board has adopted Standards for Determining Director Independence (“Standards”) to aid it in determining whether a Director is independent. These Standards are in compliance with the director independence requirements of the NYSE Listing Standards and incorporate independence standards contained in the Exchange Act and the Internal Revenue Code. The Standards are available on the “Corporate Governance” page of the Investor Relations section of our website at www.joann.com.

After considering all relevant facts and circumstances, including each Director’s commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, including those relationships described under “Certain Relationships and Related Transactions” below, the Board affirmatively has determined that each Director and each director nominee is “independent,” as such term is defined under our Standards, with the exception of Darrell Webb, who serves as our Chairman and Chief Executive Officer, Alan Rosskamm, who served as our Chairman, President and Chief Executive Officer until July 24, 2006, and Ira Gumberg, who is President and Chief Executive Officer of J.J. Gumberg Co., a real estate development and investment company, which manages approximately 20 shopping centers, five of which contain our stores.

Mr. Gumberg, and in some cases also immediate family members, have ownership interests in all five shopping centers. Immediate family members of Mr. Gumberg manage and have ownership interests in three additional shopping centers which contain our stores. See page 30 of this proxy statement for further information regarding the relationships between us and the entities with which Mr. Gumberg and/or his immediate family members are associated.

In reaching its conclusion that the remaining Directors and director nominees are “independent,” the Board considered the following:

•	Ms. Raff serves as the Chair and CEO of Helzberg Diamond Shops, Inc., a wholly-owned subsidiary of Berkshire Hathaway Inc. (“BH”). Albecca Inc. (doing business as Larson-Juhl), another wholly-owned subsidiary of BH, is a supplier to our company. Ms. Raff has no involvement with Albecca, and her compensation is not influenced by Albecca’s performance. Our company’s purchases from Albecca amount to less than one percent of our annual revenues and less than 1/10 of one percent of BH’s annual revenues.

•	Purchases in the ordinary course of business by us from companies with which we share Directors. In all cases such purchases represented 0.2% or less of our revenues and the revenues of the other company and therefore such purchases would not impair a Director’s independence. The companies considered in this review were Alliant Energy Corporation (Mr. Perdue is a Director); three companies for which Dr. Cowen is a Director (American Greetings Corporation, Forest City Enterprises, Inc. and Newell Rubbermaid Inc.), and OfficeMax, Inc. (Mr. DePinto is a Director).

•	Ms. Travis is an executive officer of Polo Ralph Lauren Corporation. Our company plans to begin selling Ralph Lauren licensed fabric sourced from a third party in fiscal 2011. Our purchases will result in the third party paying royalties to Polo Ralph Lauren Corporation. We estimate that these purchases will amount to a small fraction of one percent of our annual revenues, and that the royalties paid to Polo Ralph Lauren Corporation likewise will amount to a small fraction of one percent of its annual revenue.

Communications with the Board

Shareholders and other interested parties who wish to communicate with the Board may do so by writing to the Board of Directors in care of the Secretary of Jo-Ann Stores, Inc., 5555 Darrow Road, Hudson, OH 44236. The Secretary will act as agent for the non-employee Directors in processing any communications received. All communications that relate to matters that are within the scope of the responsibilities of the Board and its Committees are forwarded to the Lead Director. Communications that relate to matters that are within the responsibility of one of the Board Committees are forwarded to the Chairperson of the appropriate Committee. Communications that relate to ordinary business matters that are not within the scope of the Board’s responsibilities, such as customer complaints, are sent to the appropriate company executive. Solicitations, junk mail and obviously frivolous or inappropriate communications are not forwarded, but will be made available to any Director who wishes to review them.

Code of Business Conduct and Ethics

In accordance with applicable NYSE Listing Standards and Securities and Exchange Commission (“SEC”) regulations, the Board has adopted the Jo-Ann Stores, Inc. Code of Business Conduct and Ethics, which serves as the Code of Ethics for the Directors, officers (including the chief executive officer, chief financial officer, chief accounting officer, controller and any person performing similar functions) and employees of our company and all of its subsidiaries. The Code is available on the “Corporate Governance” page of the Investor Relations section of our website at www.joann.com.

Committees of the Board

The Board has established three permanent Committees of the Board to assist it with the performance of its responsibilities. These Committees and their members are listed below. The Board designates the members of these Committees and the Committee Chairs annually at its organizational meeting following the Annual Meeting of Shareholders, based on the recommendations of the Corporate Governance Committee. The Board has adopted written charters for each of these Committees, which are available on the “Corporate Governance” page of the Investor Relations section of our website at www.joann.com. The Chair of each Committee works with the Chairman and Lead Director to determine the frequency, length and agendas of Committee meetings.

The Audit Committee, which met seven times during fiscal 2010, is responsible for appointing the independent registered public accountants for the fiscal year, reviewing with the independent registered public accountants the results of the audit engagement and the scope and thoroughness of their examination, reviewing the independence of the independent registered public accountants, reviewing our SEC filings, reviewing the effectiveness of our company’s systems of internal accounting controls, overseeing the performance of the company’s internal audit function, overseeing the company’s compliance with legal and regulatory requirements, overseeing our enterprise risk assessment and management program and approving all auditing and non-auditing fees and services performed by our independent registered public accountants or other auditing or accounting firms. The Board of Directors has adopted a written charter for the Audit Committee, which is available on the “Corporate Governance” page of the Investor Relations section of our website at www.joann.com. The Board has determined that all members of the Audit Committee meet the independence requirements as provided in our Standards, which comply with the listing standards of the NYSE and Rule 10A-3 of the Exchange Act. The formal report of the Audit Committee with respect to the fiscal year ended January 30, 2010 begins at page 70 of this proxy statement. The Committee currently consists of Tracey Travis (Chairperson), Scott Cowen, Frank Newman and David Perdue.

The Board has determined that all members of the Audit Committee are financially literate, as required by the NYSE, and that at least one of the committee members, Ms. Travis, is an “audit committee financial expert,” as that term is defined in the SEC regulations.

Any employee or other person who wishes to contact the Audit Committee to report fiscal improprieties or complaints about internal accounting matters or other accounting or auditing issues can do so by writing to the Committee in care of the Secretary of Jo-Ann Stores, Inc., 5555 Darrow Road, Hudson, OH 44236. Such reports may be made anonymously.

The Compensation Committee consists entirely of non-employee Directors, all of whom the Board has determined are independent within the meaning of our Standards, which comply with the listing standards of the NYSE. In addition, each member qualifies as a “non-employee Director” under Rule 16b-3 of the Exchange Act and an “outside Director” under Section 162(m) of the Internal Revenue Code. The Compensation Committee members are not, and have never been, officers or employees of our company, and there is not, nor was there during fiscal 2010, any compensation committee interlock (in other words, no executive of our company serves as a Director or on the compensation committee of a company that has one or more executives serving on our Board of Directors or our Compensation Committee).

The Compensation Committee met five times during fiscal 2010. The Committee’s responsibilities are set forth in the Compensation Committee Charter and include setting goals for and evaluating the performance of our CEO and Chief Operating Officer; setting the compensation for Directors, executive officers and each senior management team member; approving Director and officer compensation plans, policies and programs; approving Director and employee equity grants; overseeing the preparation of, and reviewing, our annual Compensation Discussion & Analysis and recommending to include it in our proxy statement; and producing an annual committee report for inclusion in the proxy statement. The Committee also participates in the oversight of risks associated with our compensation practices. The Committee has the sole authority to retain executive compensation consultants on behalf of the company. For a description of the Compensation Committee’s processes and procedures for the consideration and determination of executive and Director compensation, see the Compensation Discussion and Analysis beginning at page 30, and the Director Compensation section of this proxy statement beginning at page 66. The formal report of the Compensation Committee appears at page 69 of this proxy statement. The Committee currently consists of Beryl Raff (Chairperson), Scott Cowen, Joseph DePinto, Patricia Morrison and Frank Newman.

The Corporate Governance Committee consists entirely of non-employee Directors, all of whom the Board has determined to be independent within the meaning of our Standards, which comply with the listing standards of the NYSE.

The Corporate Governance Committee met four times during fiscal 2010. The Committee’s responsibilities are set forth in the Corporate Governance Committee Charter and include advising and making recommendations to the Board of Directors on issues of corporate governance, including matters relating to Board performance, management succession planning, director independence, Board leadership structure, Board Committee structure and composition, and our Corporate Governance Guidelines. The Corporate Governance Committee assists the Board in recruiting highly qualified Directors by interviewing and recommending to the Board of Directors, for nomination on behalf of the Board, suitable persons for election as Directors when a vacancy exists on the Board. The Corporate Governance Committee and the Board of Directors also will consider individuals properly recommended by our shareholders. Such recommendations should be submitted in writing to the Chairman of the Board, who will submit them to the Committee and the entire Board for consideration. A recommendation must be accompanied by the consent of the individual nominated to be elected and to serve. The Committee currently consists of Patricia Morrison (Chairperson), Joseph DePinto, David Perdue, Beryl Raff and Tracey Travis.

Board Oversight of Risk

Our management devotes significant attention to enterprise risk management, and our Board is actively engaged in the oversight of this activity, both at the full Board and at the Board committee level. Our Board leadership structure supports such oversight by combining the Chief Executive Officer position (the person with primary corporate responsibility for enterprise risk management) with the Chairperson position, while providing for empowered independent Directors under the leadership of a strong Lead Director (as discussed above under the title “Board Leadership Structure” starting at page 15).

Our company’s enterprise risk management program is an integrated effort to identify, access and manage risks that may affect our company’s ability to achieve its strategic and operating objectives. All of our Management Committee members, and other managers, provide their insights and data, and this information is integrated by our Vice President, Internal Audit and General Counsel, and reviewed by our Executive Committee on a quarterly basis. The results of this process are reviewed by our Board and Board Committees, and integrated into our planning processes, as described in the following paragraphs.

We believe that enterprise risk management is an integral part of the strategic and operating planning processes. Therefore, management focuses on the key risks identified by our enterprise risk management program during the strategic and operating planning processes. Management endeavors to develop strategic and operating plans which achieve our business goals within acceptable risk levels. Our Board oversees the strategic and operating planning processes and approves our strategic and operating plans each year. In addition, significant enterprise risk issues are reviewed by the Board, either at the request of one of the Board’s committees or of one or more Directors, or at management’s initiative. Our Chief Executive Officer and our other executive officers actively participate in these discussions. In this manner, our Board is exposed to management’s risk assessment and mitigation activities, actively discusses risk issues with management, provides management with input on risk issues, and oversees the risks the company chooses to take in order to achieve its strategic and operating objectives and the company’s management of those risks.

Our Audit Committee also conducts a review of enterprise risk issues on a quarterly basis. In connection with the Audit Committee process, management identifies the key risk events that could prevent the company from achieving its top business objectives, as set forth in the company’s strategic and operating plans. Management also assesses the likelihood of each risk event occurring and the potential impact if the event in fact occurs. Management also determines the company’s risk tolerance with respect to each risk event, controls to be put in place to mitigate risks, and the response to be taken if the risk rises above the predetermined risk tolerance. Management’s analysis is updated on a quarterly basis in preparation for each Audit Committee review.

The Audit Committee, at its quarterly meetings, reviews management’s assessment of the risk events, with a focus on risks for which management believes the risk level has changed, and on newly identified risks. Our internal audit department also audits our enterprise risk management activities, and the audit results are discussed at the quarterly Audit Committee reviews. The materials provided to the Audit Committee in connection with the quarterly reviews are provided to our full Board, and the Audit Committee chair includes a discussion of the committee’s enterprise risk management oversight in her reports on the Audit Committee meetings to the full Board. Regular attendees at the Audit Committee enterprise risk reviews are our Chief Executive Officer, President/Chief Operating Officer, Chief Financial Officer, General Counsel and Vice President of Internal Audit. Other company employees attend if the Committee will be focusing on a risk issue for which that employee has key responsibility.

Our Directors are authorized to contact company officers and employees directly, without going through our Chief Executive Officer or another officer, and company employees are empowered to bring concerns to our Board.

Our Board and management also recognize that compensation programs can contribute to excessive risk taking. Our Board’s oversight activities with respect to this risk are discussed below at page 64, under the title “Compensation Risk Monitoring.”

ELECTION OF DIRECTORS

Process for Nominating Directors

The Corporate Governance Committee is responsible for identifying and evaluating director nominees and for recommending to the Board a slate of nominees for election at the Annual Meeting of Shareholders. In evaluating the suitability of individuals for Board membership, the Committee applies the Board Competencies, discussed immediately below.

Board Competencies

The Committee has established minimum qualification standards for nominees and also has identified certain desirable qualities and skills.

The minimum qualification standards are as follows:

•	Each candidate shall be prepared to represent the long-term interests of all of our company’s shareholders and not just one particular constituency.

•	Each candidate shall be an individual who has demonstrated integrity and ethics in his/her personal and professional life and has established a record of professional accomplishment in his/her chosen field.

•	Each candidate must have an inquisitive and objective perspective, practical wisdom and mature judgment.

•	No candidate, or immediate family member (as defined in NYSE rules), or affiliate or associate of a candidate, shall have any material personal, financial or professional interest in any present or potential competitor of our company.

•	Each candidate shall be prepared to participate fully in Board activities, including attendance at, and active participation in, meetings of the Board and the committees of which he or she is a member, and shall be responsible for management of other personal or professional commitments so as not to interfere with or materially limit his or her ability to meet such Board and committee obligations.

The additional desirable qualities and skills are as follows:

•	Each candidate should contribute to the Board’s overall diversity — diversity being broadly construed to mean a variety of skills, perspectives, personal and professional experiences and backgrounds, such as gender, race and ethnicity differences.

•	Each candidate should contribute positively to the chemistry and culture among Board members.

•	Each candidate should possess professional and personal experiences and expertise relevant to our company’s purpose, mission and strategy.

The Committee will apply the minimum criteria and will take into account desirable qualities and skills and all other factors that would help in the evaluation of a candidate’s suitability for Board membership. The Board Competencies are available on the “Corporate Governance” page of the Investor Relations section of our website at www.joann.com.

Board Diversity

Our Board does not have a diversity policy. However, Board diversity, in its broadest sense, is considered by our Board to be desirable. Our Board Competencies, discussed in the prior section, list diversity as one of several “desirable qualities and skills” that our Corporate Governance Committee will take into account when it evaluates a candidate’s suitability for Board membership. The Board Competencies state as a desirable quality, but not as a minimum qualification standard, that: “Each candidate should contribute to the Board’s overall diversity — diversity being broadly construed to mean a variety of skills, perspectives, personal and professional experiences and backgrounds, such as gender, race and ethnicity differences.” Our Board is satisfied that the backgrounds and qualifications of our Directors, considered as a group, provide a mix of experience, knowledge and abilities that allows our Board to fulfill its responsibilities, but is committed to continuing to consider diversity issues in evaluating the composition of our Board.

Selection Process for New Board Candidates

Internal Process for Identifying Candidates.  The Corporate Governance Committee has two primary methods for identifying candidates (other than those proposed by our shareholders, as discussed below). First, the Corporate Governance Committee solicits ideas for possible candidates from a number of sources — members of the Board; senior level company executives; individuals personally known to the members of the Board; and research, including database and other searches. Second, the Committee may from time to time use its authority under its charter to retain, at our expense, one or more search firms to identify candidates (and to approve such firms’ fees and other retention terms). If the Corporate Governance Committee retains one or more search firms, they may be asked to identify possible candidates who meet the minimum and desired qualifications, to interview and screen such candidates (including conducting appropriate background and reference checks), to act as a liaison among the Board, the Corporate Governance Committee and each candidate during the screening and evaluation process and thereafter to be available for consultation as needed by the Corporate Governance Committee.

General Nomination Right of All Shareholders.  Any of our shareholders may nominate one or more persons for election as a Director of our company at an annual meeting of shareholders if the shareholder complies with the provisions contained in our Code of Regulations. We have an advance notice provision. In order for the director nomination to be timely, a shareholder’s notice to our Secretary must be delivered to our principal executive offices not later than the close of business on the ninetieth calendar day, and not earlier than the opening of business on the one hundred twentieth calendar day, prior to the meeting; except that, if the first public announcement of the date of the meeting is not made at least one hundred days prior to the date of the meeting, notice by the shareholder will be timely if it is delivered or received not later than the close of business on the tenth calendar day after the first public announcement of the date of the meeting and not earlier than the opening of business on the one hundred twentieth calendar day prior to the meeting. A shareholder’s notice must set forth, as to each candidate, all of the information about the candidate required to be disclosed in a proxy statement complying with the rules of the SEC used in connection with the solicitation of proxies for the election of the candidate as a Director.

Evaluation of Candidates

The Corporate Governance Committee will consider all candidates identified through the processes described above, and will evaluate each of them, including incumbents, based on the same criteria.

If, based on the Committee’s initial evaluation, a candidate continues to be of interest to the Committee, the Chair of the Corporate Governance Committee will interview the candidate and communicate the Chair’s evaluation to the other Corporate Governance Committee members, the Chairman of the Board and the Lead Director. Later reviews will be conducted by other members of the Corporate Governance Committee. Ultimately, background and reference checks will be conducted and the Corporate Governance Committee will meet to finalize its list of recommended candidates for the Board’s consideration.

Timing of the Identification and Evaluation Process

Our fiscal year ends each year on the Saturday closest to January 31. The Corporate Governance Committee usually meets in March or early April to consider, among other things, candidates to be recommended to the Board for inclusion in our recommended slate of director nominees for the next annual meeting. The Board usually meets shortly thereafter to vote on, among other things, the slate of director nominees to be submitted to and recommended for election by shareholders at the annual meeting, which is typically held in June of that year.

Nominees

Each of the nominees for Director was an incumbent Director whose term of office was concluding and was considered as a candidate for continued Board membership. Each of our incumbent Directors is evaluated on a regular basis by each of the other members of the Board on his or her performance as a Board and committee member, specifically considering his or her attendance, preparation, leadership, ethics, engagement, qualities and skills. Such reviews have been conducted with respect to all of the nominees within the past two years. The Corporate Governance Committee reviewed the nominees’ performance evaluations. The Corporate Governance Committee determined that each candidate met the established Board Competencies and all requirements for service as a Director and, based on the evaluations and other relevant considerations, recommended each nominee for continued membership on the Board. Further information regarding the qualifications of the nominees is set forth under the heading “Director Qualifications,” starting at page 25.

The following table sets forth certain information regarding the nominees for election as members of the Board of Directors.

	Principal Occupation for Past Five Years,	Director
Name	Other Directorships during Past Five Years and Age	Since

	Director Nominees For Election At Annual Meeting
Scott Cowen(1)(3)	President of Tulane University and the Seymour S Goodman Professor of Management for more than five years. Dr. Cowen is also a Director of American Greetings Corporation, Forest City Enterprises, Inc. and Newell Rubbermaid Inc. Age 63.	1987
Joseph DePinto(2)(3)	President and Chief Executive Officer of 7-Eleven, Inc., the world’s largest convenience retailer, since 2005. During 2005 he served as President of GameStop, Inc., the leading videogame and entertainment software retailer. From 2002 to 2005 Mr. DePinto was an executive with 7-Eleven, serving as Vice President, Operations from 2003 to 2005, and as Division Vice President from 2002 to 2003. Mr. DePinto currently serves on the Boards of 7-Eleven, Inc. (which is owned by 7&i Holdings, a publicly traded Japanese company) and OfficeMax, Inc. Age 47.	2008
Ira Gumberg	President and Chief Executive Officer of J.J. Gumberg Co., a real estate development and investment company, for more than five years. J.J. Gumberg Co. is a nationally ranked real estate investment and development company that manages approximately 20 shopping centers. Mr. Gumberg served as a Director of Mellon Financial Corporation from 1989 to 2007, when it merged with the Bank of New York. Age 56.	1992
Patricia Morrison(2)(3)	Executive Vice President and Chief Information Officer for Cardinal Health, Inc., a global company serving the health care industry, since 2009. Previously, she was Executive Vice Present and Chief Information Officer from 2007 to 2008, and Senior Vice President and Chief Information Officer, from 2005 to 2007 of Motorola, Inc., a designer, manufacturer, marketer and seller of mobility products. Prior to that, she was Executive Vice President and Chief Information Officer of Office Depot, Inc., a supplier of office products and services, from 2002 to 2005. Ms. Morrison formerly served on the Board of SPSS, Inc. from 2008 to 2009 when it was acquired. Age 50.	2003
Frank Newman(1)(3)	Chairman and Chief Executive Officer of Medical Nutrition USA, Inc., a nutrition-medicine company, since 2003 and a Director since 2002. He is also a Director of Jabil Circuit, Inc. and Medical Nutrition USA, Inc. Age 61.	1991
David Perdue(1)(2)	Retired Chairman and Chief Executive Officer of Dollar General Corporation, a Fortune 500 discount retailer, from 2003 to 2007. Mr. Perdue currently serves on the Boards of Alliant Energy Corporation and Liquidity Services, Inc. and formerly served on the Board of Dollar General Corporation from 2003 to 2007. Mr. Perdue was Chairman and Chief Executive Officer of Pillowtex Corporation, a producer and marketer of home textiles from July 2002 to March 2003. Pillowtex filed for bankruptcy in July 2003 after emerging from a previous bankruptcy in May 2002. Age 60.	2008

	Principal Occupation for Past Five Years,	Director
Name	Other Directorships during Past Five Years and Age	Since

Beryl Raff(2)(3)	Chairman and Chief Executive Officer of Helzberg Diamond Shops, Inc., a nationwide jewelry retailer and indirect wholly owned subsidiary of Berkshire Hathaway Inc., since April 2009. Previously, Ms. Raff served as Executive Vice President & General Merchandise Manager for the Fine Jewelry Division of J.C. Penney Company, Inc., a department store retailer from 2005 until April 2009, and before that Ms. Raff served as J.C. Penney’s senior vice president and general merchandise manager of Fine Jewelry from 2001 to 2005. Ms. Raff is presently on the advisory board of Jewelers Circular Keystone (JCK), the world jewelry trade show organization for manufacturers and retailers of fine jewelry. She also serves on the Board of Group 1 Automotive Inc. Age 59.	2001
Alan Rosskamm	Chief Executive Officer, Breakthrough Charter Schools, a charter school management organization in Cleveland, Ohio, since November 2009, and Chairman of the Board of Charming Shoppes, Inc., a women’s apparel retailer with approximately 2,200 stores, since June 2008. Mr. Rosskamm also served as Charming Shoppes’ Interim Chief Executive Officer from July 2008 to April 2009. Previously, Mr. Rosskamm served as our Chairman of the Board, President and Chief Executive Officer for more than five years until his resignation from these positions in 2006. He is a member of one of our two founding families and was employed by us from 1978 to 2006. Age 60.	1985
Tracey Travis(1)(2)	Senior Vice President and Chief Financial Officer of Polo Ralph Lauren Corporation, a designer, marketer and distributor of apparel, home and fragrance products, since 2005. From 2002 to 2004 she was Senior Vice President, Finance for Limited Brands, Inc., an apparel and personal care products retailer. Age 47.	2003
Darrell Webb	Our Chief Executive Officer and Chairman of the Board since July 2006. He was also our President from July 2006 until January 2010. Previously, he was President of Fred Meyer Stores, a division of The Kroger Company, a large supermarket retailer, from 2002 until July 2006; and President of Kroger’s Quality Food Center Division from 1999 to 2002. Age 52.	2006

(1)	Member of the Audit Committee.

(2)	Member of the Corporate Governance Committee.

(3)	Member of the Compensation Committee.

Director Qualifications

Our Board believes that each Director should bring to the board room experience and skills significantly in excess of the Board Competencies discussed above at page 21, and that collectively the Board should possess significant experience and strong skill sets in the areas of most significance to the company.

As a multi-unit specialty retailer, and a company publicly traded on the NYSE, our Board believes that it is desirable that our Directors collectively possess strength with respect to the following experiences, qualifications, attributes and skills (though it is not necessary, nor expected, that every Director will possess strengths with respect to each of these traits):

•	Executive management, including current or recent CEO experience

•	Experience with all aspects of retailing, including merchandising, marketing, supply chain and store operations

•	Financial management and reporting

•	Corporate governance

•	Strategic planning

•	Crisis and risk management

•	Executive compensation

•	Information technology

•	Commercial real estate

•	International business

Our Corporate Governance Committee considers the qualifications of our current Directors and the collective competencies of our Board on an annual basis, prior to considering the nominees to be submitted to the shareholders for approval at the next annual shareholders meeting. The Committee, and our full Board, believes that our current Directors, all of whom have been nominated for re-election at the 2010 Annual Shareholders Meeting, individually and collectively possess the experience, qualifications, attributes and skills necessary for our Board to fulfill its obligations and assist the company in achieving its business objectives. In particular:

•	eight of our ten Directors are, or have been, CEOs or senior executives of significant retail companies, providing them with leadership, executive management, consumer branding/marketing and retail experience and skills

•	five of our Directors currently serve as CEOs of significant companies, providing them with executive management and leadership experience and skills

•	eight of our Directors currently serve, or recently have served, as Directors of other public companies, providing them with corporate governance and leadership experience and skills

•	all of our Directors possess substantial financial skills gained through their business experiences, with all four members of our Audit Committee formally having been determined to be financially literate, and one of our Audit Committee members having been formally determined to be an “audit committee financial expert,” as those terms are defined by the SEC

•	at least one of our Directors possesses extensive experience and strong skills with respect to each of the other disciplines most important to our company’s growth and success, including strategic planning, crisis and risk management, retail operations, merchandising, executive compensation, information technology, real estate, and international business.

In addition to these “hard” skills, our Board believes that good corporate governance, and the ability of a Board to fulfill its fiduciary duties, is directly correlated with “soft” skills such as sound judgment, independence in fact and in mindset, collegiality, trust, respect, confidentiality and integrity. Our Board expects the board room to be a place where vigorous debate of the key issues confronting the company takes place, and where all Directors feel comfortable expressing viewpoints which may differ from those of other Directors, but such debates should be conducted in a respectful manner in which each Director feels that his or her viewpoint has received fair consideration. Our Board also believes that a board room atmosphere which promotes consensus decision making whenever feasible is a strong contributor to good corporate governance. In selecting nominees to stand for election to the Board, our Board views these “soft” skills as being of equal importance to “hard” skills. Our Board believes that its present members each individually possess strong “soft” skills, and that in combination this results in a Board that acts consistent with corporate governance best practices and which fulfills its fiduciary duties. Our Board carefully considers how a potential new nominee will impact Board collegiality, trust and respect, and the board room atmosphere, as part of the nomination process.

Turning back to “hard” skills, our Board believes that each of our current Directors (who are also the nominees for election at our 2010 Annual Shareholders Meeting) individually possess particular experiences, qualifications, attributes and skills which make him or her exceptionally well qualified to serve on our Board, as follows:

Scott Cowen:  Dr. Cowen brings to the Board particular strength with respect to leadership skills; finance, financial reporting and accounting skills; crisis management skills; strategic planning skills and corporate governance skills. Dr. Cowen has served as the President of Tulane University since 1998. In addition to the leadership skills he possesses as the result of leading a national research university, Dr. Cowen possesses extensive crisis management experience as a result of his leadership in the rebuilding of Tulane following its devastation by Hurricane Katrina. He also has played a leadership role in the rebuilding of New Orleans following Hurricane Katrina, and in major New Orleans civic and business organizations, including chairing the Southeast Louisiana Regional Airport Authority and a committee charged with reforming and rebuilding the New Orleans public schools following Katrina. Dr. Cowen has served on several other public company Boards for over 15 years, including service as lead independent Director and as Chair of Audit, Compensation and Corporate Governance/Nominating Committees, and as a result has gained significant corporate governance and leadership experience. Dr. Cowen also possesses masters and doctoral degrees in the fields of finance and management, served for over twenty years as Professor and then Dean of the Weatherhead School of Management at Case Western Reserve University, and has authored four books and more than 100 academic and professional articles on business topics including strategic financial management systems, accounting, corporate governance and leadership; as a result of these activities Dr. Cowen has developed strong financial and accounting skills, leadership skills, strategic planning skills and corporate governance skills. Dr. Cowen has gained significant financial reporting and accounting skills from his academic activities (including a significant portion of his previously referenced publications and over 20 years experience teaching undergraduate and graduate level accounting courses), chairing and serving as a member of public company audit committees and from former membership on the Audit Committee Leadership Network in North America, a select group of audit committee chairs from America’s leading companies. Among Dr. Cowen’s awards are multiple honorary degrees from leading universities, the Carnegie Award for Academic Leadership and being named one of the “Ten Best College Presidents in America” by Time Magazine in 2009.

Joseph DePinto:  Mr. DePinto brings to our Board significant CEO, retail and international experience, and particular strengths with respect to leadership skills, executive management skills, retail operations skills, financial skills and corporate governance skills. He gained these skills in part through his current position as the CEO of 7-Eleven, Inc., the world’s largest convenience store chain with over 36,000 stores worldwide, since 2005, and his previous service as President of GameStop Corp., a retailer of video games and entertainment software with 4,500 stores in the United States and approximately a dozen other countries. Previously Mr. DePinto held senior retail operating positions as Vice President, Operations of 7-Eleven, as Chief Operating Officer of Thornton Oil Corporation and with PepsiCo, Inc. These positions provided him with significant experience with all aspects of retailing, including operations, marketing, finance, human resources, and strategic planning. Mr. DePinto is a graduate of the United States Military Academy (West Point) and subsequently served as an officer with the United States Army, contributing to his leadership skills. He possesses strong corporate governance skills as a result of his current service on the Boards of OfficeMax Inc. (where he also serves on the Audit and Compensation Committees) and 7-Eleven, Inc. in addition to our Board.

Ira Gumberg:  Mr. Gumberg brings to our Board extensive knowledge with respect to commercial real estate, a strong record of CEO and international experience, and particular strengths with respect to leadership skills, executive management skills, and corporate governance skills. He gained this knowledge, experience and skills in part through his long service as President and CEO of J.J. Gumberg Co., a nationally ranked real estate investment and development company that maintains a portfolio of 20 shopping centers consisting of approximately 7 million square feet in multiple states, and through significant international real estate development activities in recent years. Mr. Gumberg also has developed strong leadership and corporate governance skills as a former Director of a leading financial institution, Mellon Financial Corporation, and his current service as a Trustee or Director of numerous leading non-profit organizations including Carnegie

Mellon University, the University of Pittsburgh, the University of Pittsburgh Medical Center, the Pittsburgh Cultural Trust and the Pittsburgh Symphony.

Patricia Morrison:  Ms. Morrison brings to our Board extensive knowledge with respect to enterprise business processes and information technology, including experience in the retail industry, along with particular strengths with respect to leadership skills, executive management skills and corporate governance skills. She has gained this knowledge, experience and skills in part through her current position as Executive Vice President and Chief Information Officer of Cardinal Health, Inc., a Fortune 50 company, and her prior executive positions as Chief Information Officer of Motorola, Inc., Office Depot, Inc. and The Quaker Oats Company. Ms. Morrison also has held senior information technology positions with PepsiCo, Inc., General Electric Company and The Procter & Gamble Company. Ms. Morrison also has significant corporate governance experience as a result of her former service on the Board of SPSS, Inc. and her service on our Board and as the Chair of our Corporate Governance Committee in recent years.

Frank Newman:  Mr. Newman brings to our Board extensive executive management experience in the retail industry along with particular strengths with respect to leadership skills, management skills and corporate governance skills. Mr. Newman gained this experience in part from his current service as Chairman and CEO of Medical Nutrition USA, Inc., and as a result of his lengthy retail career including service as the Chairman and CEO of Eckerd Corporation, operating 3,500 drug stores across the United States, CEO of F&M Distributors, a regional drug store chain, Executive Vice President of Household Merchandising, Inc., a national retailer operating food, general merchandise, hardware and variety stores, and Senior Vice President, Merchandising of F.W. Woolworth, a national retailer with over 6,000 stores in the United States, Canada and Puerto Rico. During his career Mr. Newman has gained significant experience in all aspects of retailing. Mr. Newman also has significant corporate governance experience gained from almost 20 years of service as a CEO of public companies, and most recently from his current service on the Boards of Medical Nutrition USA, Inc. and Jabil Circuit, Inc. in addition to his service on our Board.

David Perdue:  Mr. Perdue brings to our Board extensive executive management experience in the retail and consumer products industries along with particular strengths with respect to leadership skills, management skills, financial skills, international business skills and corporate governance skills. Mr. Perdue gained this experience and these skills in part from his most recent position as Chairman and CEO of Dollar General Corporation, prior service as the CEO of Pillowtex Corporation and the Reebok brand, and senior executive positions with Haggar Corporation and Sara Lee Corporation (where he was located overseas). Most recently Mr. Perdue has been involved heavily in the start up of a retail company in India, furthering his retail, international business and executive management skills. Mr. Perdue also has significant corporate governance skills in part as a result of his current service on the Boards of Alliant Energy Corporation (where he also has enhanced his financial reporting skills as a multi-year member of the Audit Committee) and Liquidity Services, Inc., in addition to his service on our Board, and his former service on the Dollar General Board.

Beryl Raff:  Ms. Raff brings to our Board extensive executive management experience in the retail industry, with a particular emphasis on merchandising, along with particular strengths with respect to leadership skills, management skills, and corporate governance skills. Ms. Raff gained this experience and these skills in part from her current position as Chairman and Chief Executive Officer of Helzberg Diamond Shops, Inc., a Berkshire Hathaway company which operates approximately 230 retail stores nationwide and an online business; her prior employment as Executive Vice President and General Merchandise Manager with J.C. Penney, Inc.; Chairman and CEO of Zale Corporation; and senior merchandising positions with R. H. Macy & Company. Ms. Raff also possesses significant corporate governance skills as a result of her service on the Group 1 Automotive Board and the Boards of several non-profit organizations, in addition to her service on our Board. She also possesses a strong understanding of executive compensation issues as a result of her service as Chair of our Compensation Committee and a member of Group 1 Automotive’s Compensation Committee.

Alan Rosskamm:  Mr. Rosskamm brings to our Board extensive knowledge about the fabric and craft industry and our company, as a member of one of our company’s founding families and as a result of his 28 years of service with our company, including service as our CEO for 20 years. Mr. Rosskamm also brings to our Board extensive experience with all aspects of retailing, as a result of both his experience with our company and his service as Chairman of the Board (and as Interim Chief Executive Officer during portions of 2008-2009) of Charming Shoppes, Inc., a women’s apparel retailer with approximately 2,200 stores. Mr. Rosskamm also possesses particular strengths with respect to leadership skills, management skills, and corporate governance skills as a result of his positions with Charming Shoppes and our company, as well as service on the Boards of a number of significant non-profit organizations.

Tracey Travis:  Ms. Travis brings to our Board extensive retail experience and particular strengths with respect to financial management and reporting skills, executive management skills, leadership skills, corporate governance skills, strategic planning skills, organizational restructuring skills, mergers and acquisitions skills, and information technology skills. She gained this experience and these skills in part as a result of her position since 2005 as Chief Financial Officer of Polo Ralph Lauren Corporation, a global designer, marketer and retailer of apparel, home and fragrance products; from her prior senior financial management positions with Limited Brands, Inc., American National Can Group Inc. and PepsiCo Inc.; and her service on our Board and on the Boards of several significant non-profit organizations.

Darrell Webb:  Mr. Webb serves on our Board due to his position as our Chief Executive Officer, the executive most knowledgeable about, and with the primary responsibility for the success of, our company’s strategies and operations. He brings to our Board the critical link between management and our Board, enabling our Board to perform its oversight function with the benefit of management’s perspective on the business. Independently, Mr. Webb brings to our Board and our company extensive experience with all aspects of retailing, and particular strengths with respect to executive management skills, leadership skills, and retail merchandising and operating skills, gained from his prior service as President of Fred Meyer Stores, a division of The Kroger Company, from 2002 to 2006, President of Kroger’s Quality Food Center Division from 1999 to 2002, and a prior lengthy career of increasing responsibilities with Fred Meyer Stores prior to its acquisition by Kroger.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have adopted a written “Statement of Policy with Respect to Related Party Transactions.” This policy requires our Corporate Governance Committee to review and approve all transactions, arrangements or relationships with us in which any Director, executive officer or shareholder who owns more than 5% of our common shares (including immediate family members of Directors and executive officers and entities owned or controlled by any of the above) has a direct or indirect material interest, which involve $10,000 or more and are not generally available to all of our employees, other than ordinary course Director or employee compensation arrangements or a transaction with another company at which the related person is a Director and/or owner of less than a 5% equity interest. In reviewing the related person transactions, the Corporate Governance Committee will consider the following factors: (1) the extent of the related person’s interest in the transaction, (2) the availability of other sources of comparable products and services, (3) whether the terms of the transaction are no less favorable than terms generally available in unaffiliated transactions under like circumstances, (4) the benefits to us, and (5) the aggregate value of the transaction. This review will occur at each calendar year’s first regularly scheduled Corporate Governance Committee meeting and at subsequent meetings as needed. The Corporate Governance Committee also will review corporate opportunities presented to management or a member of our Board that may be equally available to us. No member of the Corporate Governance Committee with an interest in a related party transaction will participate in the decision-making process regarding that transaction. The Committee also will review any relationships with family members of 5% shareholders to the extent such matters are brought to the Committee’s attention. The only related party transaction involving a Director, executive officer or 5% shareholder of which our company is aware is described in the following paragraph.

Ira Gumberg, one of our Directors, is President and Chief Executive Officer of J.J. Gumberg Co., a real estate development and investment company. J.J. Gumberg manages approximately 20 shopping centers, five of which contain our stores. The owners of the various shopping centers managed by J.J. Gumberg Co. (and the shopping centers referred to below that are managed by immediate family members of Mr. Gumberg) are separate legal entities (individually referred to as a “shopping center entity”). Mr. Gumberg and in some cases also immediate family members have ownership interests in the five shopping center entities containing our stores. In addition, immediate family members of Mr. Gumberg manage and have ownership interests in three other shopping centers that contain our stores. Previously, J.J. Gumberg Co. also managed the three shopping centers now managed by immediate family members, and the company leased other stores in shopping centers managed by J.J. Gumberg Co. and in which in some cases Mr. Gumberg and/or immediate family members had ownership interests (including one lease which expired at the end of fiscal 2010 and was not renewed). All of the current or former leases are or were on terms we believe are or were no less favorable to us than could have been obtained from an unrelated party. From time to time, we also may receive tenant allowances from a shopping center entity on terms we believe are no less favorable to us than could have been obtained from an unrelated party. The aggregate rent and related occupancy charges paid by us during fiscal 2010, 2009, and 2008 with respect to stores located in shopping centers managed and owned by entities associated with Mr. Gumberg or his immediate family members amounted to $1.6 million ($900,000 of which relates to the five stores in shopping centers currently managed by J.J. Gumberg Co.), $1.6 million, and $1.6 million, respectively. In fiscal 2010, the payments to J.J. Gumberg Co., as agent, did not exceed 2% of such company’s gross revenue, nor did any single shopping center entity receive any payments from us in excess of $1 million. The Corporate Governance Committee reviewed and approved continuation of the current leases at its March 2010 meeting.

COMPENSATION DISCUSSION AND ANALYSIS

Background Context

In establishing the company’s incentive compensation program at the beginning of fiscal 2010, our Compensation Committee chose metrics and goals consistent with our operating plan, which assumed negative same-store sales growth and moderate profitability improvement over the prior year. The Board believed that achievement of the operating plan would constitute strong performance by the management team given the difficult and uncertain economic and retail environment faced by our company at that time.

Our company in fact performed exceptionally well in fiscal 2010. Net income increased 204% to $66.6 million, or $2.51 per share, versus net income of $21.9 million, or $0.86 per share, in fiscal 2009. Same-store sales increased 3.1% in fiscal 2010, compared to a 0.5% increase the prior year. Our company achieved a net sales increase of 4.7%, gross margin rate improvement of 260 basis points and SG&A expense improvement of 90 basis points. Our performance places us in the top tier amongst our peer group.

Our shareholders were rewarded with a 174% increase in share value, substantially outperforming the S&P 500 and the S&P Specialty Stores indices and our compensation peer group average.

We also significantly improved our balance sheet, increasing cash by $136.5 million while reducing our long-term debt by $18.5 million. We ended the year with cash net of debt of $169.6 million (a $155 million improvement over the prior year), and with $242.5 million of availability under our bank credit facility. In March 2010, our company redeemed our remaining outstanding senior subordinated notes, making our company debt-free.

In light of this exceptional performance, which produced $596 million of value for our shareholders (as measured by the annual change in our market capitalization), and which substantially exceeded “maximum” on all of the performance metrics used in our incentive compensation plans, our executive officers and other employees received “maximum” awards under our incentive plans.

Executive Summary

•	Pay for performance is our compensation philosophy. We tie compensation to performance objectives that are aligned with our operating and strategic plans.

•	We also align compensation with the creation of long-term value for our shareholders. Our compensation program uses metrics which are intended to drive stock appreciation, and the multi-year vesting periods used with our equity awards incentivize our executives to create sustainable shareholder value.

•	Our goal is to provide our executives with the opportunity (at the “target” level of incentive performance) to earn total compensation at approximately the median of our peers. If we perform better or worse than target, our executives generally will receive compensation that is higher or lower than the median. Because we consider factors other than peer group data, each executive’s compensation opportunity may be below or above the peer group median.

•	Our executives’ total compensation package includes three primary elements:

•	Base salary, which is intended to recognize an individual’s regular commitment to his or her job and to provide a stable source of income to the individual.

•	Short-term incentive compensation in the form of an annual performance-based cash bonus, which is intended to focus our executives on achievement of financial goals established by our Compensation Committee at the beginning of each year.

•	Long-term incentive compensation in the form of equity-based awards to incentivize sustainable profitable growth, to align the interests of our executives with those of our shareholders and promote a culture of share ownership.

•	We also provide our executives with a competitive benefits package in order to attract and retain high performing executives.

Our company’s strong performance during fiscal 2010 resulted in our short-term and long-term incentive plans paying out at the maximum level for our executive officers and other plan participants. Further details are provided below at page 41.

Senior Management Team

Our executive officers during fiscal 2010 were:

•	Darrell Webb, our Chairman, President and Chief Executive Officer

•	Travis Smith, our Chief Operating Officer

•	Kenneth Haverkost, our Executive Vice President, Store Operations

•	James Kerr, our Executive Vice President, Chief Financial Officer

At the start of fiscal 2011, Mr. Smith assumed the President title from Mr. Webb. During fiscal 2010, our senior management team, referred to as our “Management Committee,” consisted of these executive officers and five additional senior managers at the Senior Vice President and Vice President level. All members of our Management Committee reported directly to our Chief Executive Officer, except that Mr. Haverkost and our Senior Vice President, Logistics, reported to Mr. Smith. Due to several promotions and revised reporting relationships, effective at the start of fiscal 2011, our Management Committee now consists of our four executive officers and six Senior Vice Presidents, with all the Management Committee members reporting to Mr. Webb, except that Mr. Haverkost and three of the Senior Vice Presidents report to Mr. Smith. All further references to the Management Committee in this Compensation Discussion and Analysis are to the Management Committee as it existed in fiscal 2010.

How we make compensation decisions

Executive compensation decisions are made by our Compensation Committee, with full Board approval of decisions outside of the normal scope involving our Chief Executive Officer and Chief Operating Officer.

Our Compensation Committee makes the compensation decisions with respect to our executive officers and other members of our Management Committee, except that any non-normal course decisions involving our Chief Executive Officer and Chief Operating Officer (for example, the Chief Executive Officer retention agreement discussed at page 49 below) are made by the non-employee Directors of our full Board meeting in Executive Session. The Compensation Committee is composed entirely of “outside Directors” as defined under Section 162(m) of the Internal Revenue Code, and each member is independent under the NYSE Corporate Governance Rules. The Compensation Committee also approves the compensation programs applicable to our employees below the Management Committee level.

Involvement of company management

Company management has no involvement in compensation decisions with respect to our Chief Executive Officer. The Compensation Committee receives recommendations from our Chief Executive Officer with respect to the compensation of other members of our Management Committee, which the Compensation Committee reviews and approves (or approves subject to requested changes). Company management also makes recommendations to the Compensation Committee with respect to the compensation programs applicable to employees below the Management Committee level, and implements these programs within the parameters approved by the Compensation Committee. Our Chief Executive Officer, Chief Operating Officer and certain other company officers typically attend portions of Compensation Committee meetings at the Committee’s request. The Committee meets in Executive Session without management present at every Committee meeting to discuss and decide executive compensation matters and other issues.

Involvement of a compensation consultant

The Compensation Committee received advice concerning compensation issues during fiscal 2010 from Watson Wyatt Worldwide, Inc. (“Watson Wyatt”), a nationally recognized compensation consulting firm that has significant experience in the retail industry. In January 2010, Watson Wyatt merged with Towers, Perrin, Forster & Crosby, Inc. (“Towers Perrin”), to form Towers Watson & Co. Towers Perrin provided no services to our company prior to the merger with Watson Wyatt. Watson Wyatt was retained by the Committee, not our company management, and takes direction from and reports to the Chair of our Compensation Committee.

Watson Wyatt was precluded by the Compensation Committee from providing services to our company at the request of management and provided no services to our company during fiscal 2010 other than the executive compensation services requested by the Compensation Committee. Our Compensation Committee believes this helps ensure the integrity of the advice it receives from Watson Wyatt and avoids actual conflicts of interest or the perception of a possible conflict of interest.

Watson Wyatt advised the Committee with respect to:

•	Overall compensation plan design

•	Executive compensation trends

•	Market competitiveness of total compensation, as well as of the various compensation components

•	Cost of the equity components of the compensation program

•	Share usage and potential shareholder dilution

Watson Wyatt attended some of the Committee’s meetings, including Executive Sessions at which no members of management were present. Watson Wyatt also communicated on a regular basis with the Chair of the Compensation Committee.

Use of peer group data

Our Compensation Committee and management considers peer group data when making compensation decisions, but peer group data is only one of several factors considered in making such decisions. We believe that benchmarking data is an important starting point for compensation decisions as it helps ensure that our compensation practices are competitive and thus enables us to recruit and retain management talent capable of delivering strong performance for our shareholders. The other factors we consider include compensation trends, our company’s performance and progress in implementing strategic goals, and the individual executive’s role and responsibilities, experience level, tenure in position, unique skills, individual performance, long-term future potential, value to our company, and retention issues. The Committee historically has retained Watson Wyatt to prepare a peer group compensation study once every two years. These studies cover all elements of compensation, including base salary, annual incentive payments, long-term incentives, and total compensation, and also analyze the types of equity vehicles used and mix of pay. The Committee feels that year-to-year compensation changes are not significant enough to make full-fledged annual studies a useful decision making tool. The Committee used a peer group study prepared during fall 2008 for use in connection with the fiscal 2010 compensation decisions made in early 2009. The Committee obtained limited updated information from Watson Wyatt in fall 2009 along with a study of peer group equity grants.

The Committee selected the peer group with assistance from Watson Wyatt. Management was not involved in the selection of the peer group. The primary factor in selecting the peer group is to identify publicly traded specialty retailers of comparable size and operational complexity. The Committee also tries to focus the peer group on specialty retailers with a similar customer base to our company’s customer base, companies with a multi-sku product mix, and “category killers”.

Our peer group consists of the following companies:

•   A.C. Moore Arts & Crafts

•   Big 5 Sporting Goods

•   Borders Group

•   Brown Shoe

•   Cabelas

•   Charming Shoppes

•   Collective Brands (formerly, Payless Shoesource)

•   Dick’s Sporting Goods

•   DSW

•   Men’s Warehouse

•   Pep Boys — Manny, Moe & Jack

•   PetSmart

•   Pier 1 Imports

•   Stage Stores

•   Ulta Salon Cosmetics & Fragrances

•   Williams-Sonoma

•   Zale

The peer group companies had median annual revenue of approximately $2.2 billion (ranging from $560 million to $3.9 billion), approximating Jo-Ann’s fiscal 2010 revenues of $2 billion. Seven of the peer group companies have revenues within approximately $500 million of our company (between $1.5 billion and $2.5 billion). While the smallest peer (A.C. Moore) has revenue which is outside our desired range of one-half to twice our revenue size, the Committee felt it important to include the only publicly traded craft competitor (A.C. Moore) in our peer group. The Committee generally believes that companies substantially smaller or larger than our company should not be included in the peer group because they may present substantially different management challenges that would justify different compensation levels.

For stock performance comparison purposes our company historically has used the S&P 500 Index and S&P 600 Specialty Stores Index, which we believe are appropriate benchmarks for our shareholders to use in evaluating their investment in our company. The Committee believes that the peer group used for compensation purposes is the most appropriate comparison for compensation purposes since it includes the companies that most closely resemble our company in terms of size, operating attributes and management complexity, and with which we feel we most directly compete for management talent. The S&P 500 Index companies are not particularly useful for compensation comparison purposes given size and industry disparities with our company. While there is some overlap between our compensation peer group and the S&P 600 Specialty Stores Index companies, we believe that our compensation peer group more fully reflects the companies with whom we compete for management talent and prevents a single company from unduly influencing the data since the S&P 600 Specialty Stores Index only includes seven companies in addition to our company. We now have started to use our compensation peer group for stock performance comparison purposes, in addition to the other indices.

Other sources of data

The Committee also considers compensation data provided by Watson Wyatt from its proprietary databases and broad market surveys. This data is used in particular in making decisions with respect to senior managers below the executive officer level, since the peer group study generally is limited to the publicly reported data concerning the peer companies’ executive officers. Watson Wyatt also provides the Committee with information concerning general compensation trends on topics such as program designs, allocation of total compensation between base salary, short-term incentives and long-term incentives, the use of various equity vehicles, and methods for enhancing shareholder alignment and retention incentives. The Committee uses this information to help set pay levels and design programs. The Committee has shared selected peer group and other information it obtained from Watson Wyatt with our Chief Executive Officer, who considers this data in making his compensation recommendations to the Committee for members of the Management Committee.

Use of tally sheets

Our Compensation Committee uses tally sheets to track the total compensation paid and that may in the future become payable to our Management Committee members. Updated tally sheets for each member of our Management Committee are provided to the Committee in connection with each Committee meeting at which executive compensation issues are on the agenda, and more frequently as requested by the Committee Chair. The main purpose of these tally sheets is to combine and quantify in a tabular form all elements of compensation for our Management Committee members. As the Committee considers executive compensation issues it can consult the tally sheets to assist it in understanding how the compensation matters under consideration fit into and impact our overall compensation program. The Committee believes the use of tally sheets enables it to monitor more closely the compensation of our Management Committee members and to ensure the objectives of our compensation program are met. In particular, use of the tally sheets has helped the Committee fashion incentive compensation programs that are market competitive and retentive.

Individual performance goals

Our Compensation Committee sets personal performance goals for our Chief Executive Officer and Chief Operating Officer. Our Chief Executive Officer and Chief Operating Officer establish such goals for the other Management Committee members reporting to each of them. These goals are subject to review by our Compensation Committee. The personal performance goals are focused on aligning each executive’s activities with our company’s core values, annual business plan and strategic goals as well as key performance elements within the executive’s individual operating area. Our Chief Executive Officer’s and Chief Operating Officer’s attainment of individual performance goals, in addition to achievement of our company’s business plan and financial metrics, is considered by the Committee in determining the annual base salary for these officers for the following year. Though no specific weight is given to achievement of any one of these goals in setting compensation, achievement of overall individual goals is weighted at 20% for performance review purposes, as noted below. Likewise, attainment of individual performance goals by other Management Committee members is considered by our Chief Executive Officer in making his base salary recommendations for these executives to the Compensation Committee, and by the Committee in its review of these recommendations and compensation decisions with respect to these executives, though no specific weight is given to achievement of any one of these goals. Attainment of individual performance goals does not have an impact on an executive officer’s opportunity to receive incentive compensation, since our incentive compensation program is based on our company’s achievement of company performance metrics. The Committee has structured the incentive compensation program in this manner in order to encourage a collaborative team effort to achieve overall company objectives.

For fiscal 2010, Mr. Webb’s individual goals related to succession planning, strategic planning, enhancement of the joann.com e-commerce business, and growing our company’s craft business. Mr. Smith’s individual goals related to our company’s core values of integrity and ethical leadership, achieving budget and other performance metrics, team development, and communication, as well as goals related to rollout of a new demand and fulfillment system, enhancement of the joann.com e-commerce business, increasing direct sourcing of imported products, and successful implementation of other merchandising initiatives. The Committee selected these goals based on its judgment that they represented areas in which Messrs. Webb and Smith should focus their energies to enhance company performance.

Messrs. Haverkost and Kerr each had individual goals relating to our company’s core values of integrity and ethical leadership, achieving budget, leadership and development, and communication. In addition, Mr. Haverkost had goals relating to executing store operations initiatives, field training and instilling a culture of accountability within the field organization. Mr. Kerr’s additional goals related to strategic planning, systems enhancements, achieving finance department initiatives and personal development.

With input from the Compensation Committee, Mr. Webb selected the goals for Mr. Kerr, and Mr. Smith selected the goals for Mr. Haverkost, based on their judgment that such goals represented areas in which Mr. Kerr and Mr. Haverkost should focus their energies to enhance company performance. Similarly, Mr. Webb and Mr. Smith established personal performance goals for the other members of the Management Committee with input from the Compensation Committee. The goals include our company’s core values of integrity and ethical leadership, achieving budget, leadership and development, and communication, as well as goals unique to each executive’s function. As noted above, each executive’s performance on these individual goals is one of several factors considered when evaluating the executive’s base salary but no specific weight is given to these goals in this assessment.

Annual Performance Assessments

Our Board believes that a rigorous and thorough performance evaluation process is an important element of our compensation process. Performance evaluations help align pay with performance. The evaluations also help ensure that we have high performance executives in the top management positions and that those executives are focused on performing their jobs in a manner most likely to achieve strategic and operating goals.

The Compensation Committee prepares a performance evaluation for our Chief Executive Officer and our Chief Operating Officer on an annual basis. The Chief Operating Officer also receives a separate performance evaluation from the Chief Executive Officer (which is shared with the Board) so that the Chief Operating Officer has the benefit of receiving evaluations from both the Board and his manager. As part of the Board’s evaluation process each non-employee Director and each member of our Management Committee annually completes and provides to the Compensation Committee Chair a written evaluation form concerning the Chief Executive Officer’s and the Chief Operating Officer’s performance, and the Compensation Committee performs a 360 degree assessment of the Chief Executive Officer and the Chief Operating Officer on a biennial basis. The Committee’s draft annual performance evaluations of the Chief Executive Officer and the Chief Operating Officer are discussed with the non-employee Directors meeting in Executive Session and then finalized by the Committee. This assessment takes into account company performance under the executives’ leadership, performance against their individual goals and their progress in achieving our company’s operating and strategic goals and in implementing other important initiatives. These performance evaluations assign 45% weight to achievement of company financial goals, 35% weight to leadership and management traits, and 20% weight to achievement of individual goals. The Committee chose these weights in order to put a strong emphasis on financial performance (but not so much emphasis that it might incentivize undue risk taking) while also putting meaningful weights on management/leadership traits (which the Committee also views as very important) and achievement of non-financial goals. The Chief Executive Officer and Chief Operating Officer receive their evaluations from the Chair of the Compensation Committee and the Lead Director. The Chief Operating Officer also receives his evaluation prepared by the Chief Executive Officer directly from the Chief Executive Officer. These evaluations are one factor used by the Compensation Committee in establishing the executives’ base salaries for the upcoming year.

The Chief Executive Officer and the Chief Operating Officer each evaluate the performance of the other executive officers and Management Committee members that report to them on an annual basis and these evaluations are reviewed with the Compensation Committee. These assessments take into account the officers’ performance against their individual goals and their contributions towards our company achieving its operating and strategic goals and implementing other key initiatives. These evaluations are one factor used by the Chief Executive Officer in making base salary recommendations to the Compensation Committee with respect to these officers, and by the Committee in reviewing the Chief Executive Officer’s recommendations and making final base salary decisions for these officers.

Tax considerations

The Compensation Committee considers tax consequences when making compensation decisions. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any fiscal year to the corporation’s chief executive officer or one of the three other most highly compensated executive officers other than the chief financial officer, unless such compensation is performance-based. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. Cash payments under our short-term incentive compensation plan, as well as performance share and stock option awards made under our long-term incentive compensation plan are intended to qualify as performance-based compensation under Section 162(m). While the Committee generally strives to maximize the tax deductibility of compensation, the Committee believes that shareholder interests are best served if the Committee’s discretion and flexibility in awarding compensation is not restricted, even though some compensation awards may result in non-deductible compensation expenses. For fiscal 2010, all compensation paid by the company was tax deductible.

Our compensation philosophy and program objectives

The underlying philosophy of our compensation program is pay for performance. Our goal is to design and maintain a performance-oriented compensation program that will incentivize our management to meet or exceed annual performance objectives and long-term strategic plans approved by the Board, while avoiding incentives to take imprudent risks. We seek to align compensation with the creation of long-term value for our shareholders. We also believe that we need to offer a total compensation opportunity that is competitive with peer companies and other companies with whom we compete for management talent, in order to attract and retain the high caliber team members our company needs in order to achieve a high level of performance and thus create shareholder value.

In general, the Committee seeks to provide our executives with compensation opportunities for each component of compensation (base salary, short-term incentive compensation, and long-term incentive compensation), as well as for the total of these compensation components, at approximately the median of the compensation granted by our peer companies, assuming that our company achieves its “target” level of performance (as discussed more fully below). The Committee believes that this is appropriate because it is consistent with the prevalent market practice and it helps ensure alignment of our pay outcomes with our company’s relative performance. Targeting the peer group median also provides our executives with upside reward potential for exceeding our operating plan. In this manner, our company motivates our executives by offering them the opportunity to achieve above-average compensation in exchange for superior performance, while protecting shareholders against payment of average or above average compensation for inferior performance.

Nevertheless, each executive’s compensation opportunity may deviate from the peer group median because the Committee considers other factors when making its compensation decisions, including compensation trends, company performance issues and progress in implementing strategic goals, and the individual executive’s role and responsibilities, experience level, tenure in position, unique skills, individual performance, long-term future potential, value to our company and retention issues. The Committee also considers internal equity based on relative duties and responsibilities. Actual compensation for our executive officers is likely to vary from the peer group median from year to year, based on our company’s actual performance — if our company does not meet the performance metrics associated with our incentive compensation program, actual compensation is likely to be below the peer group median whereas exceptional performance with respect to the metrics is likely to result in compensation above the peer group median.

Our Compensation Committee has set our Chief Executive Officer’s base salary and short and long-term incentive compensation opportunities at a higher level than that for our other executive officers due to our Chief Executive Officer’s significantly greater responsibilities for company performance, executive leadership and guardianship of company assets, and in order to be competitive with the compensation practices of our peer group of companies and other companies with which we compete for executive talent. Likewise, our

Chief Operating Officer’s compensation exceeds the compensation of our Executive Vice Presidents for similar reasons.

Total compensation and its components

Our compensation program for executive officers and other Management Committee members consists of three primary elements:

•	Base salary;

•	Short-term incentive compensation in the form of an annual performance-based cash bonus; and

•	Long-term incentive compensation in the form of equity-based awards.

We also provide our executives with certain other benefits generally available to broad groups of our employees and limited additional benefits in order to attract and retain high caliber executives in a competitive market.

Consistent with our philosophy of pay-for-performance and aligning executive compensation with the creation of long-term value for our shareholders, a significant component of the total compensation opportunity for our executive officers is in the form of incentive compensation, the value of which is contingent on achieving company performance goals associated with the creation of sustainable shareholder value. Thus, our executive officers have a significant stake in the long-term success of our company, aligned with the interests of our other long-term shareholders. For fiscal 2010, Mr. Webb’s compensation opportunity at target was approximately 26% base salary/26% short-term incentive compensation/48% long-term incentive compensation, while the allocation for the other executive officers was approximately 36% base salary/27% short-term incentive/37% long-term incentive for Mr. Smith and 36% base salary/18% short-term incentive/46% long-term incentive for Messrs. Kerr and Haverkost. Mr. Webb’s incentive compensation represented a higher percentage of his total compensation than in the case of the other executive officers in part because of market practice and in part because the Board feels it is appropriate to hold the CEO more accountable for achieving operating and strategic goals than the other executive officers.

The Committee believes that the combination of annual cash incentive awards and long-term incentive equity awards strikes the appropriate balance between near-term focus on sales and profitability and long-term focus on shareholder value creation, and helps avoid compensation related incentives to engage in imprudent business risks.

Base salary

The objective of base salary is to provide fixed compensation to an individual in recognition of his or her fulfillment of job responsibilities, such base salary also reflecting the individual’s experience, value to our company and demonstrated performance. Our Board believes that base salaries should be set at a sufficiently high level so that our executives are not dependent on achieving high incentive compensation in order to meet their basic financial needs (which might also cause them to engage in imprudent business risks). In establishing an executive’s initial base salary, and in annually reviewing base salaries, our starting consideration is the peer group median. Other factors considered include job role and responsibilities, retention considerations, experience level, tenure in position, unique skills, individual performance, long-term future potential, value to our company and internal equity. In the case of a new hire, the individual’s current compensation level also can be a factor. No particular weight is assigned to any factor. We review the base salary of our executive officers each fiscal year, and typically implement any adjustments in April, at the same time we conduct salary reviews for our other salaried employees. The base salary for our Chief Executive Officer and Chief Operating Officer is set by the Compensation Committee, following consultation with Watson Wyatt and review with the other non-employee members of our Board. The base salaries of our other executive officers are set by the Compensation Committee, which considers recommendations from our Chief Executive Officer and advice from Watson Wyatt.

Short-term incentive compensation

We provide annual performance-based cash bonuses to our executive officers and certain other salaried employees based on the achievement of specific annual financial goals which focus our employees on achievement of our annual operating plan through teamwork and which the Committee believes correlate closely with the growth of long-term shareholder value. We refer to this program as the Management Incentive Plan (“MIP”). Bonus opportunities are based on a percentage of each person’s base salary, which percentage is set based on the level of the particular employee, with higher level employees having a bonus opportunity set at a higher percentage of base salary. The Compensation Committee views this as appropriate since higher level employees have more opportunity to influence our company’s performance, and in light of competitive practices. At the beginning of each fiscal year our Compensation Committee sets the performance measures and bonus opportunities under our MIP for that fiscal year, selecting metrics and measures that incentivize strong performance against operational goals which support achievement of our company’s strategic plan, without incentivizing undue risk taking. In making these decisions the Committee receives recommendations from management. The Committee reviews these recommendations with Watson Wyatt and obtains additional information, analysis and recommendations from Watson Wyatt, if needed. All of the short-term incentive payments are made in cash.

Long-term incentive compensation

We provide long-term incentive compensation in the form of equity-based awards to our executive officers and certain other salaried employees in order to align the interests of these managers with those of our shareholders’ to counterbalance the annual focus of the company’s short-term incentive compensation plan with a focus on long-term sustainable profitability and growth, and to promote a culture of share ownership. Our Compensation Committee believes that equity-based incentives (such as performance shares, stock options and time-based restricted shares) ensure that our executive officers and other higher level managers have a continuing stake in our long-term success and that the interests of our shareholders and management are closely aligned. We believe that our executive officers and other higher level managers are motivated to drive future performance through their ownership interest in our company. The vesting schedules and mix of equity vehicles associated with our long-term incentive program are designed to promote executive retention and to incentivize our executives to take prudent but not excessive business risks.

At the beginning of each fiscal year, our Compensation Committee determines the long-term incentive opportunity (expressed as a dollar amount) for that fiscal year for employees at each level of our company who participate in the program, the mix of equity types to be included in the grants, and the performance criteria that must be met in order to earn the performance share portion of the grant. In determining the sizes of the incentive grants, and the types and mix of equity to be used for participants at each level of our company, our Compensation Committee bases its decisions on such considerations as alignment with shareholder interests, the potential for dilution of our shareholders, the expense associated with the awards, peer company practices, retention risk and the relative proportion of long-term incentives within the total compensation mix. The Committee takes into account information, analysis and advice from Watson Wyatt and recommendations from our Chief Executive Officer with respect to employees below the Chief Executive Officer level.

Grants to the Chief Executive Officer and other members of the Management Committee are decided by the Compensation Committee. The Committee also approves, on a program basis, the grants to other employees who participate in the program. Our Chief Executive Officer at the start of each fiscal year may approve adjusted grant levels between 75% and 125% of the targeted grant levels for individual employees below the Management Committee level, based on his assessment of the individual’s prior year performance and the importance of the individual to us, so long as he does not grant total awards in excess of the established pool. This discretion was not exercised with respect to the fiscal 2010 grants because the Chief Executive Officer viewed achievement of the long-term incentive goal to be a team effort with all employees on the team to be treated similarly.

Our practice has been to use a combination of performance shares, stock options and time-based restricted shares in connection with our long-term incentive program. We believe that each type of equity award serves a specific purpose and employ each type, as necessary, to meet our compensation objectives:

•	Performance shares are used to motivate our executive officers and other most senior management team members to work collaboratively to achieve our performance targets, align their interests with the interests of our shareholders, and motivate them to create long-term shareholder value.

•	Stock options are used to align our executive officers’ and other most senior managers’ interests with those of our shareholders and reward them for generating shareholder returns.

•	Time-based restricted shares are used to promote the long-term retention of our executive officers and other most senior managers and to provide them with an ownership interest in Jo-Ann Stores aligned with the interests of our shareholders.

As a result of these awards, a significant portion of our executive officers’ and other most senior managers’ total compensation is dependent on the achievement of our performance objectives and increases in the price of our common shares. Since recipients forfeit their right to their long-term incentive equity grants if they leave our company before the awards vest, the Compensation Committee believes that these awards also are a factor in the retention of key management team members.

The target long-term incentive opportunity for each participating employee is established in terms of a dollar value. The number of performance and time-based restricted shares to be granted is based on the NYSE closing price of our stock on the applicable grant date. The number of stock options to be granted is determined using the Black-Scholes model, which is the same model used for purposes of measuring compensation expense for stock options in our company’s financial statements.

Specific information regarding our fiscal 2010 long-term incentive grants appears at page 43.

In order to conserve shares available under our shareholder approved incentive compensation plan, and minimize dilution of outstanding shares, starting with fiscal 2010, employees below the Vice President level who participate in the long-term incentive compensation program receive cash payments (made over a multi-year period) that take into account the performance of company stock during the year, rather than the restricted shares (and in some cases, performance shares) that such employees formerly received.

Retirement Plans, Deferred Compensation and Termination Payments

Our company maintains several plans designed to help recruit and retain high caliber employees and to provide employees with financial security into retirement. These plans include:

•	A 401(k) defined contribution retirement plan in which most company employees, including our executive officers, are eligible to participate.

•	A deferred compensation plan in which our upper level management employees, including our executive officers, are eligible to participate. This plan is described in further detail at page 48.

•	A Supplement Retirement Benefit Plan for our current executive officers, which is described in further detail at page 47. Our Compensation Committee has decided not to offer this plan to any additional employees in the future.

Our executive officers also have been provided with employment agreements providing various benefits upon termination of employment, including termination as a result of a change in control. These agreements, and our reasons for entering into such agreements, are described at pages 49-50 and 58-61.

Benefits and Limited Perquisites

We provide our employees, including our executive officers, with various benefits in order to attract and retain high caliber employees in a competitive market and to enable our employees to obtain benefits such as health, disability and life insurance at favorable group rates. We provide our executive officers, and in some cases certain other officers, with limited additional benefits (“perquisites”) in order to attract and retain high caliber officers in a competitive market. These benefits and perquisites are described further under the title “Other Executive Officer Benefits and Perquisites” at page 48.

Fiscal Year 2010 Compensation Decisions and Results

Overview

During fiscal 2010 we provided our executive officers with total compensation packages consisting of base salary, short-term incentive compensation and long-term incentive compensation. Each element is discussed below.

Base salary

The fiscal 2010 base salaries for our executive officers were as follows:

Fiscal 2010
Officer	Base Salary

Darrell Webb	$875,000
Travis Smith	$575,000
Kenneth Haverkost	$400,000
James Kerr	$360,000

These base salaries were not increased from fiscal 2009 base salaries except for Mr. Smith, whose base salary was increased by $75,000, or 15%, from his fiscal 2009 base salary of $500,000. Mr. Smith’s increase was due to his promotion from Executive Vice President to Chief Operating Officer at the start of fiscal 2010. This placed Mr. Smith’s fiscal 2010 base compensation below the peer group median for Chief Operating Officers, which the Committee believes was appropriate since he was new to the position.

The decision not to increase base salaries for the executive officers other than Mr. Smith was based on the company’s need to control expenses in light of the weak and uncertain general economic and retail environment our company was facing as it entered fiscal 2010.

Short-term incentive compensation

At the beginning of fiscal 2010, our Compensation Committee approved the short-term incentive compensation program for the fiscal year. The program for our executive officers was based on three key objective performance measures: earnings before interest and taxes (“EBIT”), or “operating profit” on our company’s income statement; percentage same-store sales increase; and free cash flow. Same store sales are defined as net sales from stores that have been open one year or more. Free cash flow is defined as net income plus depreciation and amortization, stock-based compensation expenses and changes in working capital, less capital expenditures. The Committee felt that these were the key metrics driving our company’s business performance, as well as metrics focused on by analysts and shareholders when making investment decisions, and therefore were the appropriate measures on which to base the short-term incentive compensation plan. The Committee considered use of return on invested capital (“ROIC”), rather than free cash flow, for the third metric, but concluded that the 2009 economic environment necessitated a strong focus on cash generation and prudent use of cash.

The Committee feels that sales and profitability are more important measures of business performance than cash generation, and therefore these measures are weighted more heavily than cash generation in the short-term incentive compensation plan for our executive officers (as noted below) and cash generation was not a factor in the short-term incentive compensation plan for our employees below the executive officer level

(as also noted below). The Committee established “target” short-term incentive awards for each of the executive officers as follows:

	Target	Percent of
Officer	Amount	Base Salary

Darrell Webb	$875,000	100%
Travis Smith	$431,250	75%
Kenneth Haverkost	$200,000	50%
James Kerr	$180,000	50%

These target awards were allocated between the three performance measurements as follows:

Same-Store Sales Growth	40%
Earnings Before Interest & Taxes	40%
Free cash Flow	20%

Target performance for each measure was based on our Board approved operating plan.

Achieving target performance on a performance measurement would result in payout of 100% of the portion of the target award allocated to that performance measurement. With respect to each component of the incentive opportunity, failure to achieve threshold performance results in no incentive award with respect to that component, whereas achieving maximum performance results in an award equal to 200% of the target award for that component. For example, 40% of Mr. Webb’s short-term incentive was allocated to the same-store sales growth measurement, so by achieving target performance he would receive $350,000 (40% of $875,000), whereas maximum performance would yield a payment of $700,000 (200% x 40% x $875,000).

The operating plan and the target performance metrics for fiscal 2010 took into account the very difficult, and uncertain, economic and retail environment at the start of fiscal 2010, but nevertheless represented performance improvement over the prior fiscal year. The Board felt at that time that achieving the plan and the performance metrics would constitute strong performance by the company and management team given the economic and retail environment.

The measures for threshold, target and maximum performance for each of these performance measures, and actual results, were as follows:

	Threshold	Target	Maximum	Actual Result

Same-Store Sales Growth	−4.0%	−2.0%	1.0%	3.1%
Earnings Before Interest & Taxes (in millions)	$34.8	$43.5	$60.9	$113.9
Free Cash Flow (in millions)	$39.9	$49.9	$69.9	$151.7

Since maximum performance was exceeded with respect to all three of the performance measurements, our executive officers received short-term incentive awards equal to 200% of their target bonuses, as follows:

Officer	Amount

Darrell Webb	$1,750,000
Travis Smith	$862,500
Kenneth Haverkost	$400,000
James Kerr	$360,000

For our other Store Support Center and Distribution Center employees who participate in the short-term incentive plan, only the same-store sales growth and EBIT performance measures were applicable, each given a 50% weight. The performance goals were the same as for our executive officers and, as a result, these employees received 200% of their target awards based on the Company’s results versus those objectives. As noted above, the Committee added the free cash flow metric for the executive officers because the Board believed that it was critical that the executive officers focus on cash generation and prudent use of cash in addition to profitability and growth, given the difficult economic environment, while the Committee believed that other employees should focus primarily on the most significant performance drivers — profitability and growth. Target opportunities for our employees below the executive officer level are lower than the target opportunities for our executive officers based on competitive market factors and the fact that employees at higher levels of our company have a greater ability to influence our company’s performance and therefore their total compensation should be more heavily contingent on company performance.

The short-term incentive bonus program for field and store managers participating in the program is similar, but uses performance measurements more closely tied to the profitability and growth drivers over which those employees have control and for each of these employees is based on the performance of the regions, districts and stores within which that employee works.

The Committee chose the short-term incentive bonus metrics after considering recommendations from the Chief Executive Officer and advice from Watson Wyatt. The Committee concluded that the chosen performance measures were appropriate because they are the key metrics used by management and the Board to measure and oversee company performance, they are key metrics used by investors and analysts to evaluate company performance and value, and they directly tie to achievement of profitable growth and prudent cash usage. The target numbers were consistent with the company’s operating plan, approved by the Board at the beginning of the fiscal year. That plan was based on a moderate profitability improvement over the prior year, which the Board viewed as a realistic plan given the difficult and uncertain economic and retail environment faced by the company in early 2009. At that time the Board believed that achievement of the plan would constitute strong performance by the management team. The threshold and maximum numbers were established at percentages below or above the target numbers. In the case of EBIT, threshold was set at 20% below target and maximum at 40% above target. For same-store sales increase, threshold was set at 200 basis points below target and maximum was set 300 basis points above target. For free cash flow, threshold was set at 20% below target and maximum was set at 40% above target. The Committee believes that such “floors” are important so that no bonuses can be earned if performance falls significantly below the target, and that such “ceilings” are important in order to restrain incentives to engage in imprudent risks. The established ranges were somewhat broader than the company has used in prior years and that the Committee expects to use in future years, but the Committee felt that a broader range was appropriate for fiscal 2010 given the significant economic uncertainty at the time the fiscal 2010 plan was established.

Long-term incentive compensation

For fiscal 2010, the Committee established a long-term incentive compensation program available to all of our employees at or above the “manager” level (approximately 250 most senior company employees). For our Chief Executive Officer, the targeted long-term incentive opportunity was valued at $1.6 million (the same as Mr. Webb’s fiscal 2009 targeted long-term incentive opportunity). For our Chief Operating Officer, the targeted long-term incentive opportunity was valued at $600,000, an increase of $100,000 over Mr. Smith’s fiscal 2009 targeted long-term incentive opportunity. Our Executive Vice Presidents’ long-term incentive opportunity was targeted at $500,000 (which is the same amount targeted under our fiscal 2009 program). Actual compensation received under the program was dependent on our company’s achievement of the performance metrics associated with the program and the performance of our company’s stock. The Committee increased Mr. Smith’s target opportunity to reflect the enhanced responsibilities accompanying his promotion to Chief Operating Officer. Even with the increase, Mr. Smith remained below the median for Chief Operating Officers in our peer group for long-term incentive opportunity at target. The Committee did not change the target opportunities for the Executive Vice Presidents because the Committee felt that the existing targeted opportunities, in conjunction with the other elements of their compensation packages, provided them with competitive compensation opportunities designed to incentivize strong performance and retention. The Committee felt that the differences between Mr. Webb’s opportunity and that provided to Mr. Smith and the Executive Vice Presidents was appropriate given the differing roles and responsibilities of the executives and the greater opportunity the Chief Executive Officer has to influence long-term performance. For the same reasons, the Committee felt that the greater opportunity provided to Mr. Smith than the Executive Vice Presidents was appropriate. The grants consisted of 50% time-based restricted shares, 25% performance shares and 25% stock options.

The 2010 long-term incentive program for our executives consisted of the following vehicles, and grant date values:

		Time-Based	Performance Shares
Executive	Stock Options	Restricted Shares	(at Target)

Mr. Webb(1)	$400,000	$800,000	$400,000
Mr. Smith	$150,000	$300,000	$150,000
Messrs. Haverkost, Kerr	$125,000	$250,000	$125,000

These grant date values resulted in the following number of shares/options being granted:

		Time-Based	Performance Shares	Performance Shares
Executive	Stock Options	Restricted Shares	(at Target)	Actually Earned

Mr. Webb(1)	76,253 options	63,092 shares	31,546 shares	47,319
Mr. Smith	28,595 options	23,660 shares	11,830 shares	17,745
Messrs. Haverkost, Kerr	23,829 options	19,717 shares	9,859 shares	14,789

(1)	Pursuant to a retention agreement explained in further detail at page 49, Mr. Webb’s fiscal 2011 and 2012 long-term incentive compensation grants were made early in the form of 252,366 additional restricted shares, with an additional grant date value of $3.2 million. The early grants are not reflected in this table because the Committee views them as future year compensation, but they are reflected in the Summary Compensation Table at page 50 and the fiscal 2010 Grants of Plan-Based Awards Table at page 53.

•	Stock Options: All of these options are non-qualified stock options. In accordance with our company’s standard practice, they were granted on March 16, 2009 (the third NYSE trading day following our company’s fiscal 2009 earnings release) with an exercise price of $12.68, which was the closing NYSE price on the grant date. The options will vest 25% per year over four years and expire in seven years. These grants were made on the same day as grants were made to all other company employees receiving options under our company’s fiscal 2010 long-term incentive program. These options will have value only if the market price of our common shares increases after the grant date, and thus they provide our executives with a strong incentive to take actions which enhance long-term shareholder value.

•	Time-Based Restricted Shares: The grant date is the same as for the stock options, and the numbers of shares granted were based on the closing NYSE price on the grant date. The restrictions on these shares lapse 25% each year over a four-year period, except that Mr. Webb’s shares vest two-thirds in two years and one-third in three years pursuant to his retention agreement discussed further at page 49. The Committee believes that the restricted shares provide our executives with a strong incentive to enhance long-term shareholder value since the ultimate value of the grant is directly related to changes in our company’s stock price. The substantial holding periods before the restrictions lapse incentivize the executives to take actions which will create sustained shareholder value, and also serve as a retention incentive.

•	Performance Shares: Mr. Webb was granted performance shares with a targeted value of $400,000, Mr. Smith was granted performance shares with a targeted value of $150,000 and each of the Executive Vice Presidents was granted performance shares with a targeted value of $125,000. The performance measure was earnings per share (“EPS”), which the Committee believes to be an appropriate measure because it is a key measure focused on by investors and analysts and generally is the key driver of stock prices (and thus shareholder value). Target performance was set at EPS of $0.86, with threshold performance set at EPS of $0.69 and maximum performance set at EPS of $0.95. The target metric was consistent with our operating plan at the start of the year, with threshold set at 80% of target and maximum set at 110% of target. The Committee believed that these metrics were appropriate because they were consistent with our operating plan and incentivized our managers to achieve strong, improved performance which would create substantial shareholder value in a very uncertain and difficult economic and retail environment. Since our incentive plan disregards gains from the buy-back of debt, the fiscal 2010 target represented a 13% increase over the fiscal 2009 earnings of $0.76 per share (disregarding a $0.10 per share gain from the buy-back of debt). The Committee capped the maximum payout at 150%

of target (compared to a 200% cap in fiscal 2009) in order to limit expenses, potential share usage and dilution, and mitigate a potential incentive for company managers to engage in imprudent risks in order to maximize incentive compensation. The Committee decided to use a one-year performance period, rather than a multi-year period; the Committee felt that the sometimes asserted advantages of multi-year performance periods would be achieved by the multi-year vesting periods of the equity awards and the intended grant of performance shares in future years.

The target number of performance shares was calculated by dividing the amount of the target grant for performance shares for each executive by the NYSE closing price on the date of the grant (which is the same grant date set forth above with respect to options and restricted stock). To the extent earned, the time restrictions on the performance shares lapse 25% per year over a four-year period. If our company achieved target performance, the executive would receive the full grant of the performance shares. If EPS was below the threshold amount, none of the performance shares would be earned. If EPS was between threshold and target, some of the performance shares would be earned. If EPS was above target, the executive could earn up to 150% of the targeted performance shares.

Fiscal 2010 EPS was $2.51 ($2.48 excluding the effect of gains from debt buy-backs), which far exceeded maximum. As a result, the executive officers and other employees receiving performance shares earned 150% of their target performance shares. This amounted to 47,319 shares for Mr. Webb, 17,745 for Mr. Smith and 14,789 shares each for Messrs. Haverkost and Kerr.

For employees below the Executive Vice President level who participate in our long-term incentive program, the target incentive payments were set at lower dollar values, and below the officer level, stock value based cash awards are substituted for equity awards. Also, vesting periods are reduced to 3 years for lower level employees. These differences, and the difference between the Chief Executive Officer and other executive officer target awards, were due to competitive market factors, an effort to reduce share usage and dilution, and recognition that higher level employees have a greater ability to influence company performance.

Pursuant to Mr. Webb’s retention agreement, discussed further at page 49, Mr. Webb received an additional grant of restricted shares with a grant date value of $3.2 million, on March 16, 2009, in lieu of fiscal 2011 and 2012 long-term incentive grants. This represents the same annual value Mr. Webb received for fiscal 2010. These shares will vest two-thirds in two years and one-third in three years. The Board decided to enter into the retention agreement and to make early grants of Mr. Webb’s fiscal 2011 and 2012 awards in recognition of his strong performance and to incentivize him to remain with our company during a difficult economic period. The Board felt that Mr. Webb’s strong performance since joining the company in 2006 made him particularly attractive to retailers seeking a new CEO, and that his retention was especially important to guide the company through the difficult economic/retail environment of the next few years. The Committee also felt that retention of the remainder of the management team was important, but it could accomplish this goal through our regular compensation programs rather than a retention agreement.

Comparison of Fiscal Year 2009 Compensation to Peer Group Data

Watson Wyatt provided the Committee with a comparison of our company’s executive compensation to the peer group compensation, using the peer group described above at page 33. Watson Wyatt concluded that the total compensation opportunity for the members of our company’s Management Committee generally was in the vicinity of the peer group median, with some deviations. Our company generally provides target incentive compensation opportunities that are weighed more heavily towards long-term incentives versus short-term incentives, in comparison to the peer group; this reflects the Committee’s desire to focus our executives on sustainable long-term growth and performance. With respect to our executive officers, Watson Wyatt’s analysis is summarized in the following table:

Total of Base Plus STI
		Short-Term Incentive	Long-Term Incentive	& LTI Opportunities at
	Base Salary	Opportunity at Target	Opportunity at Target	Target

Mr. Webb*	Median	Median	Median	Median
Mr. Smith	Between 25th Percentile and Median	Median	Between 25th Percentile and Median	Between 25th Percentile and Median
Mr. Haverkost	Median	25th Percentile	Between Median and 75th Percentile	Median
Mr. Kerr	Median	25th Percentile	Between Median and 75th Percentile	Median

*	This table does not take into account Mr. Webb’s early fiscal 2011 and 2012 long-term incentive grants, discussed below under the caption “Chief Executive Officer Retention Agreement” at page 49.

Actual fiscal 2010 compensation paid to our executives generally was above the median of the peer group study given the maximum short-term incentive and performance share awards our executives received as a result of our superior performance compared to our peers. In contrast, in the prior year our executives’ compensation generally was below the median of the peer group study given that there were no payouts under our short-term incentive plan and a below-target earn-out with respect to the performance shares since target performance goals were not met. Actual compensation will most likely always deviate from the median of the peer group study given our emphasis on incentive compensation tied to performance, as well as the fact that peer group data is only one factor considered by our Board in making compensation decisions. In comparing Mr. Webb’s compensation to the peer group, the Committee has allocated his early restricted share grant to the years in which those grants would have been made, because the Committee believes that it is appropriate to consider such grants to be part of compensation for the years to which they relate, rather than the year in which they technically are granted.

Board Policies.

Equity granting policies:  Our Board of Directors has adopted policies with respect to equity grants to our executive officers and other employees. We make grants of equity-based awards to our executive officers, with the advance approval of our Compensation Committee, on the third full NYSE trading day following the next earnings release after that approval (unless the Compensation Committee selects another date that it has determined to be appropriate after consultation with legal counsel). The exercise price for stock options will be the closing price of our common shares as reported on the NYSE on the date of grant. Our Chief Executive Officer may approve grants to newly hired or promoted employees below the Vice President level, and the Chairperson of our Compensation Committee may approve grants to newly hired or promoted employees at the Vice President level, in each case subject to guidelines regarding such grants that are approved by our Compensation Committee. Annual grants to current employees and grants to newly hired or promoted employees above the Vice President level must be approved by our Compensation Committee at a meeting (and not by means of a unanimous consent resolution). The grant date for grants of equity-based awards to current employees and newly hired or promoted employees also will be the third full NYSE trading day following the next earnings release after approval (and also after the employment commencement or promotion date in the case of newly hired or promoted employees) unless the Compensation Committee selects another date as described above, and the exercise price for stock options will be the closing price of our common shares as reported on the NYSE on the date of grant. Other than pursuant to our equity award grant policy described above, whereby we generally will make equity-based awards only following a quarterly earnings release, we do not intentionally coordinate the grant of equity-based awards with the release of material non-public information.

Re-pricing/Re-issuance of Options:  Our 2008 Incentive Compensation Plan prohibits re-pricing of stock options and stock appreciation rights without shareholder approval. Likewise, the Board will not replace any stock option or stock appreciation right with awards having a lower exercise or grant price without shareholder approval, except for certain adjustments permitted under the Plan in the event of an equity restructuring event (such as a special stock dividend, stock split, spin-off, rights offering or recapitalization) which causes the per-share value of the shares underlying the outstanding awards to change. While prior plans pursuant to which we have issued equity awards in the past do not have such restrictions, it has been the policy and practice of our Board not to re-price or re-issue stock options and stock appreciation rights.

Amended Performance Metrics; Accelerated Vesting:  Although our Compensation Committee has the ability under the terms of our 1998 and 2008 Incentive Compensation Plans to amend awards by waiving or changing performance metrics or accelerating the vesting of awards, our Compensation Committee has not exercised that discretion and does not currently intend to exercise that discretion. In fiscal 2009 when no awards were earned under our short-term compensation plan because threshold performance was not achieved with respect to one of the performance measures, the Compensation Committee did use its authority to grant modest discretionary bonuses to employees other than Mr. Webb based on the Committee’s determination that the company had performed well considering the recessionary economy during the second half of 2008. Upon a Change in Control, there will be accelerated vesting of stock options and accelerated release of restrictions on restricted stock as discussed further below under the section titled “Potential Payments Upon Termination or Change in Control” at page 58.

Hedging Policy:  Our Board has adopted, as part of our insider trading policy, prohibitions against our executives and Directors engaging in short sales of our securities, purchases or sales of publicly traded options involving our securities, establishing margin accounts or otherwise pledging our securities, and hedging transactions involving our securities.

Share Ownership Guidelines:  The Board has considered, but to date has not adopted, share ownership guidelines for our executive officers. The Board believes that the restricted stock and unvested stock options held by each of our executive officers and other senior managers are near-equivalent to a stock ownership requirement and are sufficient to align employee interests with shareholder interests and to serve as a mitigating factor against imprudent risk taking.

Clawback Policy/Recoupment of Compensation:  Our Board has adopted a clawback policy applicable to our executive officers, and each of these officers has executed an agreement to be bound by the policy. Pursuant to the policy, if our financial results are subject to a restatement, or performance metrics have been overstated, due to fraud or misconduct on the part of an executive officer, the Board may recoup annual incentives, equity based awards (including, without limitation, performance-based restricted stock units, time-based restricted stock units and stock options) and other performance-based awards granted to such executive officer on or after January 1, 2010. In addition, the Committee has the authority to terminate any awards under our 2008 Incentive Compensation Plan if the grantee engages in conduct injurious, detrimental or prejudicial to our company.

Supplemental Retirement Benefit Plan.  Historically we provided our executive officers with a limited defined benefit retirement plan, known as the Jo-Ann Stores, Inc. Supplemental Retirement Benefit Plan (“SERP”). The Board’s practice had been to provide the SERP to our executive officers who had completed at least one year of service with us. Currently, Messrs. Webb, Smith, Haverkost and Kerr are the only participants in the SERP. Our Compensation Committee added Mr. Kerr as a participant in the SERP on August 15, 2006, shortly after his promotion to an executive officer position, added Mr. Webb and Mr. Smith as participants in the SERP on November 13, 2007, and added Mr. Haverkost as a participant in the SERP on October 15, 2008, in each case on or shortly after their first anniversaries with us. The Compensation Committee has established the maximum supplemental retirement benefit amount for Mr. Webb at $750,000 and for each of Messrs. Smith, Haverkost and Kerr at $600,000.

Our Compensation Committee reviewed our SERP with the assistance of Watson Wyatt in fiscal 2009. The Committee decided to leave the SERP in place for the present participants because it assists our company in retaining the current executives by providing them with a retirement benefit at a reasonable cost to our company. However, the Committee decided to discontinue adding new executive officers to the SERP. In making this decision the Committee considered peer group analysis and other advice provided by Watson Wyatt.

In general, under our SERP a participant who retires at age 65 will receive his maximum supplemental retirement benefit amount, payable in 180 equal consecutive monthly installments. Upon retirement before age 65, a participant will be entitled to a supplemental early retirement benefit following 20 years of service or, if the participant has been employed by us for at least ten years, at age 55. Any supplemental early retirement benefit will be payable, beginning at age 65, and will be the maximum supplemental retirement benefit amount reduced by 5% a year (up to a maximum 50% reduction) for each year of retirement prior to age 65. A participant who becomes totally disabled, and whose employment ceases as a result of that total disability, will be eligible for a supplemental disability retirement benefit, payable in 240 equal consecutive monthly installments until the earlier of the participant’s recovery or until all such monthly payments have been made. Any supplemental disability retirement payments received by a participant will reduce the amounts payable upon a participant’s normal or early retirement. Upon the death of a participant after retirement or total disability, his or her designated beneficiaries will receive any remaining monthly installments. If a participant dies before retirement, no benefits are payable under the SERP.

Deferred Compensation Plan.  We offer a Deferred Compensation Plan to our upper level management employees as part of our overall benefits package in order to be competitive with companies with which we compete for management talent. We believe that the Deferred Compensation Plan helps us recruit and retain high caliber management talent. Our Deferred Compensation Plan provides our executive officers and approximately 130 senior management team members with an opportunity to elect to defer receipt of cash compensation (base salary and annual bonus) for a period of years or until retirement up to a maximum of 75% of base salary and 100% of annual bonus. Participants can select from a variety of investment funds from which the earnings on their deferred cash compensation account will be determined; the options offered do not include any guaranteed or premium investment returns. Our obligations under our Deferred Compensation Plan are general unsecured obligations of our company. The first 4% of base salary that is deferred under our Deferred Compensation Plan is matched 50% by us, effectively resulting in a matching contribution of up to 2% of base salary. Our matching contribution is intended to compensate the plan participants who fall within the “highly compensated” definition under Internal Revenue Service regulations for their inability to obtain an equivalent match under our 401(k) Savings Plan due to restrictions imposed by federal law on 401(k) contributions by highly compensated employees. Of our executive officers, only Messrs. Haverkost and Kerr have elected to participate in the Deferred Compensation Plan.

Other Executive Officer Benefits and Perquisites.  We provide a benefits package to our executive officers intended to be competitive with the benefits packages offered by peer companies and other companies with whom we compete for management talent. We feel that a competitive benefits package is an important factor in attracting and retaining high performing executives and managers. Our executive officers receive company-subsidized health, life and disability insurance coverage on the same basis as all of our employees, supplemental long-term disability insurance coverage, and matching contributions under our Deferred Compensation Plan and our 401(k) Savings Plan if they choose to participate in those plans. Our executive officers also are eligible to participate in our employee stock purchase program and to receive employee discounts on purchases at our stores, on the same basis as other employees. Our executive officers were eligible to receive the following perquisites in fiscal 2010: an automobile allowance (which we believe is necessary for competitive purposes), an annual physical (which we believe benefits the company by facilitating preventative medical care and healthy habits by our executives whom the company has a significant investment in), and reimbursement for certain tax and financial planning expenses (which we believe is appropriate to enable our executives to focus more of their attention on achieving company goals while maintaining diligence over their personal financial affairs). Historically the company provided tax gross-ups in connection with the tax and financial planning services, but this practice has been terminated effective as of January 1, 2010 because we believe it is inconsistent with developing corporate governance standards. For more information regarding the actual perquisites received by our current executive officers, see footnote 8 to the Summary Compensation Table at page 52 of this proxy statement. Executive benefits make up a very small percentage of total compensation for our executive officers. The Committee reviews these arrangements regularly to ensure they continue to fulfill business needs.

Chief Executive Officer Retention Agreement.  We entered into a new employment agreement with our Chief Executive Officer, Darrell Webb, on March 16, 2009.

The Board took this action, at the recommendation of the Compensation Committee, in order to ensure the retention of Mr. Webb to guide our company through the current difficult economic environment and to continue the performance improvements that have occurred under his leadership (including improved earnings per share, substantial balance sheet improvements, and same-store sales improvement and shareholder returns in the upper tier of our company’s peer group). In deciding to enter into the new agreement, and in determining the terms of the agreement, the Compensation Committee and the Board considered Mr. Webb’s past success in revitalizing our company and the relative strong performance of our company during fiscal 2009. The Board felt that it needed to provide Mr. Webb with strong incentives to remain with our company given the many retailers then seeking new leadership. The Committee also obtained advice from Watson Wyatt with respect to the agreement.

The agreement provides for Mr. Webb’s continued employment with our company as our Chairman of the Board and Chief Executive Officer until August 1, 2011. In April 2010, the term was extended until August 1, 2012. Mr. Webb’s base salary for fiscal 2010 remained $875,000, and his annual incentive opportunity at target remained 100% of his base salary. The agreement also provided Mr. Webb with a fiscal 2010 long-term incentive opportunity valued at the same level as his fiscal 2009 long-term incentive opportunity — $1.6 million — consisting of 50% restricted shares, 25% stock options and 25% performance shares. Our company made these grants on March 16, 2009. The performance shares were subject to the same performance metrics as in the case of the other executive officers, and as in the case of the other executive officers, Mr. Webb ultimately received a maximum grant of performance shares since the company achieved above maximum performance. The options and performance shares (to the extent earned) will vest 25% per year over a four-year period. Two-thirds of the restricted shares will vest in two years, and the remaining one-third will vest in three years.

Pursuant to the employment agreement, Mr. Webb received an additional grant of restricted shares with a grant date value of $3.2 million on March 16, 2009. This grant was in lieu of fiscal 2011 and 2012 long-term incentive grants. These shares also will vest two-thirds in two years and one-third in three years.

The agreement provides for accelerated vesting of the restricted share awards in the event our company terminates Mr. Webb’s employment without cause or in the event Mr. Webb resigns with good reason. If Mr. Webb resigns without good reason and fails to give at least one-year’s advance written notice to our company, he will forfeit all unvested equity grants and will be subject to a non-solicitation covenant. Mr. Webb is subject to other non-competition, non-solicitation and non-disclosure covenants pursuant to his employment agreement discussed beginning at page 58, which remains in effect.

The Committee and Board believe that this agreement is in the best interest of our company and its shareholders because it provides Mr. Webb with a strong incentive to remain with our company, as our company deals with the difficult retail environment, continues its operational performance improvement initiatives and implements its strategic plan.

Executive Officer Employment Agreements.  In prior years we entered into employment agreements with each of our executive officers. No new agreements were entered into and no modifications were made to the existing agreements during fiscal 2010. These agreements specify the severance benefits each executive officer will receive in the event his employment is terminated by us without “cause” or by the executive for “good reason,” either before or after a “change of control.” For a description of the current terms of those employment agreements, see the section of this proxy statement titled “Executive Compensation — Current Executive Officer Employment Agreements” beginning at page 58 of this proxy statement.

Our Compensation Committee believes that the severance benefits included in our employment agreements with our executive officers are a necessary component of a competitive compensation program. The Committee also believes that the change of control provisions are in our shareholders’ best interest because they assist us in retaining key personnel during rumored and actual change of control activity (when management continuity is of special importance) and they incentivize our executives to deal with change of control situations in a manner consistent with the best interests of our shareholders, even though the executive’s employment might be terminated as a result of the transaction. These agreements further benefit our company and shareholders by imposing non-competition, confidentiality and non-solicitation obligations on the executives. We also believe that the severance arrangements for termination without cause benefit our company by facilitating our ability to make executive management changes when it is determined that such changes would be in the interest of our company and shareholders.

The Committee, based upon advice from Watson Wyatt, believes that the structure of the employment agreements and the benefit amounts are not significantly different from the severance arrangements typically in place at other companies. The existence of these agreements does not impact the other compensation arrangements offered to our executives because it is not anticipated that these agreements will be triggered, and if they are triggered, the intent is to compensate the executive for lost future compensation following the termination date, rather than for the executive’s performance during the period of employment.

EXECUTIVE COMPENSATION

The following table sets forth information relating to compensation for the fiscal years ended January 30, 2010, January 31, 2009 and February 2, 2008 for our Chief Executive Officer, our Chief Financial Officer, and all of our other executive officers employed by us as of the end of fiscal 2010. The individuals listed in the Summary Compensation Table are referred to collectively in this proxy statement as the “named executive officers.”

SUMMARY COMPENSATION TABLE

							Change in
						Cash	Value of
				Stock	Option	Incentive	SERP	All Other
	Fiscal	Salary	Bonus	Awards	Awards	Compensation	Benefits	Compensation	Total
Name and Principal Position	Year	($)(1)	($)(2)	($)(3)(4)	($)(4)(5)	($)(6)	($)(7)	($)(8)	($)(9)

Darrell Webb(10)	2010	$875,000	$0	$4,400,011	$400,002	$1,750,000	$9,282	$50,238	$7,484,533
Chairman of the Board,	2009	$859,135	$0	$1,000,003	$609,362	$0	$8,874	$30,042	$2,507,416
President and	2008	$789,423	$0	$600,000	$597,778	$672,558	$88,741	$40,082	$2,788,582
Chief Executive Officer (as of January 31, 2010, Chief Executive Officer and Chairman of the Board)
Travis Smith(10)	2010	$575,000	$0	$450,013	$150,001	$860,337	$1,955	$24,348	$2,061,654
Chief Operating Officer	2009	$500,000	$62,500	$250,012	$249,999	$0	$1,696	$34,491	$1,098,698
(promoted to President	2008	$496,635	$0	$250,000	$249,076	$211,610	$18,661	$32,366	$1,258,348
and Chief Operating Officer as of January 31, 2010)
Kenneth Haverkost(10)	2010	$400,000	$0	$375,024	$125,000	$400,000	$8,985	$36,222	$1,345,231
Executive Vice President,	2009	$397,597	$49,639	$250,012	$249,999	$0	$85,747	$64,975	$1,097,969
Store Operations	2008	$115,385	$200,000	$0	$0	$0	$0	$175,337	$490,722
James Kerr	2010	$360,000	$0	$375,024	$125,000	$360,000	$5,072	$27,023	$1,252,119
Executive Vice President,	2009	$351,539	$43,846	$250,012	$249,999	$0	$4,611	$28,485	$928,492
Chief Financial Officer	2008	$315,769	$125,000	$250,000	$249,076	$134,512	$4,192	$27,371	$1,105,920

(1)	Includes amounts earned but deferred under our Deferred Compensation Plan and under Section 401(k) of the Internal Revenue Code. Fiscal 2010, 2009 and 2008 were 52-week years.

(2)	For fiscal 2009, each of these executive officers received the following discretionary cash bonus: Mr. Smith — $62,500; Mr. Haverkost — $49,639; and Mr. Kerr — $43,846.

Mr. Haverkost received a guaranteed cash bonus of $200,000 for fiscal 2008 in consideration of compensation from his former employer that he forfeited upon joining us in October 2007. These amounts represent bonuses earned in the fiscal year indicated but paid in the subsequent fiscal year. Mr. Kerr received a $125,000 retention payment in March 2007 (fiscal 2008) pursuant to a 2005 grant made while he was serving as our Vice President and Controller, which grant was intended to encourage him to remain with us during a period when we needed to address many operating and financial challenges and the Chief Financial Officer position was vacant.

(3)	Stock Awards include the aggregate grant date fair value of stock awards granted in the fiscal year indicated computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”) (formerly Statement of Financial Accounting Standards No. 123 (Revised 2004), “Share-Based Payment” (“FAS No. 123R”). The grant date fair value of performance shares included in the table is based on the probable outcome with respect to the performance conditions as of the grant date, and represents the “target” value. The fiscal year 2009 and 2008 stock awards have been restated to conform with the current fiscal year presentation.

On March 16, 2009, we granted each of our executive officers performance shares that were converted to stock awards. Based upon the performance achieved by our company during fiscal 2010, each of these executive officers earned the following “maximum” number of performance shares (150% of “target”), with a parenthetical indication of the grant date fair value of the “maximum” number of performance shares computed in accordance with ASC 718: Mr. Webb — 47,319 shares ($600,005); Mr. Smith — 17,745 shares ($225,007); Mr. Haverkost — 14,789 shares ($187,525); and Mr. Kerr — 14,789 shares ($187,525).

On April 1, 2008, we granted Mr. Webb performance shares and on March 17, 2008, we granted each of our other executive officers performance shares that were converted to stock awards. Based upon the performance achieved by our company during fiscal 2009, each of these executive officers earned the following number of performance shares (77.8% of “target”), with a parenthetical indication of the grant date fair value of the number of performance shares earned computed in accordance with ASC 718: Mr. Webb — 5,499 shares and 9,339 stock equivalent units ($233,402); Mr. Smith — 7,193 shares ($97,249); Mr. Haverkost — 7,193 shares ($97,249); and Mr. Kerr — 7,193 shares ($97,249). The “maximum” number of performance shares and grant date fair value were 38,144 shares ($600,005) for Mr. Webb and 18,492 shares ($250,012) each for Messrs. Smith, Haverkost and Kerr.

On March 15, 2007, we granted each of our executive officers performance shares that were converted to stock awards. Based upon the performance achieved by our company during fiscal 2008, each of these executive officers earned the following number of performance shares (7% of “target”), with a parenthetical indication of the grant date fair value of the number of performance shares earned computed in accordance with ASC 718: Mr. Webb — 1,714 shares ($42,850); Mr. Smith — 714 shares ($17,850); and Mr. Kerr — 714 shares ($17,850). The “maximum” number of performance shares and grant date fair value were 48,000 shares ($1,200,000) for Mr. Webb and 20,000 shares ($500,000) each for Messrs. Smith and Kerr. On December 3, 2007, Mr. Haverkost was granted 31,847 time-based restricted shares in connection with his commencement of employment with us.

For Mr. Webb, for fiscal 2010, stock awards include the grant date value of his early fiscal 2011 and 2012 awards pursuant to his retention agreement, discussed further at page 49.

(4)	For a discussion of the assumptions we made in valuing the stock and option awards, see “Note 1 — Significant Accounting Policies — Stock-Based Compensation” and “Note 8 — Stock-Based Compensation” in the notes to our consolidated financial statements contained in our Annual Report on Form 10-K.

(5)	Option Awards include the aggregate grant date fair value of option awards granted in the fiscal year indicated computed in accordance with ASC 718. The fiscal year 2009 and 2008 option awards have been restated to conform with the current fiscal year presentation.

For fiscal 2010, each of these executive officers received stock option grants to purchase the following number of shares, on March 16, 2009: Mr. Webb — 76,253 shares; Mr. Smith — 28,595 shares; Mr. Haverkost — 23,829 shares; and Mr. Kerr — 23,829 shares.

For fiscal 2009, each of these executive officers received stock option grants to purchase the following number of shares, on April 1, 2008: Mr. Webb — 110,210 shares; and on March 17, 2008: Mr. Smith — 53,427 shares; Mr. Haverkost — 53,427 shares; and Mr. Kerr — 53,427 shares.

For fiscal 2008, each of these executive officers received stock option grants to purchase the following number of shares, on March 15, 2007: Mr. Webb — 68,337 shares; Mr. Smith — 28,474 shares; Mr. Kerr — 28,474 shares; and on December 3, 2007: Mr. Haverkost — 45,771 shares.

(6)	These amounts reflect the amounts earned by the named executive officer under the Management Incentive Plan, the terms of which are described in the Compensation Discussion and Analysis at pages 39 and 41-43.

(7)	The SERP provides benefits, subject to forfeiture, to designated employees upon retirement at age 65, early retirement, total disability or death. Under this plan, we expensed the following amounts for fiscal 2010: Mr. Webb — $9,282; Mr. Smith — $1,955; Mr. Haverkost — $8,985; and Mr. Kerr — $5,072; the following amounts for fiscal 2009: Mr. Webb — $8,874; Mr. Smith — $1,696; Mr. Haverkost — $85,747; and Mr. Kerr — $4,611; and the following amounts for fiscal 2008: Mr. Webb — $88,741; Mr. Smith — $18,661; and Mr. Kerr — $4,192.

(8)	The amounts in the All Other Compensation Column consist of the following compensation items:

			Executive			Matching
			Supplemental		Tax Planning	Contributions	Matching
		Group	Long Term		Reimbursements	Under	Contributions			Relocation
		Life	Disability	Insurance	and Gross-Up	Deferred	Under 401(k)	Car	Relocation	Reimbursements
	Fiscal	Insurance	Benefit	Premiums	Payments	Compensation	Savings Plan	Allowance	Allowance	and Gross-Up	Other
Name	Year	($)	($)	Paid ($)	($)(a)	Plan ($)	($)	($)	($)	Payments ($)(b)	($)(c)	Total ($)

Darrell Webb	2010	$2,280	$3,797	$615	$4,409	$0	$2,113	$16,800	$0	$0	$20,224	$50,238
	2009	$2,232	$3,797	$548	$4,307	$0	$2,358	$16,800	$0	$0	$0	$30,042
	2008	$888	$3,797	$84	$4,307	$0	$2,865	$16,800	$0	$11,113	$228	$40,082
Travis Smith	2010	$565	$2,001	$192	$4,651	$0	$0	$15,600	$0	$0	$1,339	$24,348
	2009	$487	$2,001	$180	$1,223	$0	$0	$15,600	$0	$0	$15,000	$34,491
	2008	$362	$2,001	$21	$0	$0	$0	$15,600	$0	$11,973	$2,409	$32,366
Kenneth Haverkost	2010	$969	$2,557	$612	$3,674	$8,993	$2,429	$15,600	$0	$0	$1,388	$36,222
	2009	$958	$2,557	$113	$2,412	$11,942	$2,589	$15,600	$0	$26,316	$2,488	$64,975
	2008	$35	$1,289	$0	$0	$288	$0	$5,200	$150,000	$18,525	$0	$175,337
James Kerr	2010	$560	$0	$336	$0	$8,077	$2,450	$15,600	$0	$0	$0	$27,023
	2009	$543	$0	$306	$0	$9,706	$2,330	$15,600	$0	$0	$0	$28,485
	2008	$470	$0	$228	$0	$8,808	$2,265	$15,600	$0	$0	$0	$27,371

(a)	The company has ceased making tax gross-up payments for tax planning services effective January 1, 2010. For fiscal 2010, for Mr. Webb — $1,409 out of $4,409 represents tax gross-up payments for tax planning services; for Mr. Smith — $1,486 out of $4,651 represents tax gross-up payments for tax planning services; for Mr. Haverkost — $1,174 out of $3,674 represents tax gross-up payments for tax planning services.

For fiscal 2009, for Mr. Webb — $1,807 out of $4,307 represents tax gross-up payments for tax planning services; for Mr. Smith — $513 out of $1,223 represents tax gross-up payments for tax planning services; for Mr. Haverkost — $1,012 out of $2,412 represents tax gross-up payments for tax planning services. For fiscal 2008, for Mr. Webb — $1,807 out of $4,307 represents tax gross-up payments for tax planning services.

(b)	For Mr. Webb — The total amount of $11,113 paid in fiscal 2008 consists of $9,580 paid as relocation reimbursements and $1,533 representing tax gross-up payments for relocation reimbursements. $2,987 out of the $9,580 in relocation reimbursement was for fiscal 2007 expenses but was paid in fiscal 2008. $1,261 out of the $1,533 in tax gross-up payments related to fiscal 2007 expenses but was paid in fiscal 2008.

For Mr. Smith — $3,548 out of $11,973 was for fiscal 2007 expenses but was paid in fiscal 2008.

For Mr. Haverkost — For fiscal 2009, the total amount of $26,316 consists of $18,549 paid as relocation reimbursements and $7,767 representing tax gross-up payments for relocation reimbursements. These were fiscal 2008 expenses but paid in fiscal 2009. For fiscal 2008, the total amount of $18,525 consists of $12,606 paid as relocation reimbursements and $5,919 representing tax gross-up payments for relocation reimbursements.

(c)	With Board approval, Mr. Webb began spending approximately one-half of his business time on the West Coast as of August 2009. For fiscal 2010, $6,000 represents our cost to rent a small, unstaffed office for Mr. Webb’s use while on the West Coast and $14,224 is travel expense between our Ohio corporate headquarters and Mr. Webb’s West Coast office reimbursed by us with Board approval. For fiscal 2009, Mr. Smith received a lump sum payment of $15,000 in lieu of a merit increase. All other amounts in the “Other” column pertain to expenses paid for executive physicals.

(9)	As required by SEC disclosure rules, the Summary Compensation Table reflects not only compensation earned and paid, but also (a) amounts subject to performance conditions which might not be met or which might be exceeded (resulting in higher payments subject to a cap), and (b) amounts representing the opportunity to earn future compensation under equity grants that may be forfeited based on service-based vesting conditions. As a result of mixing earned/paid and contingent compensation, the “total” shown in the Summary Compensation Table includes amounts that the named executive officers may never receive and may exclude amounts earned due to performance better than anticipated on grant date. Moreover, the value of the equity grants will be dependent on our stock performance, whereas the amounts reflected in the Summary Compensation Table are valued in accordance with SEC regulations and applicable accounting rules.

(10)	Mr. Webb relinquished the title of President at the beginning of fiscal 2011, on January 31, 2010. Mr. Smith was promoted to Chief Operating Officer (from his prior position of Executive Vice President, Merchandising and Marketing) subsequent to the end of fiscal 2009, on February 1, 2009, and to President and Chief Operating Officer at the beginning of fiscal 2011, on January 31, 2010. Mr. Haverkost joined us and assumed the position of Executive Vice President, Store Operations as of October 15, 2007.

The following table provides information relating to cash incentive, stock and option awards granted under our 2008 Incentive Compensation Plan during fiscal 2010 to the named executive officers.

FISCAL 2010 GRANTS OF PLAN-BASED AWARDS

										All Other
										Options
									All Other	Awards:
									Stock	Number of		Grant Date
									Awards:	Common	Exercise or	Fair Value
			Estimated Future Payouts Under			Estimated Future Payouts Under			Number of	Shares	Base Price	of Stock and
	Grant	Approval	Cash Incentive Plan Awards ($)			Performance Share Grants (#)			Common	Underlying	of Option	Option
Name	Date	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Shares (#)	Options (#)	Awards ($/Sh)(1)	Awards(2)

Darrell Webb	03/16/09	03/03/09	$218,750	$875,000	$1,750,000
	03/16/09	03/03/09				1,766	31,546	47,319				$400,003
	03/16/09	03/03/09							315,458			$4,000,007	(3)
	03/16/09	03/03/09								76,253	$12.68	$400,002
Travis Smith	03/16/09	03/03/09	$107,813	$431,250	$862,500
	03/16/09	03/03/09				662	11,830	17,745				$150,004
	03/16/09	03/03/09							23,660			$300,009
	03/16/09	03/03/09								28,595	$12.68	$150,001
Kenneth Haverkost	03/16/09	03/03/09	$50,000	$200,000	$400,000
	03/16/09	03/03/09				552	9,859	14,789				$125,012
	03/16/09	03/03/09							19,717			$250,012
	03/16/09	03/03/09								23,829	$12.68	$125,000
James Kerr	03/16/09	03/03/09	$45,000	$180,000	$360,000
	03/16/09	03/03/09				552	9,859	14,789				$125,012
	03/16/09	03/03/09							19,717			$250,012
	03/16/09	03/03/09								23,829	$12.68	$125,000

(1)	Closing market price on the day of the award.

(2)	Stock and Option Awards are valued in accordance with ASC 718 and the grant date fair value of performance shares is based upon the probable outcome of the performance conditions as of the grant date (i.e., “target” performance). See the narrative below for the maximum value of performance shares on the grant date.

(3)	Mr. Webb’s grant includes his fiscal year 2010 equity grant, as well as an additional grant with a grant date fair value of $3.2 million in lieu of his fiscal 2011 and 2012 long-term incentive grants pursuant to his retention agreement discussed at page 49. The Committee’s present intent is to make no additional long-term incentive grants to Mr. Webb with respect to fiscal years 2011 and 2012.

NARRATIVE INFORMATION RELATING TO GRANTS OF PLAN-BASED AWARDS TABLE

Our Compensation Committee must approve equity grants to executive officers, and the grant date is the third NYSE trading day following our next quarterly earnings release pursuant to the Rules adopted by the Compensation Committee under our 2008 Incentive Compensation Plan (unless the Compensation Committee selects another date). The indicated approval date is the date when a Compensation Committee meeting took place at which the grants were approved. All indicated grants were made pursuant to our 2008 Incentive Compensation Plan.

Performance shares represent a contingent right to receive a common share, on a one-for-one basis, upon achievement of certain performance-based criteria. To the extent performance shares are earned, they vest 25% per year over four years, beginning one year after the original grant date. The Grant of Plan-Based Awards Table was prepared on the basis of a “target” award, which was the probable outcome at the time of the award grant. In fact, we exceeded “maximum” performance with respect to the metric applicable to the performance shares, and the named executive officers received the “maximum” grant (150% of “target”). Actual performance shares and grant date fair value of actual performance shares earned were 47,319 shares ($600,005) for Mr. Webb, 17,745 shares ($225,007) for Mr. Smith, 14,789 shares ($187,525) for Mr. Haverkost and 14,789 shares ($187,525) for Mr. Kerr. For a description of the terms and performance-based conditions of the grants set forth in the Fiscal 2010 Grants of Plan-Based Awards Table, see “Compensation Discussion and Analysis — Fiscal Year 2010 Compensation Decisions and Results — Long-term incentive compensation” at page 43.

The performance shares actually earned, the other stock awards (which are in the form of restricted stock) and the options awards are all subject to service-based vesting conditions, and thus some of the shares reflected in the Grants of Plan-Based Awards Table may never be received by our named executive officers. Moreover, the value of shares received will be dependent on our stock performance.

The following table sets forth information relating to all of our named executive officers’ outstanding equity-based awards as of the end of fiscal 2010 (January 30, 2010).

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END (2010)

		Option Awards				Stock Awards		Performance Shares
							Market		Market
						Number of	Value of	Number of	Value of
		Number of				Restricted	Restricted	Unearned	Unearned
		Common Shares				Common	Common	Performance	Performance
		Underlying Unexercised		Option	Option	Shares That	Shares That	Shares That	Shares That
	Grant	Options (#)		Exercise	Expiration	Have Not	Have Not	Have Not	Have Not
Name	Date(1)	Exercisable	Unexercisable	Price ($)	Date	Vested (#)	Vested ($)(2)	Vested (#)(3)	Vested ($)(2)(3)

Darrell Webb(4)(8)						385,822	$13,511,486	31,546	$1,104,741
	07/28/2006	49,968	25,000	$14.05	07/28/2013
	03/15/2007	34,168	34,169	$25.00	03/15/2014
	04/01/2008	27,552	82,658	$15.73	04/01/2015
	03/16/2009	0	76,253	$12.68	03/16/2016
Travis Smith(5)(8)						46,348	$1,623,107	11,830	$414,287
	08/04/2006	0	12,500	$14.22	08/04/2013
	03/15/2007	0	14,238	$25.00	03/15/2014
	03/17/2008	0	40,071	$13.52	03/17/2015
	03/16/2009	0	28,595	$12.68	03/16/2016
Kenneth Haverkost(6)(8)						47,971	$1,679,944	9,859	$345,262
	12/03/2007	0	22,886	$15.70	12/03/2014
	03/17/2008	0	40,071	$13.52	03/17/2015
	03/16/2009	0	23,829	$12.68	03/16/2016
James Kerr(7)(8)						37,405	$1,309,923	9,859	$345,262
	11/18/2005	0	8,000	$12.42	11/18/2012
	07/28/2006	0	6,250	$14.05	07/28/2013
	03/15/2007	14,236	14,238	$25.00	03/15/2014
	03/17/2008	13,356	40,071	$13.52	03/17/2015
	03/16/2009	0	23,829	$12.68	03/16/2016

(1)	Stock options vest 25% each year over four years, beginning one year after the grant date with the exception of Mr. Kerr’s options granted on November 18, 2005 which vested 50% on 3/1/2009 and 50% on 3/1/2010.

(2)	The market value of our common shares at our fiscal year-end was $35.02.

(3)	Mr. Webb’s unvested shares include the 252,366 shares with a grant date fair value of $3.2 million granted on March 16, 2009 in lieu of his fiscal 2011 and 2012 long-term incentive grants. Mr. Webb received this grant pursuant to his retention agreement discussed at page 49. The Committee’s present intent is to make no additional long-term incentive grants to Mr. Webb with respect to fiscal years 2011 and 2012.

(4)	During fiscal 2010, Mr. Webb was granted 76,253 option awards, 315,458 restricted stock awards and 47,319 performance shares (maximum payout), which were converted to restricted stock awards (the table above reflects target payout in the amount of 31,546 shares). The option awards granted become exercisable in four equal annual installments commencing one year after the date of grant. The restricted stock awards granted will vest two-thirds two years after the date of grant and one-third three years after the date of grant. The performance shares granted will vest in four equal annual installments commencing one year after the date of grant. From prior year grants, Mr. Webb also has unvested option awards and unvested restricted stock awards at the end of fiscal 2010 that will vest as described in the table below.

(5)	During fiscal 2010, Mr. Smith was granted 28,595 option awards, 23,660 restricted stock awards and 17,745 performance shares (maximum payout), which were converted to restricted stock awards (the table above reflects target payout in the amount of 11,830 shares). The option awards granted become exercisable in four equal annual installments commencing one year after the date of grant. The restricted stock awards granted will vest in four equal annual installments commencing one year after the grant date. From prior year grants, Mr. Smith also has unvested option awards and unvested restricted stock awards at the end of fiscal 2010 that will vest as described in the table below.

(6)	During fiscal 2010, Mr. Haverkost was granted 23,829 option awards, 19,717 restricted stock awards and 14,789 performance shares (maximum payout), which were converted to restricted stock awards (the table above reflects target payout in the amount of 9,859 shares). The option awards granted become exercisable in four equal annual installments commencing one year after the date of grant. The restricted stock awards granted will vest in four equal annual installments commencing one year after the date of grant. From prior year grants, Mr. Haverkost also has unvested option awards and unvested restricted stock awards at the end of fiscal 2010 that will vest as described in the table below.

(7)	During fiscal 2010, Mr. Kerr was granted 23,829 option awards, 19,717 restricted stock awards and 14,789 performance shares (maximum payout), which were converted to restricted stock awards (the table above reflects target payout in the amount of 9,859 shares). The option awards granted become exercisable in four equal annual installments commencing one year after the date of grant. The restricted stock awards granted will vest in four equal annual installments commencing one year after the grant date. From prior year grants, Mr. Kerr also has unvested option awards and unvested restricted stock awards at the end of fiscal 2010 that will vest as described in the table below.

(8)	The following tables set forth vesting terms of unvested option awards and unvested restricted stock awards granted to each of our named executive officers in prior years.

Unvested Option Awards From Prior Year Grants
At Fiscal Year-End (2010)

	Unvested Option Awards
	Vesting in Fiscal Year 2011		Vesting in Fiscal Year 2012		Vesting in Fiscal Year 2013
	Vest	Number	Vest	Number	Vest	Number
Name	Date	of Shares	Date	of Shares	Date	of Shares

Darrell Webb	March 15, 2010	17,084	March 15, 2011	17,085
	April 1, 2010	27,552	April 1, 2011	27,553	April 1, 2012	27,553
	July 28, 2010	25,000
Travis Smith	March 15, 2010	7,119	March 15, 2011	7,119
	March 17, 2010	13,357	March 17, 2011	13,357	March 17, 2012	13,357
	August 4, 2010	12,500
Kenneth Haverkost	March 17, 2010	13,357	March 17, 2011	13,357	March 17, 2012	13,357
	December 3, 2010	11,443	December 3, 2011	11,443
Jim Kerr	March 1, 2010	8,000
	March 15, 2010	7,119	March 15, 2011	7,119
	March 17, 2010	13,357	March 17, 2011	13,357	March 17, 2012	13,357
	July 28, 2010	6,250

Unvested Restricted Stock Awards From Prior Year Grants
At Fiscal Year-End (2010)

	Unvested Restricted Stock Awards
	Vesting in Fiscal Year 2011		Vesting in Fiscal Year 2012		Vesting in Fiscal Year 2013
	Vest	Number	Vest	Number	Vest	Number
Name	Date	of Shares	Date	of Shares	Date	of Shares

Darrell Webb	March 15, 2010	429	March 15, 2011	429
	April 1, 2010	11,125	April 1, 2011	11,125	April 1, 2012	11,126
	April 1, 2010	1,375	April 1, 2011	1,375	April 1, 2012	1,375
	April 1, 2010	2,335	April 1, 2011	2,335	April 1, 2012	2,335
	July 28, 2010	25,000
Travis Smith	March 15, 2010	179	March 15, 2011	179
	March 17, 2010	2,311	March 17, 2011	2,312	March 17, 2012	2,312
	March 17, 2010	1,798	March 17, 2011	1,798	March 17, 2012	1,799
	August 4, 2010	10,000
Kenneth Haverkost	March 17, 2010	2,311	March 17, 2011	2,312	March 17, 2012	2,312
	March 17, 2010	1,798	March 17, 2011	1,798	March 17, 2012	1,799
	December 3, 2010	7,962	December 3, 2011	7,962
Jim Kerr	March 15, 2010	179	March 15, 2011	179
	March 17, 2010	2,311	March 17, 2011	2,312	March 17, 2012	2,312
	March 17, 2010	1,798	March 17, 2011	1,798	March 17, 2012	1,799
	July 28, 2010	5,000

The following table provides information relating to aggregate stock option exercises and aggregate stock awards vested, including in each case the value realized upon exercise or vesting, during fiscal 2010 for the named executive officers.

FISCAL 2010 OPTION EXERCISES AND STOCK VESTED

			Stock Awards
	Option Awards		Number of
	Number of Common		Common
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
Name	On Exercise (#)	on Exercise ($)(1)	on Vesting (#)	on Vesting ($)(2)

Darrell Webb	0	$0	40,261	$818,315
Travis Smith	40,092	$489,489	14,287	$289,966
Kenneth Haverkost	36,241	$372,780	12,071	$309,552
James Kerr	32,750	$615,965	10,587	$187,230

(1)	The value realized on the exercise of stock options is based on the difference between the exercise price and the market price of our common stock on the date of exercise, multiplied by the number of shares acquired.

(2)	The value realized on the vesting of our restricted stock is determined by multiplying the number of shares acquired by the market price of our common stock on the date of vesting.

The following table provides information relating to the present value of the accumulated benefits under the SERP for the named executive officers as of the end of fiscal 2010 (January 30, 2010). None of the named executive officers received any payments under the SERP during the last fiscal year.

FISCAL 2010 PENSION BENEFITS

				Payments
		Number of	Present Value of	During
		Years	Accumulated	Last
		Credited	Benefit	Fiscal Year
Name	Plan Name	Service	($)(1)	($)

Darrell Webb	Supplemental Retirement Benefit Plan	3	$102,104	$0
Travis Smith	Supplemental Retirement Benefit Plan	3	$21,510	$0
Kenneth Haverkost	Supplemental Retirement Benefit Plan	2	$98,836	$0
James Kerr	Supplemental Retirement Benefit Plan	12	$55,791	$0

(1)	The present value represents the required balance when the participant reaches age 65, discounted at an interest rate of 10%.

The SERP provides benefits, subject to forfeiture, to designated employees upon retirement at age 65, early retirement, total disability or death. The SERP is described in more detail under the heading “Compensation Discussion and Analysis — Fiscal Year 2010 Compensation Decisions and Results — Supplemental Retirement Benefit Plan” at page 47. None of the named executive officers currently is eligible for early retirement under the SERP.

The following table provides information relating to the contributions to, earnings on, withdrawals and distributions from, and fiscal year-end balances in our Deferred Compensation Plan for the named executive officers.

FISCAL 2010 NONQUALIFIED DEFERRED COMPENSATION

	Executive	Matching	Aggregate	Aggregate	Aggregate
	Contributions	Contributions in	Earnings in	Withdrawals/	Balance at
Name	in Last FY ($)(1)	Last FY ($)(2)	Last FY ($)	Distributions ($)	Last FYE ($)

Darrell Webb	n/a	n/a	n/a	n/a	n/a
Travis Smith	n/a	n/a	n/a	n/a	n/a
Kenneth Haverkost	$28,964	$8,993	$17,360	$0	$98,715
James Kerr	$16,154	$8,077	$3,532	$(15,690)	$47,088

(1)	Amounts earned but deferred under our Deferred Compensation Plan also appear in the Summary Compensation Table at page 50 in the column titled “Salary.”

(2)	Matching Contributions also appear in the Summary Compensation Table at page 50 in the column titled “All Other Compensation.”

Our Deferred Compensation Plan is described in more detail under the heading “Compensation Discussion and Analysis — Fiscal Year 2010 Compensation Decisions and Results — Deferred Compensation Plan” at page 48.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Current Executive Officer Severance/Change of Control Agreements.  In prior years we entered into agreements with each of our current executive officers (singularly, an “Executive” and collectively, the “Executives”) that are designed to provide for continuity of management, including in the event of any actual or threatened change in control of our company. The agreements with Messrs. Webb, Smith and Kerr replaced prior agreements, which were replaced because the prior agreements were not compliant with final regulations issued in 2007 by the Internal Revenue Service pursuant to Section 409A of the Internal Revenue Code. Mr. Haverkost entered into his agreement when he joined our company in October 2007. The following descriptions are of the current agreements, with any significant differences from Messrs. Webb, Smith and Kerr’s prior agreements noted. No new severance/change of control agreements were entered into during fiscal 2010, and none of the existing agreements were modified in fiscal 2010.

These agreements apply if an Executive terminates employment with us during the term of the applicable agreement.

These agreements will become operative if the Executive’s termination of employment is by us “Without Cause” or by the Executive for “Good Reason.” “Cause” means the willful failure of the Executive substantially to perform his normal duties; the Executive’s conviction for committing an act of fraud, embezzlement, theft, or other criminal act constituting a felony; or willfully engaging by the Executive in gross negligence materially and demonstrably injurious to our company. “Good Reason” means a material reduction in the Executive’s base salary. In the event of a “Change of Control,” “Good Reason” also means a material reduction in the Executive’s short- and long-term incentive compensation opportunities; a material reduction in the Executive’s duties, responsibilities or position; or moving the Executive’s place of employment by more than 50 miles. In order to receive benefits under the agreement for a “Good Reason” termination, the Executive must give us notice within 90 days of the occurrence of the “Good Reason” and specify a termination date that is between 30 and 90 days after that notice. We have the opportunity to remedy the event giving rise to the “Good Reason” prior to the termination date specified by the Executive.

If the agreement becomes operative, the Executive will be entitled to severance payments and group term life insurance coverage, and will be eligible for medical and dental insurance coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). The amount of the severance payments and the length of time that group term life insurance coverage will continue vary depending upon whether the termination of employment occurs before or after a “Change of Control” of our company.

A “Change of Control” occurs if:

1. A person or group acquires ownership of 50% or more of our common shares;

2. A majority of our Board of Directors is replaced during a twelve month period by Directors whose appointment or election was not endorsed by a majority of the members of our Board before the date of the election or appointment; or

3. A person or group acquires 50% or more of our assets during a twelve month period.

For the limited purpose of immediately vesting stock options and removing restrictions on restricted stock upon a “Change of Control,” the following definition of a “Change of Control” applies:

1. A person purchases 15% or more of our outstanding common shares (subject to our Board determining that such event does not constitute a “Change of Control”);

2. A person or group becomes the beneficial owner of 50% or more of our outstanding common shares;

3. A person commences or announces the intention to commence a tender or exchange offer that would result in the person becoming the beneficial owner of 15% or more of our outstanding common shares (subject to our Board determining that such event does not constitute a “Change of Control”);

4. A majority of our Board of Directors is replaced during a 24 month period by Directors whose appointment or election or nomination for election by our shareholders was not approved by a majority of our Directors who were Directors at both the time of the election or nomination and at the beginning of the 24 month period;

5. A record date is set for a shareholder vote on a merger in which our current shareholders will not hold at least 60% of the shares in the surviving entity, a sale or other disposition of substantially all of our company’s assets, or the dissolution of our company (subject to our Board determining that such event does not constitute a “Change of Control”); or

6. Our company is merged or consolidated with another corporation and our shareholders receive or retain less than 60% of the stock of the surviving or continuing corporation, there occurs a sale or other disposition of all or substantially all of the assets of our company, or our company is dissolved.

If an Executive becomes entitled to benefits under his agreement before a Change of Control, he will be entitled to continued payments of base salary equal to two years of base salary in the case of Mr. Webb and eighteen months of base salary in the case of Messrs. Smith, Kerr and Haverkost. The Executive also will receive a pro rata bonus for that part of the current year that ends on the date of the separation from service. In addition, for Messrs. Webb and Smith, their initial grants of 100,000 and 40,000 restricted shares, respectively, and 100,000 and 50,000 stock options, respectively, that they received upon joining us, will become fully vested (75% of each of which has already become vested). The Executives also will be entitled to continued group term life insurance coverage for the same periods as their salary continuation, and will be eligible for up to eighteen months of COBRA medical and dental insurance coverage. The group term life insurance coverage will terminate if the Executive becomes eligible for similar benefits with another employer.

In the event that an Executive becomes entitled to benefits under his agreement after a Change of Control, the Executive will be entitled to prompt payment of (a) a lump sum equal to three times the sum of his base salary plus bonus in the case of Messrs. Webb and Smith and two times the sum of his base salary plus bonus in the case of Messrs. Kerr and Haverkost, (b) any unpaid bonus for any prior year, and (c) a pro rata bonus for that part of the current year that ends on the date of the separation from service. In addition, the Executive’s restricted shares and stock options will become fully vested. The Executive also will receive continued group term life insurance coverage for three years in the case of Messrs. Webb and Smith, and two years in the case of Messrs. Kerr and Haverkost, and will be eligible for up to eighteen months of COBRA medical and dental insurance coverage. The group term life insurance coverage will terminate if the Executive becomes eligible for similar benefits with another employer.

The former agreements with Messrs. Webb, Smith and Kerr provided for continued company-subsidized group medical and dental insurance coverage, which is not provided for in the current agreements. Under the former agreements, for a separation from service prior to a Change of Control, Mr. Webb was to receive 24 months of coverage, while Messrs. Smith and Kerr were to receive 18 months of coverage. Under the former agreements, for a separation from service subsequent to a Change of Control, Messrs. Webb and Smith were to receive 36 months of coverage, and Mr. Kerr 24 months of coverage. In lieu of insurance coverage, the current agreements provide for additional cash payments. If the separation from service occurs prior to a Change of Control, the payment will be $43,200 for Mr. Webb, and $46,367 for each of Mr. Smith and Mr. Kerr. If the separation from service occurs subsequent to a Change of Control, the payment will be $64,799 for Mr. Webb, $92,735 for Mr. Smith and $61,823 for Mr. Kerr. These amounts are an estimate of the cost to Messrs. Webb, Smith and Kerr of replacing our company-subsidized group medical/dental insurance coverage under their former agreements with individual medical/dental policies, plus a tax-gross up.

These agreements also provide that if any payments to an Executive in connection with a Change of Control would be subject to the excise tax under Sections 280G or 4999 of the Internal Revenue Code on excess parachute payments, we will, in general, “gross up” the Executive’s compensation to offset the excise tax, except that (a) if the aggregate parachute payments that would otherwise be made to the Executive do not exceed 110% of the maximum amount of parachute payments that can be made without triggering the excise tax, the parachute payments to the Executive will be reduced to the extent necessary to avoid the imposition of the excise tax and no “gross up” will be paid, and (b) if the aggregate parachute payments that would otherwise be made to the Executive exceed 110% of the maximum amount of parachute payments that can be made without triggering the excise tax, the full amount of those parachute payments will be made, the Executive will have to individually bear the excise tax allocable to 10% of the aggregate total of parachute payments, and we will “gross up” the Executive’s compensation to offset the excise taxes other than that portion that is allocable to 10% of the aggregate total of parachute payments.

The Executives agreed to non-competition, confidentiality and non-solicitation covenants in these agreements. The non-competition and non-solicitation covenants have terms of eighteen months, or two years in the event of a termination of employment following a Change of Control. The confidentiality covenant has no time limitation.

The current agreements have been incorporated by reference as exhibits to our Annual Report on Form 10-K for the fiscal year ended January 30, 2010.

The following table sets forth the amounts that would be payable under our named executive officers’ respective agreements and the SERP as if a “triggering event” had occurred on January 30, 2010, the last day of our fiscal 2010. As described above, a “triggering event” under the agreements is a separation from service by us “Without Cause” or by the Executive for “Good Reason,” either before or after a “Change of Control,” or upon the death or disability of the Executive. A “triggering event” under the SERP is retirement at age 65, early retirement, total disability or death.

Severance/Change of Control Agreement Tables — Current Executive Officers

Darrell Webb

	Before Change in	After Change in	Death and Total
Payment or Benefit Upon Termination	Control ($)	Control ($)	Disability Payments ($)

Salary(1)	$1,750,000	$2,625,000	$0
Bonus(2)	$875,000	$3,500,000	$0
SERP(3)	$0	$0	$0
Value Realized Upon Vesting of Equity-Based Awards(4)	$1,399,750	$18,780,815	$6,634,107
All Other(5)	$69,880	$117,319	$0
Tax Gross-Ups(6)	$0	$4,735,262	$0
Total	$4,094,630	$29,758,396	$6,634,107

Travis Smith

	Before Change in	After Change in	Death and Total
Payment or Benefit Upon Termination	Control ($)	Control ($)	Disability Payments ($)

Salary(1)	$862,500	$1,725,000	$0
Bonus(2)	$431,250	$1,725,000	$0
SERP(3)	$0	$0	$0
Value Realized Upon Vesting of Equity-Based Awards(4)	$610,200	$3,940,398	$1,175,843
All Other(5)	$72,195	$119,391	$0
Tax Gross-Ups(6)	$0	$1,765,766	$0
Total	$1,976,145	$9,275,555	$1,175,843

Kenneth Haverkost

	Before Change in	After Change in	Death and Total
Payment or Benefit Upon Termination	Control ($)	Control ($)	Disability Payments ($)

Salary(1)	$600,000	$795,874	$0
Bonus(2)	$200,000	$600,000	$0
SERP(3)	$0	$0	$0
Value Realized Upon Vesting of Equity-Based Awards(4)	$0	$3,861,230	$1,116,414
All Other(5)	$25,576	$25,768	$0
Tax Gross-Ups(6)	$0	$0	$0
Total	$825,576	$5,282,872	$1,116,414

James Kerr

	Before Change in	After Change in	Death and Total
Payment or Benefit Upon Termination	Control ($)	Control ($)	Disability Payments ($)

Salary(1)	$540,000	$720,000	$0
Bonus(2)	$180,000	$540,000	$0
SERP(3)	$0	$0	$0
Value Realized Upon Vesting of Equity-Based Awards(4)	$0	$3,503,579	$929,295
All Other(5)	$71,886	$87,515	$0
Tax Gross-Ups(6)	$0	$782,992	$0
Total	$791,886	$5,634,086	$929,295

(1)	Represents salary received upon separation from service. If separation from service occurs prior to a Change of Control, Mr. Webb will receive continued payments of base salary for two years and Messrs. Smith, Kerr and Haverkost will receive continued payments of base salary for eighteen months. If separation from service occurs after a Change of Control, Mr. Webb and Mr. Smith will receive a lump sum equal to three times their base salary and Mr. Kerr and Mr. Haverkost will receive a lump sum equal to two times their base salary. Mr. Haverkost’s base salary reflects a reduction in salary severance of $4,126 to reduce the total parachute under IRC Section 280G below the maximum where the excise tax does not apply per his employment agreement. There is no salary payment, other than earned but unpaid salary, if separation from service is due to death or disability.

(2)	Represents bonus received upon separation from service. If separation from service occurs prior to a Change of Control, each Executive will receive a pro rata bonus for that part of the current year that ends on the termination date. If separation from service occurs after a Change of Control, Mr. Webb and Mr. Smith will receive a lump sum equal to three times their bonus (calculated as provided in their agreements) and Mr. Kerr and Mr. Haverkost will receive a lump sum equal to two times their bonus (calculated as provided in their agreements). In addition, each Executive will receive a pro rata bonus for that part of the current year that ends on the separation from service date. There is no bonus payment if separation from service is due to death or disability.

(3)	The SERP provides benefits, subject to forfeiture, to designated employees upon retirement at age 65, early retirement, total disability or death. None of our executive officers have met the eligibility criteria for a SERP payout at our fiscal year end.

(4)	Represents value realized upon vesting of equity-based awards. If separation from service occurs prior to a Change of Control, Mr. Webb’s July 28, 2006 grant of 100,000 stock options and 100,000 restricted shares will automatically vest and Mr. Smith’s August 4, 2006 grant of 50,000 stock options and 40,000 restricted shares will automatically vest (75% of each of which has already become vested). If separation from service occurs after a Change of Control, all unvested stock options and stock awards held by the Executives will vest. For the performance shares granted on March 16, 2009, value realized is at target. Under the terms of the 1998 Incentive Compensation Plan, unless otherwise determined by the Compensation Committee, all grantees’, including each of our executive officers’, unvested stock options and stock awards will vest upon a change of control. The 2008 Incentive Compensation Plan has a similar provision except that vesting only occurs following both a change of control and termination of employment within the ensuing two years. If termination is due to death or disability, a pro rata portion of the unvested stock awards will vest.

(5)	Represents continued life insurance coverage and outplacement services. Pursuant to the agreements, if termination occurs prior to a Change of Control, Mr. Webb will receive continued life insurance coverage for two years and Messrs. Smith, Haverkost and Kerr will receive continued life insurance coverage for eighteen months. If termination occurs after a Change of Control, Messrs. Webb and Smith will receive continued life insurance coverage for three years and Messrs. Haverkost and Kerr will receive continued life insurance coverage for two years. As discussed above, under the amended agreements that became effective in February 2008, Messrs. Webb, Smith and Kerr will receive additional severance compensation in lieu of the continued medical and dental coverage they would have received under their prior agreements. There is no continuation of life insurance coverage if separation from service is due to death or disability. Following separation from service, each executive will receive outplacement services.

(6)	Tax gross-up estimates were provided by the Board’s outside compensation consultant. For a description of the calculation of gross-up payments, see the section of this proxy statement titled “Potential Payments Upon Termination or Change in Control” beginning at page 58. The actual gross-up payments that may be made will depend upon the facts and circumstances existing at the time of the related separation from service.

COMPENSATION RISK MONITORING

Our Board is aware that compensation programs, if not carefully structured, can incentivize company managers to take imprudent business risks. Our Board, and in particular our Compensation Committee, consider such risk issues when developing and implementing our compensation programs.

In order to enhance Board monitoring of compensation-related risks, during the past year our Board adopted additional procedures for management assessment and Board oversight of such risks. Under the new procedures, management performed a risk assessment of our compensation programs, which was presented to and reviewed by a joint meeting of our Audit and Compensation Committees. The assessment concluded that the company’s compensation programs are not reasonably likely to have a material adverse effect on the company. Our Board intends to conduct such reviews annually, and will look at additional steps to further enhance the compensation risk oversight process.

Our compensation programs are discussed in detail in the Compensation Discussion & Analysis, beginning at page 30. Our Board believes that these programs contain features that focus our managers on achieving both our short-term goals as well as sustained long-term performance aligned with our shareholders’ interests, while controlling against incentives to engage in imprudent risk taking, including the following:

•	A substantial portion of the total compensation opportunity is base salary, so our employees are not dependent on achieving high incentive compensation in order to meet their basic financial needs. Base salary constitutes 26% of our CEO’s compensation opportunity, at target. The base salary percentage is 36% for our other executive officers and over 50% at the Vice President level and below.

•	Incentive opportunities are weighted more heavily towards long-term equity-based awards versus short-term cash incentive awards, limiting motivation to inappropriately manage for short-term goals at the expense of long-term performance. For our CEO, short-term incentive represents 26%, and long-term incentive represents 48%, of the total compensation opportunity, at target. The percentages are 27% short-term incentive, 37% long-term incentive for our Chief Operating Officer; 18% short-term incentive, 46% long-term incentive for our Executive Vice Presidents; 17% short-term incentive, 39% long-term incentive at the Senior Vice President level; and 17% short-term incentive, 27% long-term incentive at the Vice President level.

•	Our short-term incentive plan structure is based on multiple measures which promote sustained profitable growth. The bonus measures for our store support center and distribution center employees are comparable same store sales and earnings before income taxes (EBIT), incentivizing employees to balance growth and profits. Our CEO and other executive officers also were measured on free cash flow, encouraging them to limit use of cash for short-term earnings or revenue benefit at the expense of the company’s longer term interests. For our district managers and store managers, bonuses are based on sales, profits, and other factors important to profitable store operations, again encouraging sustained profitable growth.

•	The measures for both our short-term and long-term incentive plans are aligned with achievable operating and strategic plans, which also serve as the basis for our investor guidance, and the payout curves to achieve a threshold payout and an above target payout are at reasonable levels that do not encourage management to achieve short-term goals that are adverse to the long-term health of the company.

•	Both the short-term and the long-term incentive opportunities are capped, the short-term incentive plan at two times target and the long-term incentive plan at 1.5 times target.

•	Our long-term incentive grants for employees at the Vice President level and above are in the form of performance and restricted shares, and stock options, with vesting over three years for Vice Presidents and four years for higher level officers, and thus the value of these grants is dependent on achieving sustainable long-term shareholder value. Moreover, stock options only represent 25% of these awards, at target, lessening any incentive to manage for short-term stock price gains at the expense of long-term value.

Other company policies also mitigate against excessive risk taking:

•	The Board has adopted a claw-back policy, discussed at page 47.

•	We prohibit officers and “director” level employees from engaging in hedging, derivative, margin account purchases, and similar transactions in our stock.

DIRECTOR COMPENSATION

We provide our non-employee Directors with a compensation program designed to attract and retain highly qualified Directors, to compensate them fairly for the substantial time commitment they are required to make in fulfilling their duties, and to align our Directors’ interests with the interests of our shareholders.

Our non-employee Directors receive the following compensation:

Cash compensation:  Each non-employee Director receives an annual cash retainer of $70,000, payable in quarterly installments.

Additional Lead Director, Committee Chair and Audit Committee Member Cash Retainers:  Our Lead Director receives an additional annual cash retainer of $35,000. Our Audit Committee Chair receives an additional annual cash retainer of $20,000 and the other members of the Audit Committee receive additional annual cash retainers of $5,000. Our Compensation Committee Chair receives an additional annual cash retainer of $15,000. The Chair of the Corporate Governance Committee receives an additional annual cash retainer of $10,000. All of these additional retainers are paid in quarterly installments.

Restricted Stock Units:  Each non-employee Director also receives an annual grant of restricted stock units with a market value on the grant date of $120,000. These grants are made on the day of our Annual Shareholders Meeting. Directors who join the Board subsequent to that date but before the next Annual Shareholders Meeting receive a pro rated grant of restricted stock units, with the grant date being the third NYSE trading day following our next quarterly earnings release (a “Window Period Date”) and with the number of units granted being calculated using the NYSE closing price on that date. All of our non-employee Directors, other than Mr. Rosskamm, received annual grants of restricted stock units on June 11, 2009, as reflected in the table below. Prior to July 24, 2009, Mr. Rosskamm was receiving salary continuation from his prior position as our Chief Executive Officer, and thus was not receiving any additional compensation for his service as a Director. Mr. Rosskamm received a pro rata grant of restricted stock units on July 24, 2009 as reflected in the table below.

Stock Options:  Each non-employee Director receives a stock option grant for 10,000 common shares on the Window Period Date that follows commencement of service as a Director. These options have a term of seven years and become exercisable as to one-fourth of the options on each of the first four anniversaries of the grant date. All options become exercisable upon a Change of Control and all option grants made after June 19, 2007 will become exercisable upon a termination of service as a Director for any reason other than cause. We did not grant any stock option awards to non-employee Directors during fiscal 2010.

In addition, each non-employee Director receives “tenth anniversary” grants of restricted stock units with a market value on the grant date of $120,000. These grants are awarded as follows:

•	for non-employee Directors whose service as a Director commenced on or prior to September 9, 1999 (Scott Cowen, Ira Gumberg and Frank Newman), the “tenth anniversary” grant was made on September 9, 2009 (which was during one of our window periods) and future “tenth anniversary” grants will be made during the first Window Period Date on or after each tenth anniversary of September 9, 2009 unless the Compensation Committee decides on a different grant date.

•	for non-employee Directors whose service as a Director commenced subsequent to September 9, 1999, the “tenth anniversary” grant will be made on the first Window Period Date on or after the tenth anniversary of the Director’s election to the Board, and on the first Window Period Date on or after each tenth anniversary thereof, unless the Compensation Committee decides on a different grant date.

The restrictions on non-employee Director restricted stock units will expire in full one year after grant or upon a Change of Control, with expiration of the restrictions accelerated with respect to a pro rata portion of the restricted stock units upon termination of Board service for reasons other than cause. Upon expiration of the restrictions, each restricted stock unit is converted to one common share.

A total of 660,943 common shares were available for stock awards under our 2008 Incentive Compensation Plan at April 7, 2010. The 2008 Incentive Compensation Plan is the same plan used to grant stock options and restricted stock awards to our executive officers and other management team members.

Deferred stock:  Non-employee Directors may elect to convert their cash compensation into deferred stock units. Under this feature, each year non-employee Directors can make an irrevocable election to convert a percentage (0% to 100% in 25% increments) of their cash compensation for the next calendar year into deferred stock units. The conversion of cash compensation to deferred stock units is based on the closing market price of our common shares on the date the cash compensation would have been payable if it were paid in cash. These deferred stock units are credited to an account of each non-employee Director, although no stock is issued until the earlier of an elected distribution date as selected by the non-employee Director or retirement.

Mr. Rosskamm’s Former Salary Continuation Agreement:  On July 24, 2006, as a result of the appointment of Mr. Webb as Chairman, President and Chief Executive Officer, Mr. Rosskamm ceased to occupy those positions, but he remains one of our Directors. As provided under an agreement with Mr. Rosskamm, he received salary continuation at a rate of $750,000 per year and health and life insurance coverage until the third anniversary of the date of his resignation (July 24, 2009). Mr. Rosskamm’s service as a Director constitutes continuing service for purposes of the vesting and exercise of his previously issued stock and option grants. Pursuant to the agreement with Mr. Rosskamm, for the three years during which he received salary continuation, he was not entitled to receive fees, options or stock commonly provided to non-employee Directors. Commencing July 24, 2009, upon expiration of his salary continuation agreement, Mr. Rosskamm is receiving the same compensation provided to the other non-employee Directors.

Employee Director:  Mr. Webb does not receive additional remuneration for his service as a Director.

Annual Review of Director Compensation:  The Compensation Committee annually reviews our Director compensation program, for the purpose of ensuring that our program both fairly compensates our Directors for the responsibilities and time commitment that they have undertaken in connection with service on our Board and enables us to continue to attract and retain high quality Directors. The Committee conducted such a review during fiscal 2010 and decided to make no changes to the Director compensation program. Watson Wyatt provided the Committee with a peer group study to assist the Committee in its review. The Committee anticipates reviewing our Director compensation program again during fiscal 2011.

Share Ownership Guidelines:  The Compensation Committee has adopted share ownership guidelines for non-employee Directors that require each Director to own at least 7,000 shares. A Director has five years to meet the requirement from the later of the date of adoption of the guidelines or his or her date of election to the Board. For purposes of the guidelines, share ownership includes shares owned outright or in a deferred compensation plan, vested restricted stock units and restricted stock.

FISCAL 2010 DIRECTOR COMPENSATION

The following table sets forth the fees paid in cash to our non-employee Directors for Board service during fiscal 2010, the grant date fair value of restricted stock units awarded during fiscal 2010, and amounts paid to Mr. Rosskamm pursuant to his now expired salary continuation agreement. For a more detailed description of the amounts presented in this table, please read the footnotes below and the preceding discussion of Director compensation. Mr. Webb received no compensation for service as a Director during fiscal 2010.

		Grant Date Fair
		Value of
		Restricted
	Fees Earned or	Stock Units	All Other
Name	Paid in Cash ($)(1)	($)(2)(3)	Compensation ($)	Total ($)

Scott Cowen	$110,000	$240,017	$0	$350,017
Joseph DePinto	$70,000	$120,016	$0	$190,016
Ira Gumberg	$70,000	$240,017	$0	$310,017
Patricia Morrison	$80,000	$120,016	$0	$200,016
Frank Newman	$75,000	$240,017	$0	$315,017
David Perdue	$75,000	$120,016	$0	$195,016
Beryl Raff	$85,000	$120,016	$0	$205,016
Alan Rosskamm	$36,733	$105,854	$373,023 (4)	$515,610
Tracey Travis	$90,000	$120,016	$0	$210,016

(1)	Each non-employee Director received a retainer fee in the amount of $70,000 for fiscal 2010 with the exception of Mr. Rosskamm, who received a pro rata fee for his service subsequent to July 24, 2009. Dr. Cowen received an additional Lead Director retainer fee in the amount of $35,000 and an Audit Committee retainer fee in the amount of $5,000. Ms. Travis received an additional Audit Committee chairperson retainer fee in the amount of $20,000; Ms. Raff received an additional Compensation Committee chairperson retainer fee in the amount of $15,000; and Ms. Morrison received an additional Corporate Governance Committee chairperson retainer fee in the amount of $10,000. Mr. Newman and Mr. Perdue received Audit Committee retainer fees in the amount of $5,000 each. The following non-employee Directors elected to convert a portion of their cash compensation into deferred stock units for calendar year 2009: Mr. DePinto — 50% cash, 50% stock and Ms. Travis — 75% cash, 25% stock.

The grants of restricted stock units are made on the date of the Annual Shareholders Meeting at which the Directors are elected or re-elected, and relate to the following year of service; thus they represent compensation for service rendered during roughly the last seven months of fiscal 2010 and the first five months of fiscal 2011.

(2)	The grant date fair value for all restricted stock units granted during fiscal 2010 was $120,016 per Director, except that Mr. Rosskamm received a pro rata grant with a grant date fair value of $105,854 and Messrs. Cowen, Gumberg and Newman also received an additional “tenth anniversary” grant with a grant date fair value of $120,001. At fiscal year-end the number of outstanding restricted stock awards, including restricted stock units, were as follows: Dr. Cowen — 13,022, Mr. DePinto — 5,770, Mr. Gumberg — 13,022, Ms. Morrison — 8,644, Mr. Newman — 13,022, Mr. Perdue — 5,770, Ms. Raff — 8,644, Mr. Rosskamm — 4,657, and Ms. Travis — 8,644.

(3)	For a discussion of the assumptions we made in valuing these stock awards, see “Note 1 — Significant Accounting Policies — Stock-Based Compensation” and “Note 8 — Stock-Based Compensation” in the notes to our consolidated financial statements contained in our Annual Report on Form 10-K.

(4)	Pursuant to Mr. Rosskamm’s salary continuation agreement, he received salary continuation in the amount of $366,346, continuation of medical and dental insurance coverage in the amount of $4,843 and group life insurance paid on his behalf in the amount of $1,834.

COMPENSATION COMMITTEE REPORT

In accordance with its written charter adopted by the Board of Directors, the Compensation Committee of the Board of Directors is appointed by the Board to discharge the Board’s responsibilities relating to compensation of Jo-Ann Stores’ Directors and executive officers. The Committee has overall responsibility for approving and evaluating the Director and officer compensation plans, policies and programs of Jo-Ann Stores. The Committee also is responsible for overseeing the preparation of, and reviewing, Jo-Ann Stores’ annual Compensation Discussion and Analysis and recommending that it be included in Jo-Ann Stores’ proxy statement, and producing this annual report for inclusion in Jo-Ann Stores’ proxy statement.

The Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on that review and those discussions, the Committee recommended to the Board that the foregoing Compensation Discussion and Analysis be included in the proxy statement for the 2010 Annual Meeting of Shareholders and incorporated by reference into Jo-Ann Stores’ Annual Report on Form 10-K for the fiscal year ended January 30, 2010.

This report has been submitted by the Compensation Committee, consisting of the following members:

Compensation Committee

Beryl Raff (Chairperson)
Scott Cowen
Joseph DePinto
Patricia Morrison
Frank Newman

REPORT OF THE AUDIT COMMITTEE

In accordance with its written charter adopted by the Board of Directors, the Audit Committee of the Board of Directors assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of our company. During fiscal 2010, the Audit Committee met seven times, and the Audit Committee chair, as representative of the Audit Committee, discussed the interim financial information contained in each quarterly earnings announcement with the Chief Executive Officer, Chief Financial Officer, other company officers, and the independent registered public accountants, prior to public release.

In discharging its oversight responsibility of the audit process, the Audit Committee obtained from our independent registered public accounting firm a formal written statement describing all relationships between the auditors and our company that might reasonably be thought to bear on the auditors’ independence, pursuant to Rule 3526 of the Public Company Accounting Oversight Board, Communication with Audit Committees Concerning Independence. The Audit Committee also discussed with the auditors any relationships that may impact their objectivity and independence and considered the compatibility of non-audit services with the auditors’ independence. The Audit Committee also discussed with management, the internal auditors and the independent registered public accountants the quality and effectiveness of our company’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing. The Audit Committee reviewed, both with the independent and internal auditors, their audit plans, audit scope and identification of audit risks.

The Audit Committee received updates on legal issues from our company’s legal counsel and followed established procedures as to the intake and investigation of complaints relating to accounting or auditing matters.

The Audit Committee discussed and reviewed with the independent registered public accountants all communications required by the Public Company Accounting Oversight Board, including those described in Statement on Auditing Standards No. 114, as amended, Communication with Audit Committees, and, with and without management present, discussed and reviewed the results of the independent registered public accountants’ examination of the financial statements. The Audit Committee also discussed the results of the internal audit examinations.

Management has the responsibility for the preparation of our company’s financial statements, maintaining our company’s system of internal controls over financial reporting and periodically evaluating the effectiveness of those controls. The independent registered public accountants have the responsibility for the examination of our company’s financial statements and auditing the effectiveness of our company’s internal controls over financial reporting. The Audit Committee reviewed and discussed with management and the independent registered public accountants the audited financial statements of our company, as of and for the fiscal year ended January 30, 2010, as well as the report of management and the opinion of the independent registered public accounting firm regarding the effectiveness of our company’s internal controls over financial reporting. As part of this review, the Audit Committee discussed the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements. In addition, the Committee reviewed and discussed with management each of our company’s quarterly reports to the Securities and Exchange Commission.

Based on the above-mentioned review and discussions with management and the independent registered public accountants, the Audit Committee recommended to the Board that our company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended January 30, 2010, for filing with the Securities and Exchange Commission.

The Audit Committee has appointed Ernst & Young LLP as our company’s independent registered public accountants for the fiscal year ending January 29, 2011.

This report has been submitted by the Audit Committee, consisting of the following members:

Audit Committee

Tracey Travis (Chairperson)
Scott Cowen
Frank Newman
David Perdue

AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND
PERMITTED NON-AUDIT SERVICES

The Audit Committee has established policies and procedures regarding pre-approval of audit, audit-related, tax, and other services that the independent registered public accounting firm may perform for us. Under the policy, predictable and recurring services are generally approved by the Audit Committee on an annual basis. The Audit Committee must pre-approve on an individual basis any requests for audit, audit-related, tax, and other services not covered by the services that are pre-approved annually.

The Audit Committee may delegate pre-approval authority to any of its members if the aggregate estimated fees for all current and future periods for which the services are to be rendered will not exceed a designated amount, and any such pre-approval must be reported at the next scheduled meeting of the Audit Committee.

The Audit Committee may prohibit services that in its view may compromise, or appear to compromise, the independence and objectivity of the independent registered public accounting firm. The Audit Committee also periodically reviews a schedule of fees paid and payable to the independent registered public accounting firm by type of service being or expected to be provided.

All services performed by the independent registered public accounting firm in fiscal 2010 were pre-approved by the Audit Committee.

PRINCIPAL ACCOUNTING FIRM FEES

The following table sets forth the aggregate fees billed to us for the fiscal years ending January 30, 2010 and January 31, 2009 by our principal accountants, Ernst & Young LLP:

	Fiscal Year
	2010	2009
	(In thousands)

Audit Fees(1)	$746	$781
Audit-Related Fees(2)	42	23
Tax Fees(3)(4)	48	38
All Other Fees(5)	—	—

Total	$836	$842

(1)	Audit Fees include fees for professional services rendered by the principal accountant for the audit of our annual financial statements, review of financial statements included in our Form 10-Q filings, the audit of the effectiveness of our internal control over financial reporting as required by the Sarbanes-Oxley Act of 2002, and services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)	Audit-Related Fees include fees for assurance and related services performed that are reasonably related to the performance of the audit or review of our financial statements. These fees include consultation on SEC registration statements and filings, and consultations on other financial accounting and reporting matters.

(3)	Tax Fees include fees billed for professional services relating to tax compliance, tax planning and consultations, reviews of tax returns and audit support.

(4)	The Audit Committee has considered and concluded that the provision of these services is compatible with maintaining the principal accountant’s independence.

(5)	All Other Fees are fees for other permissible work that do not meet the above category descriptions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our Directors, executive officers and holders of more than 10% of our common shares to file with the SEC initial reports of ownership and reports of subsequent changes in ownership. Such persons are required by the SEC regulations to furnish us with copies of all Section 16(a) reports they file with the SEC. The SEC has established specific due dates for these reports and we are required to disclose in this proxy statement any late filings or failures to file.

Based solely on our review of the copies of such forms (and amendments thereto) furnished to us and written representations from certain reporting persons that no additional reports were required, we believe that all our Directors, executive officers and holders of more than 10% of the common shares complied with all Section 16(a) filing requirements during fiscal 2010 with the exception that one Form 4 filing with respect to two transactions by Ira Gumberg inadvertently was filed late.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

By the selection of our Audit Committee, the accounting firm of Ernst & Young LLP serves us as our independent registered public accountants. A representative of Ernst & Young LLP is expected to be present at our Annual Meeting and will have an opportunity to make a statement if he or she desires to do so. Additionally, this representative will be available to answer appropriate questions that you may have regarding Ernst & Young LLP’s examination of our consolidated financial statements for the fiscal year ended January 30, 2010.

PROXY SOLICITATION COSTS

The proxies being solicited by this proxy statement are being solicited by us. We will bear the expense of preparing, printing, mailing and otherwise distributing this proxy statement. We have engaged the services of The Altman Group to assist in the solicitation of proxies at an anticipated cost of $10,000 plus approved and reasonable out-of-pocket expenses. Further solicitation, if required, may be made by mail, telephone, telex, facsimile, other electronic means and personal conversation by our Directors, officers and regularly engaged employees, without extra compensation. Upon request, we will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to the beneficial owners of our common shares.

PRINCIPAL SHAREHOLDERS

The following table sets forth, as of April 12, 2010 (except as otherwise noted), the amount of common shares beneficially owned by each person or group known to us to be beneficial owners of more than 5% of our common shares and the amount of common shares beneficially owned by (1) each of our Directors and nominees for Directors, (2) each of the executive officers named in the Summary Compensation Table and (3) all our current executive officers and Directors as a group. The information provided in connection with this table has been obtained from our records and a review of statements filed with the SEC. Unless otherwise indicated, each of the persons listed in the following table has sole voting and investment power with respect to the common shares set forth opposite his or her name. There were 27,368,537 common shares outstanding as of April 12, 2010. Common shares each have one vote per share.

	Number of	Percent of
Name of	Common Shares	Class if 1%
Beneficial Owner	Beneficially Owned	or More

5% Owners
BlackRock, Inc.(1)	2,194,836	8.02%
First Pacific Advisors, LLC(2)	1,521,895	5.56%
The Vanguard Group, Inc.(3)	1,430,855	5.23%
Dimensional Fund Advisors LP(4)	1,414,023	5.17%
Directors
Alan Rosskamm(5)(6)(7)	593,990	2.17%
Scott Cowen(8)	70,325	*
Joseph DePinto(9)	20,317	*
Ira Gumberg(10)	19,850	*
Patricia Morrison(11)	43,409	*
Frank Newman(12)	75,399	*
David Perdue(13)	16,725	*
Beryl Raff(14)	46,841	*
Tracey Travis(15)	43,942	*
Executive Officers
Darrell Webb(16)	476,363	1.74%
Travis Smith(17)	79,413	*
Kenneth Haverkost(18)	61,819	*
James Kerr(5)(19)	119,577	*
All Current Executive Officers and Directors as a Group (13 persons)(5)(20)	1,667,970	6.01%

*	Less than 1%

(1)	The common shares listed are reported on Schedule 13G, filed with the SEC on January 29, 2010 with respect to holdings as of December 31, 2009. As of December 1, 2009, BlackRock, Inc. (“BlackRock”) completed its acquisition of Barclays Global Investors from Barclays Bank PLC. As a result, Barclays Global Investors, NA and certain of its affiliates are now included as subsidiaries of BlackRock for purposes of Schedule 13G filings. The subsidiaries of BlackRock that hold shares reported by BlackRock include BlackRock Asset Management Japan Limited, BlackRock Advisors (UK) Limited, BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Australia Limited, BlackRock Advisors, LLC, BlackRock Investment Management, LLC and BlackRock International Ltd. The Schedule 13G does not specify positions of various subsidiaries but a majority of shares are held by BlackRock Institutional Trust Company, N.A. The Schedule 13G does not specify, and we are not able to determine, who has the ultimate voting or investment control over the common shares held by BlackRock. The mailing address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(2)	The common shares listed are reported on Schedule 13G, filed with the SEC on February 11, 2009 with respect to holdings as of December 31, 2009. As a result of acting as an investment advisor, First Pacific Advisors, LLC (“First Pacific”) is the beneficial owner of 1,163,795 common shares with regard to which it has shared voting power and 1,521,895 common shares with regard to which it has shared dispositive power. Robert L. Rodriguez, J. Richard Atwood and Steven T. Romick are part-owners and managing members of First Pacific. As controlling persons of First Pacific, Mr. Rodriguez, Mr. Atwood and Mr. Romick may be deemed to beneficially own 1,521,895 common shares owned by the clients of First Pacific although, pursuant to Rule 13d-4 of the Exchange Act, they disclaim such beneficial ownership. Mr. Rodriguez’s beneficial ownership includes 261,500 common shares with regard to which he has sole voting and dispositive power, 1,163,795 common shares with regard to which he has shared voting power and 1,521,895 common shares with regard to which he has shared dispositive power. Mr. Atwood’s beneficial ownership includes 35,000 common shares with regard to which he has sole voting and dispositive power, 1,163,795 common shares with regard to which he has shared voting power and 1,521,895 common shares with regard to which he has shared dispositive power. Mr. Romick’s beneficial ownership includes 1,163,795 common shares with regard to which he has shared voting power and 1,521,895 common shares with regard to which he has shared dispositive power. The mailing address of First Pacific, Mr. Rodriguez, Mr. Atwood and Mr. Romick is 11400 West Olympic Blvd., Suite 1200, Los Angeles, CA 90064.

(3)	The common shares listed are reported on Schedule 13G, filed with the SEC on February 8, 2010 with respect to holdings as of December 31, 2009. The Vanguard Group, Inc. (“Vanguard”) reports the beneficial ownership of 35,777 common shares with regard to which it has sole voting power, 1,395,078 common shares with regard to which it has sole dispositive power and 35,777 common shares with regard to which it has shared dispositive power. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard and an investment manager of collective trust accounts, is the beneficial owner of 35,777 common shares and directs the voting of these shares. The Schedule 13G does not disclose, and we are unable to determine, who has the ultimate voting or investment control over the common shares held by Vanguard. The mailing address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(4)	The common shares listed are reported on Schedule 13G/A, filed with the SEC on February 8, 2010 with respect to holdings as of December 31, 2009. As an investment advisor to four investment companies and an investment manager to other commingled group trusts and separate accounts (the “Funds”), Dimensional Fund Advisors LP (“Dimensional”) is the beneficial owner of 1,371,951 common shares with regard to which it has sole voting power and 1,414,023 common shares with regard to which it has sole dispositive power. The Funds have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the common shares held in their respective accounts. The Schedule 13G/A does not disclose, and we are unable to determine, who has the ultimate voting or investment control over the common shares held by Dimensional. The mailing address of Dimensional is Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746.

(5)	The number of common shares beneficially owned by such persons under our Jo-Ann Stores, Inc. 401(k) Savings Plan is included as of March 31, 2010, the latest date for which statements are available.

(6)	Mrs. Betty Rosskamm (the mother of Alan Rosskamm), Mrs. Alma Zimmerman (a member of one of our company’s original founding families and who is now deceased) and our company are parties to an agreement, dated October 30, 2003, as amended on February 22, 2007, relating to their Jo-Ann Stores common shares. Under this agreement, Mrs. Rosskamm and her lineal descendants and permitted holders (the “Rosskamms”) and Mrs. Zimmerman and her lineal descendants and permitted holders (the “Zimmermans”) may each sell up to 400,000 common shares in any calendar year but may not sell more than 200,000 of those shares in any 180-day period. If either the Rosskamms or Zimmermans plan to sell a number of their respective common shares in excess of the number permitted under the agreement, they must first offer to sell those shares to our company. Each of the Rosskamms and the Zimmermans are permitted to sell an unlimited number of shares to each other free of our company’s right of first refusal.

(7)	Mr. Rosskamm’s beneficial ownership includes 4,657 restricted stock units, 74,125 common shares held by Mr. Rosskamm as trustee for the benefit of family members and charities with regard to which he has shared voting and dispositive power, 205,328 common shares held by Rosskamm Family Partners, L.P. with regard to which he has shared voting and dispositive power and 112,583 common shares held by

Rosskamm Family Partners, L.P. II with regard to which he has shared voting and dispositive power. The mailing address for Mr. Rosskamm is 1417 E. 36th Street, Cleveland, Ohio 44114.

(8)	Dr. Cowen’s beneficial ownership includes 22,575 common shares subject to stock options that are exercisable within 60 days, 3,551 common shares subject to a deferred compensation arrangement, 10,148 restricted stock units and 2,874 common shares held as restricted stock.

(9)	Mr. DePinto’s beneficial ownership includes 5,000 common shares subject to stock options that are exercisable within 60 days, 3,592 common shares subject to a deferred compensation arrangement and 5,770 restricted stock units.

(10)	Mr. Gumberg’s beneficial ownership includes 6,828 common shares subject to a deferred compensation arrangement, 10,148 restricted stock units and 2,874 common shares held as restricted stock.

(11)	Ms. Morrison’s beneficial ownership includes 17,200 common shares subject to stock options that are exercisable within 60 days, 5,770 restricted stock units and 2,874 common shares held as restricted stock.

(12)	Mr. Newman’s beneficial ownership includes 22,575 common shares subject to stock options that are exercisable within 60 days, 8,446 common shares subject to a deferred compensation arrangement, 10,148 restricted stock units and 2,874 common shares held as restricted stock.

(13)	Mr. Perdue’s beneficial ownership includes 5,000 common shares subject to stock options that are exercisable within 60 days and 5,770 restricted stock units.

(14)	Ms. Raff’s beneficial ownership includes 22,575 common shares subject to stock options that are exercisable within 60 days, 5,770 restricted stock units and 2,874 common shares held as restricted stock.

(15)	Ms. Travis’ beneficial ownership includes 17,200 common shares subject to stock options that are exercisable within 60 days, 4,793 common shares subject to a deferred compensation arrangement, 5,770 restricted stock units and 2,874 common shares held as restricted stock.

(16)	Mr. Webb’s beneficial ownership includes 70,315 common shares subject to stock options that are exercisable within 60 days; 4,670 stock equivalent units and 401,378 common shares held as restricted stock.

(17)	Mr. Smith’s beneficial ownership includes 14,267 common shares subject to stock options that are exercisable within 60 days, 57,541 common shares held as restricted stock and 6,066 restricted stock units (which are subject to both performance and time restrictions).

(18)	Mr. Haverkost’s beneficial ownership includes 56,764 common shares held as restricted stock and 5,055 restricted stock units (which are subject to both performance and time restrictions).

(19)	Mr. Kerr’s beneficial ownership includes 62,025 common shares subject to stock options that are exercisable within 60 days, 46,019 common shares held as restricted stock and 5,055 restricted stock units (which are subject to both performance and time restrictions).

(20)	Beneficial ownership for all current executive officers and Directors as a group includes 258,732 common shares subject to stock options granted under our stock option plans that are exercisable within 60 days, 27,210 common shares subject to deferred compensation arrangements, 80,127 restricted stock units, 4,670 stock equivalent units and 578,946 common shares held as restricted stock.

The following table provides information as of January 30, 2010 about our equity compensation plans, under which awards are currently outstanding, which include our 2008 Incentive Compensation Plan (the “2008 Plan”), 1998 Incentive Compensation Plan (the “1998 Plan”), and 2008 Associate Stock Ownership Plan (the “2008 ASOP”).

EQUITY COMPENSATION PLAN INFORMATION

Number of Common
Shares Remaining
Available for Future
	Number of Common		Issuance Under Equity
	Shares to be Issued Upon	Weighted-Average	Compensation Plans
	Exercise of	Exercise Price of	(Excluding
	Outstanding Options,	Outstanding Options,	Securities Reflected
Plan Category	Warrants and Rights(a)	Warrants and Rights(b)	in Column (a))(c)

Equity compensation plans approved by security holders(1),(2),(3)	1,434,052	$17.47	1,343,193

(1)	Column (a) represents the number of common shares that may be issued in connection with the exercise or conversion of 272,725 outstanding stock options, 63,951 restricted stock units and 4,906 deferred stock units granted under our 2008 Plan, and 1,063,559 outstanding stock options, 7,005 stock equivalent units and 21,906 deferred stock units granted under our 1998 Plan. Our 1998 Plan has terminated, but the termination does not affect awards that are currently outstanding under this plan. The shares subject to outstanding awards under the 1998 Plan could be forfeited and therefore become available for issuance under the 2008 Plan. Column (a) excludes 39,048 shares that were issued at the end of the most recent ASOP purchase period, which began on October 1, 2009 and ended on March 31, 2010, after the end of our fiscal 2010.

(2)	The weighted average exercise price of $17.47 is solely for outstanding stock options. The common shares issuable upon vesting of 63,951 restricted stock units and 4,906 deferred stock units issued to our Directors under our 2008 Plan and the common shares issuable upon vesting of 7,005 stock equivalent units issued to Mr. Webb and 4,906 deferred stock units issued to our Directors under our 1998 Plan have no exercise price.

(3)	Column (c) includes 866,344 common shares under our 2008 Plan and 476,847 common shares that were available under the 2008 ASOP at the end of our fiscal 2010, including the 39,048 shares described in footnote (1) above.

SHAREHOLDERS’ PROPOSALS

The deadline for shareholders to submit proposals to be considered for inclusion in the proxy statement for the 2011 Annual Meeting of Shareholders, under the rules of the SEC, is December 31, 2010. Additionally, under our Code of Regulations, a shareholder who wishes to present a proposal at the 2011 Annual Meeting of Shareholders must notify us of such proposal, assuming a June 9, 2011 meeting date, by no earlier than February 9, 2011 and no later than March 11, 2011. If notice of a proposal is not received by us in accordance with the dates specified in our Code of Regulations, then the proposal will be deemed untimely and we will have the right to exercise discretionary voting authority and vote proxies returned to us with respect to such proposal.

For a proposal to be considered for inclusion in the proxy statement and to be properly requested and brought before an annual meeting of shareholders, a shareholder must comply with the deadlines described in the preceding paragraph, as well as all of the other requirements of our Code of Regulations.

WEBSITE

The information on our website is not, and shall not be deemed to be, a part of this proxy statement or incorporated into any other filings we make with the SEC.

ANNUAL REPORT

Our Proxy Statement and Annual Report on Form 10-K for the fiscal year ended January 30, 2010 are being provided electronically or by mail in accordance with the SEC’s rules and regulations to holders of our common shares as of April 12, 2010.

DAVID GOLDSTON
Senior Vice President
General Counsel & Secretary

By order of the Board of Directors
April 26, 2010

APPENDIX A

JO-ANN STORES, INC.
2008 INCENTIVE COMPENSATION PLAN

Effective June 11, 2008
Amended by Board as of April 7, 2010 (subject to Shareholder ratification)

1.	Purpose

The purpose of this Plan is to enable the Company to attract and retain qualified employees and non-employee Directors, to provide incentives, and to reward performance. To achieve this purpose, this Plan provides the authority to grant Awards payable in Shares, in cash, or in a combination of Shares and cash. This Plan was adopted by the Board of Directors of the Company on April 2, 2008, subject to shareholder approval, which occurred on June 11, 2008. This Plan was amended and restated by the Board of Directors of the Company, without shareholder approval being required, on April 7, 2010.

2.	Definitions

(a) “Affiliate and Associate” — These terms have the meanings given to them in Rule 12b-2 under the Exchange Act.

(b) “Award” — A grant of Stock Appreciation Rights, Stock Awards, Stock Options, Incentive Compensation Awards, or other incentives under this Plan.

(c) “Board of Directors” — The Board of Directors of the Company.

(d) “Cause” — The occurrence of any one or more of the following (unless otherwise prescribed by the Committee in a grant agreement): (i) the willful and continued failure by the Participant to substantially perform his normal duties (other than any such failure resulting from Participant’s disability), after a written demand for substantial performance is delivered to the Participant that specifically identifies the manner in which the Committee believes that the Participant has not substantially performed his duties, and the Participant has failed to remedy the situation within thirty (30) business days of receiving such notice; (ii) the Participant’s conviction for committing an act of fraud, embezzlement, theft, or other criminal act constituting a felony; or (iii) the willful engaging by the Participant in gross negligence materially and demonstrably injurious to the Company. However, no act or failure to act on the Participant’s part shall be considered “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that his action or omission was in or not opposed to the best interest of the Company.

(e) “Change in Control” — A “Change in Control” will be deemed to occur, with respect to any Award granted prior to April 7, 2010, if at any time after the date of the adoption of this Plan (unless otherwise prescribed by the Committee in a grant agreement):

(i) Any person (other than the Company, any of its Subsidiaries, any employee benefit plan or employee stock ownership plan of the Company, or any person organized, appointed, or established by the Company for or pursuant to the terms of any such plan), alone or together with any of its affiliates, becomes the beneficial owner of fifteen percent (15%) or more (but less than fifty percent (50%)) of the Voting Shares then outstanding;

(ii) Any person (other than the Company, any of its Subsidiaries, any employee benefit plan or employee stock ownership plan of the Company, or any person organized, appointed, or established by the Company for or pursuant to the terms of any such plan), alone or together with any of its affiliates, becomes the beneficial owner of fifty percent (50%) or more of the Voting Shares then outstanding;

(iii) Any person commences or publicly announces an intention to commence a tender offer or exchange offer the consummation of which would result in the person becoming the beneficial owner of fifteen percent (15%) or more of the Voting Shares then outstanding;

(iv) At any time during any period of twenty-four (24) consecutive months, individuals who were Directors at the beginning of the 24-month period no longer constitute a majority of the members of the Board of Directors, unless the election, or the nomination for election by the Company’s shareholders, of each Director who was not a Director at the beginning of the period is approved by at least a majority of the Directors who (x) are in office at the time of the election or nomination, and (y) were Directors at the beginning of the period;

(v) A record date is established for determining shareholders entitled to vote upon (x) a merger or consolidation of the Company with another corporation in which those persons who are shareholders of the Company immediately before the merger or consolidation are to receive or retain less than sixty percent (60%) of the stock of the surviving or continuing corporation, (y) a sale or other disposition of all or substantially all of the assets of the Company, or (z) the dissolution of the Company; or

(vi) (x) the Company is merged or consolidated with another corporation and those persons who were shareholders of the Company immediately before the merger or consolidation receive or retain less than sixty percent (60%) of the stock of the surviving or continuing corporation, (y) there occurs a sale or other disposition of all or substantially all of the assets of the Company, or (z) the Company is dissolved.

Notwithstanding anything herein to the contrary, if an event described in clause (ii), clause (iv), or clause (vi) above occurs, the occurrence of that event will constitute an irrevocable Change in Control. Furthermore, notwithstanding anything herein to the contrary, if an event described in clause (iii) occurs, and the Board of Directors either approves such offer or takes no action with respect to such offer, then the occurrence of that event will constitute an irrevocable Change in Control. On the other hand, notwithstanding anything herein to the contrary, if an event described in clause (i) or clause (v) above occurs, or if an event described in clause (iii) occurs and the Board of Directors does not either approve such offer or take no action with respect to such offer as described in the preceding sentence, and a majority of those members of the Board of Directors who were Directors prior to such event determine, within the 90-day period beginning on the date such event occurs, that the event should not be treated as a Change in Control, then, from and after the date that determination is made, that event will be treated as not having occurred. If no such determination is made, a Change in Control resulting from any of the events described in the immediately preceding sentence will constitute an irrevocable Change in Control on the 91st day after the occurrence of the event.

A “Change in Control” will be deemed to occur, with respect to any Award granted on or after April 7, 2010, if at any time on or after such date (unless otherwise prescribed by the Committee in a grant agreement):

(i) Any person (other than the Company, any of its Subsidiaries, any employee benefit plan or employee stock ownership plan of the Company, or any person organized, appointed, or established by the Company for or pursuant to the terms of any such plan), alone or together with any of its affiliates, becomes the beneficial owner of thirty percent (30%) or more (but less than fifty percent (50%)) of the Voting Shares then outstanding;

(ii) Any person (other than the Company, any of its Subsidiaries, any employee benefit plan or employee stock ownership plan of the Company, or any person organized, appointed, or established by the Company for or pursuant to the terms of any such plan), alone or together with any of its affiliates, becomes the beneficial owner of fifty percent (50%) or more of the Voting Shares then outstanding;

(iii) At any time during any period of twenty-four (24) consecutive months, individuals who were Directors at the beginning of the 24-month period no longer constitute a majority of the members of the Board of Directors, unless the election, or the nomination for election by the Company’s shareholders, of each Director who was not a Director at the beginning of the period is approved by at least a majority of the Directors who (x) are in office at the time of the election or nomination, and (y) were Directors at the beginning of the period; or

(iv) (x) the Company is merged or consolidated with another corporation and those persons who were shareholders of the Company immediately before the merger or consolidation receive or retain less than sixty percent (60%) of the stock of the surviving or continuing corporation, (y) there occurs a sale or other disposition of all or substantially all of the assets of the Company, or (z) the Company is dissolved.

Notwithstanding anything herein to the contrary, if an event described in clause (ii), clause (iii), or clause (iv) above occurs, the occurrence of that event will constitute an irrevocable Change in Control. Notwithstanding anything herein to the contrary, if an event described in clause (i) above occurs, and a majority of those members of the Board of Directors who were Directors prior to such event determine, within the 90-day period beginning on the date such event occurs, that the event should not be treated as a Change in Control, then, from and after the date that determination is made, that event will be treated as not constituting a Change in Control. If no such determination is made, a Change in Control resulting from an event described in clause (i) above will constitute an irrevocable Change in Control on the 91st day after the occurrence of the event.

(f) “Code” — The Internal Revenue Code of 1986, or any law that supersedes or replaces it, as amended from time to time.

(g) “Committee” — The Compensation Committee of the Board of Directors, or any other committee of the Board of Directors that the Board of Directors authorizes to administer this Plan.

(h) “Company” — Jo-Ann Stores, Inc., an Ohio corporation, and its successors.

(i) “Date of Grant” — The date as of which an Award is determined to be effective and is granted pursuant to the Plan, either as specified in rules adopted by the Committee with respect to this Plan or as designated in a resolution of the Committee. The Date of Grant shall not be earlier than the date of the resolution and action therein by the Committee or the date specified in the Committee’s rules.

(j) “Director” — A director of the Company.

(k) “Equity Restructuring” — A non-reciprocal transaction between the Company and its shareholders, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that causes the per-Share value of the Shares underlying outstanding Awards to change.

(l) “Exchange Act” — Securities Exchange Act of 1934, and any law that supersedes or replaces it, as amended from time to time.

(m) “Fair Market Value” of Shares — As of any particular date the closing sale price of the Shares as reported on the New York Stock Exchange Composite Tape or, if not listed on such exchange, on any other national securities exchange on which the Shares are listed. If the Shares are not traded as of any given date, the Fair Market Value means the closing price of the Shares on the principal exchange or market on which the Shares are traded or quoted for the immediately preceding date on which the Shares were traded or quoted. If there is no regular public trading market for such Shares, the Fair Market Value shall be the fair market value as determined in good faith by the Committee. The Committee is authorized to adopt another fair market value pricing method, provided such method is stated in the grant agreement, and is in compliance with the fair market value pricing rules set forth in Section 409A of the Code.

(n) “Good Reason” — Means, without the Participant’s express written consent, the occurrence of any one or more of the following (unless otherwise prescribed by the Committee in a grant agreement): (i) any material reduction in the Participant’s base compensation and incentive compensation opportunities (to the extent such incentive compensation opportunities are a regular and substantial part of the Participant’s base compensation) below the amount in effect immediately before the Change in Control or, if higher, the amount in effect before any reduction in the Participant’s base compensation and incentive compensation opportunities made in contemplation of the Change in Control; (ii) any material reduction in the Participant’s duties, responsibilities, or position with respect to the Company from the duties, responsibilities, or position as in effect immediately before the Change in Control or as in effect immediately before any reduction in any such item made in contemplation of the Change in Control; or (iii) any shift of the Participant’s principal place of employment with the Company to a location that is more than fifty (50) miles (by straight line measurement) from the site of the Company’s headquarters in Hudson, Ohio at the relevant time. The Participant shall have a voluntary termination for Good Reason only if: (i) the Participant provides written notice to the Company within ninety (90) days after the initial occurrence of an above event describing in detail the event and stating that the Participant’s employment will terminate upon a specified date in such notice (the “Good Reason Termination Date”), which date is not earlier than thirty (30) days after the date such notice is provided to the Company (the “Notice Delivery Date”) and not later than ninety (90) days after the Notice Delivery Date, and (ii) the Company does not remedy the event prior to the Good Reason Termination Date.

(o) “Incentive Compensation Award” — This term has the meaning given to it in Section 6(a)(iv).

(p) “Incentive Compensation Award Payout Level” — The greater of (i) the Participant’s average Incentive Compensation Award earned over the three (3) full performance periods ended before the Qualifying Termination or, if the Participant was eligible to earn such a bonus for less than the last three full performance periods, for the performance periods during which the Participant was eligible to earn such Incentive Compensation Award immediately prior to the Qualifying Termination, or (ii) the Participant’s target Incentive Compensation Award established for the year in which the Qualifying Termination occurs. If the Participant was not eligible to earn such an Incentive Compensation Award for any performance period ending on or before the Qualifying Termination, then the Incentive Compensation Payout Level shall be deemed to equal the Participant’s target Incentive Compensation Award established for the year in which the Qualifying Termination occurs.

(q) “Participant” — Any person to whom an Award has been granted under this Plan.

(r) “Performance Criteria” — This term has the meaning given to it in Section 7(b).

(s) “Performance Goal” — This term has the meaning given to it in Section 7(a).

(t) “Prior Award” — Any award or grant made pursuant to the Jo-Ann Stores, Inc. 1998 Incentive Compensation Plan, as amended, that is outstanding and unexercised on the date of adoption of the Plan.

(u) “Qualified Performance-Based Award” — An Award or portion of an Award that is intended to satisfy the requirements for “qualified performance-based compensation” under Section 162(m) of the Code.

(v) “Qualifying Termination” — Means either the Company or its Subsidiaries terminates the Participant’s employment or service without Cause, or the Participant terminates his employment or service with the Company and its Subsidiaries for Good Reason.

(w) “Restricted Stock” — An Award of Shares that are subject to restrictions or risk of forfeiture.

(x) “Rule 16b-3” — Rule 16b-3 under the Exchange Act, or any rule that supersedes or replaces it, as amended from time to time.

(y) “Shares” — Company common shares.

(z) “Stock Appreciation Right” — This term has the meaning given to it in Section 6(a)(i).

(aa) “Stock Award” — This term has the meaning given to it in Section 6(a)(ii).

(bb) “Stock Equivalent Unit” — An Award that is valued by reference to the Fair Market Value of Shares.

(cc) “Stock Option” — This term has the meaning given to it in Section 6(a)(iii).

(dd) “Subsidiary” — A corporation, limited liability company, business trust, partnership, joint venture, or other organization of which securities having a majority of the voting power are owned, directly or indirectly, by the Company; provided, however, that for purposes of determining whether any individual may be a Participant with respect to any grant of Stock Options or Stock Appreciation Rights that are intended to be exempt from Section 409A of the Code, the term “Subsidiary” means any corporation or other entity as to which the Company is an “eligible issuer of service recipient stock” (within the meaning of Section 409A of the Code).

(ee) “Substitute Awards” — Awards that are granted in assumption of, or in substitution or exchange for, outstanding awards previously granted by an entity acquired directly or indirectly by the Company or with which the Company directly or indirectly combines.

3.	Eligibility

All non-employee Directors and employees of the Company or any of its Subsidiaries will be eligible to receive Awards.

4.	Administration

(a) Committee.  Subject to Sections 4(b) and 4(c), this Plan will be administered by the Committee. The Committee will, subject to the terms of this Plan, have the authority to: (i) select the eligible Directors and employees who will receive Awards; (ii) determine the number and types of Awards to be granted; (iii) determine the terms, conditions, vesting periods, and restrictions applicable to the Awards; (iv) establish Performance Goals for performance-based Awards; (v) prescribe the forms of any notices, agreements, or other instruments relating to the Awards; (vi) grant the Awards; (vii) adopt, alter, and repeal rules governing this Plan; (viii) interpret the terms and provisions of this Plan and any Awards granted under this Plan; and (ix) otherwise supervise the administration of this Plan. All decisions by the Committee will be made with the approval of not less than a majority of its members.

(b) Awards Subject to Section 16(b) of the Exchange Act.  Notwithstanding the provisions of Section 4(a), if any member of the Committee does not qualify as a “Non-Employee Director” within the meaning of Rule 16b-3, the “Committee” will, for purposes of making any Award that (i) constitutes a “purchase” of securities within the meaning of Section 16(b) of the Exchange Act by an individual who is subject to potential liability under Section 16(b) of the Exchange Act and (ii) does not otherwise qualify for an exemption under Rule 16b-3, be deemed to consist only of those members of the Committee who qualify as such Non-Employee Directors.

(c) Awards Subject to Section 162(m) of the Code.  Notwithstanding the provisions of Section 4(a), if any member of the Committee does not qualify as an “outside director” within the meaning of Section 162(m) of the Code, the “Committee” will, for purposes of making any Qualified Performance-Based Awards, be deemed to consist only of those members who qualify as such outside directors.

(d) Delegation.  The Committee may delegate any of its authority to any other person or persons that it deems appropriate, provided the delegation does not (i) cause this Plan, or any Awards granted under this Plan, to fail to qualify for the exemption provided by Rule 16b-3, (ii) result in a reduction in the amount of compensation associated with any Qualified Performance-Based Award that is deductible for federal income tax purposes under Section 162(m) of the Code, or (iii) apply to an Award granted to a non-employee Director.

(e) Decisions Final.  All decisions by the Committee, and by any other person or persons to whom the Committee has delegated authority, will be final and binding on all persons.

5.	Shares Available under Plan; Limitations on Incentive

(a) Maximum Aggregate Number of Shares.  Subject to Sections 5(c) and 5(d), the maximum aggregate number of Shares that may be issued or delivered under the Plan is 3,125,000 ~~1,825,000~~Shares. Any Shares that are subject to Awards of Stock Options or Stock Appreciation Rights shall be counted against this limit as one (1) Share for every one (1) Share delivered under the Award. Any Shares that are subject to Awards other than Stock Options or Stock Appreciation Rights shall be counted against this limit as 1.57 Shares for every one (1) Share delivered under those Awards. Shares issued or delivered under this Plan may consist of authorized and unissued shares, treasury shares, or shares to be purchased by the Company, as determined by the Committee.

(b) Maximum Number of Shares and Amount of Incentive Compensation Award for Each Participant. Subject to Sections 5(c) and 5(d), the number of Shares subject to Awards granted to any Participant, and the amount of any Incentive Compensation Award payable in cash to any Participant, may not exceed:

(i) With respect to Stock Options, 500,000 Shares in any fiscal year of the Company.

(ii) With respect to Stock Appreciation Rights, 500,000 Shares in any fiscal year of the Company.

(iii) With respect to Restricted Stock awards that are Qualified Performance-Based Awards, 200,000 Shares in any fiscal year of the Company.

(iv) With respect to Stock Awards other than Stock Options and Restricted Stock that are Qualified Performance-Based Awards, 400,000 Shares in the aggregate in any fiscal year of the Company.

(v) With respect to Incentive Compensation Awards payable in cash that are Qualified Performance-Based Awards, the lesser of $2,000,000 or 200% of annual base salary effective at the time the Performance Goals are established in respect to any fiscal year of the Company.

(c) Charging of Shares.  In addition to the Shares authorized in Section 5(a), if any Award or Prior Award terminates, expires, is cancelled or is forfeited without having been exercised, or any Award or Prior Award is settled (or can be paid only) in cash, then the underlying Shares, to the extent of any such forfeiture, cancellation, termination or cash settlement, again shall be available for grant under this Plan and credited toward the Plan limit as set forth in Section 5(a). Any Shares that again become available for grant pursuant to this paragraph shall be added back as (i) one (1) Share if such Shares were subject to an Award or Prior Award of Stock Options or Stock Appreciation Rights, and (ii) as 1.57 Shares if such Shares were subject to Awards or Prior Awards other than Stock Options or Stock Appreciation Rights. Shares that are tendered, whether by physical delivery or by attestation, to the Company by a Participant or withheld from the Award or Prior Award by the Company as full or partial payment of the exercise or purchase price of any Award or Prior Award or in payment of any applicable withholding for Federal, state, city, local or foreign taxes incurred in connection with the exercise, vesting or earning of any Award or Prior Award will not become available for future grants under the Plan. With respect to a Stock Appreciation Right, when such Stock Appreciation Right is exercised and settled in Shares, the Shares subject to such Stock Appreciation Right shall be counted against the Shares available for issuance under the Plan as one Share for every one Share subject thereto, regardless of the number of Shares used to settle the Stock Appreciation Right upon exercise. Any Substitute Awards granted by the Company shall not reduce the Shares available for Awards under the Plan and will not count against the limits specified in Section 5(a) above.

(d) Adjustment.

(i) In the event that any dividend or other distribution, reorganization, merger, consolidation, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares (other than an Equity Restructuring) occurs such that an adjustment is determined by the Committee (in its sole discretion) to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust the number and kind of Shares that may be delivered under the Plan, the exercise price or purchase price per Share and the number of Shares covered by each outstanding Award, and the Share limits of Sections 5(a) and (b).

(ii) In connection with the occurrence of any Equity Restructuring, and notwithstanding anything to the contrary in Section 5(d)(i): (A) the number and type of securities subject to each outstanding Award and the exercise price or purchase price thereof, if applicable, will be proportionately adjusted, which such adjustments shall be nondiscretionary and shall be final and binding on the affected Participant and the Company; and (B) the Committee shall make such proportionate adjustments, if any, as the Committee in its discretion may deem appropriate to reflect such Equity Restructuring with respect to the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 5(a) and (b)).

(iii) In no event shall any adjustment be required under this Section 5(d) if the Committee determines that such action could cause an Award to fail to satisfy the conditions of an applicable exception from the requirements of Section 409A of the Code or otherwise could subject a Participant to the additional tax imposed under Section 409A of the Code in respect of an outstanding Award.

6.	Awards

(a) Types of Awards.  Awards may include, but are not limited to, the following:

(i) Stock Appreciation Right — A right to receive a payment, in cash or Shares, equal to the excess of (A) the Fair Market Value of a specified number of Shares on the date the right is exercised over (B) the Fair Market Value of the Shares on the date the right is granted, all as determined by the Committee. The grant price of any Stock Appreciation Rights granted to Participants may not be less than the Fair Market Value of the Shares subject to the Stock Appreciation Right on the Date of Grant. The right may be conditioned upon the occurrence of certain events, such as a Change in Control of the Company, or may be unconditional, as determined by the Committee. No Stock Appreciation Right may be exercisable more than seven (7) years after the Date of Grant.

(ii) Stock Award — An Award that is made in Shares, Restricted Stock, or Stock Equivalent Units. Except as provided in the next sentence, each grant or sale of Restricted Stock to a Participant (other than a non-employee Director) shall provide that the Shares covered by such grant or sale shall be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period of not less than three (3) years to be determined by the Committee at the Date of Grant, although the Committee, in its sole discretion, may provide for the pro rata lapse of restrictions in installments during the restriction period. Each grant or sale of Stock Awards (including Restricted Stock) that are subject to achievement of one or more Performance Goals shall have a minimum performance period of at least one (1) year to be determined by the Committee at the Date of Grant. Stock Equivalent Units may be payable in cash or in Shares.

(iii) Stock Option — A right to purchase a specified number of Shares, during a specified period, and at a specified exercise price, all as determined by the Committee. The exercise price of any Stock Options granted to Participants may not be less than the Fair Market Value of the Shares subject to the Stock Option on the Date of Grant. No Stock Option may be exercisable more than seven (7) years after the Date of Grant. Each grant of Stock Options to a Participant (other than a non-employee Director) shall specify the period or periods of continuous service by the Participant that is necessary for the Stock Options to become exercisable; provided that Stock Options may not become exercisable sooner than one-third per year over three (3) years.

(iv) Incentive Compensation Award — An Award that, in the discretion of the Committee, is payable either in Shares or in cash and is contingent upon the achievement of Performance Goals established by the Committee. Each grant shall have a minimum performance period of at least one (1) year to be determined by the Committee at the Date of Grant.

(b) Grant of Awards.  More than one Award may be granted to the same Participant. Awards may be granted singly or in combination or tandem with other Awards.

(c) Substitute Awards.  Substitute Awards may be granted under this Plan for grants or awards held by employees of a company or entity who become employees of the Company or a Subsidiary as a result of the acquisition, merger or consolidation of the employer company by or with the Company or a Subsidiary. Except as otherwise provided by applicable law and notwithstanding anything in the Plan to the contrary, the terms, provisions and benefits of the Substitute Awards so granted may vary from those set forth in or required or authorized by this Plan to such extent as the Committee at the time of the grant may deem appropriate to conform, in whole or part, to the terms, provisions and benefits of grants or awards in substitution for which they are granted.

(d) Grant Agreements.  Each grant of an Award under the Plan shall be evidenced by a grant agreement, in a form specified by the Committee, which shall set forth the terms and conditions of the grant and such related matters as the Committee shall, in its sole discretion, determine, consistent with this Plan. A grant agreement may be in an electronic medium, may be limited to notation on the books and records of the Company and, unless determined otherwise by the Committee, need not be signed by a representative of the Company or a Participant.

7.	Performance-Based Awards under Section 162(m) of the Code

(a) Selection of Participants and Establishment of Performance Goals.  The Committee will determine the period of time during which any Award that is performance-based may be earned (which performance period may not be less than one (1) year). The Committee will also establish, not later than 90 days after the commencement of the award period (or such earlier or later date as may be the applicable deadline for the Award to be performance-based for purposes of Section 162(m) of the Code), one or more performance objectives (“Performance Goals”) to be met as a condition to the payment of the Award. Performance Goals may be described in terms of Company-wide objectives or objectives that are related to the performance of a joint venture, Subsidiary, business unit, division, department, business segment, region or function and/or that are related to the performance of the individual Participant. The Performance Goals may be made relative to the performance of other companies or an index covering multiple companies. The Performance Goals may, in the discretion of the Committee, include a range of performance objectives (such as minimum, middle, and maximum objectives) the achievement of which will entitle Participants to receive different amounts of compensation.

(b) Performance Criteria.  The Performance Goals applicable to any Qualified Performance-Based Award will be based on specified levels of or growth in one or more of the following criteria (“Performance Criteria”): sales, same store sales, earnings, earnings per Share, return on equity, market price per Share, revenue, operating income, earnings before or after interest and taxes, operating income before or after interest and taxes, net income, cash flow, debt to capital ratio, economic value added, return on total capital, return on invested capital, return on assets, total return to shareholders, earnings before or after interest, taxes, depreciation, amortization or extraordinary or special items, operating income before or after interest, taxes, depreciation, amortization or extraordinary or special items, return on investment, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, cash flow in excess of cost of capital, operating margin, profit margin, contribution margin, and/or strategic business criteria consisting of one or more objectives based on meeting specified product development, strategic partnering, research and development, market penetration, geographic business expansion goals, cost targets, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, affiliates and joint ventures. These Performance Criteria may be measured before or after taxes, interest, depreciation, amortization, discontinued operations, affect of accounting changes, acquisition expenses, restructuring expenses, non-operating items, or unusual charges, as determined by the Committee at the time the Performance Goals are established.

8.	Deferral of Payment

To the extent permitted by Section 409A of the Code, the Committee may, in its discretion, permit Participants to defer the payment of some or all of the Shares or cash subject to their Awards, as well as other compensation or fees, in accordance with procedures established by the Committee to assure that the recognition of taxable income is deferred under the Code. Deferred amounts may, to the extent permitted by the Committee, be credited as cash or Stock Equivalent Units and paid in cash or in Shares. The Committee may also, in its discretion, establish rules and procedures for the crediting of interest on deferred cash and dividend equivalents on Stock Equivalent Units. The Committee may also, in its discretion, provide for matching or other grants in connection with such deferrals. This Section 8 shall not apply to any grant of Stock Options or Stock Appreciation Rights that are intended to be exempt from Section 409A of the Code.

9.	Payment of Exercise Price

The exercise price of a Stock Option and any other Stock Award for which the Committee has established an exercise price may be paid in cash, by the transfer of Shares, by the surrender of all or part of an Award (including the Award being exercised), or by a combination of these methods, as and to the extent permitted by the Committee. The Committee may prescribe any other method of paying the exercise price that it determines to be consistent with applicable law and the purpose of this Plan.

10.	Taxes Associated with Award

Prior to the payment of an Award, the Company may withhold, or require a Participant to remit to the Company, an amount sufficient to pay any federal, state, and local taxes associated with the Award. The Committee may, in its discretion and subject to such rules as the Committee may adopt, permit a Participant to pay any or all taxes associated with the Award in cash, by the transfer of Shares, by the surrender of all or part of an Award (including the Award being exercised), or by a combination of these methods. In no event shall the Fair Market Value of the Shares to be surrendered pursuant to this Section to satisfy applicable withholding taxes exceed the minimum amount of taxes required to be withheld or such other amount that will not result in a negative accounting impact.

11.	Termination of Employment

If the employment of a Participant terminates for any reason, all unexercised, deferred, and unpaid Awards may be exercisable or paid only in accordance with rules established by the Committee.

12.	Termination of Awards under Certain Conditions

The Committee may cancel any unexpired, unpaid, or deferred Award at any time if the Participant is not in compliance with all applicable provisions of this Plan or with the terms or conditions of the Award or if the Participant, without the prior written consent of the Company, engages in any of the following activities:

(i) Renders services to an organization, or engages in a business, that is, in the judgment of the Committee, in competition with the Company.

(ii) Discloses to anyone outside of the Company, or uses for any purpose other than the Company’s business, any confidential information or material relating to the Company, whether acquired by the Participant during or after employment with the Company.

(iii) Engages in any other conduct or act determined to be injurious, detrimental or prejudicial to any business, strategy, personnel, reputation or other significant interest of the Company or any Subsidiary.

The Committee may, in its discretion and as a condition to the exercise of an Award, require a Participant to acknowledge in writing that he or she is in compliance with all applicable provisions of this Plan and with the terms and conditions of the Award and has not engaged in any activities referred to in clauses (i) and (ii) above.

13.	Change in Control; Acquisition of the Company

(a) Change in Control.  In the event that there is a Change in Control of the Company, and a Participant incurs a Qualifying Termination during the two (2) year period commencing on the Change in Control, then unless otherwise determined by the Committee, (i) all Stock Appreciation Rights and Stock Options then held by the Participant will become fully exercisable and will, to the extent not otherwise provided in the applicable grant agreements, remain exercisable in accordance with their terms but in no event for a period less than the lesser of (x) one (1) year following the Qualifying Termination or (y) the remaining term of such Stock Option or Stock Appreciation Right (which remaining term shall be determined without regard to such termination of employment), (ii) all restrictions and conditions applicable to Restricted Stock and other Stock Awards held by the Participant will be deemed to have been satisfied, and (iii) all Incentive Compensation Awards held by the Participant will be deemed to have been fully earned at the Incentive Compensation Award Payout Level.

(b) Acquisition of the Company.  With respect to Stock Options and any other Awards that entitle Participants to receive Shares, in the event of an acquisition of the Company in which the holders of Shares receive other securities or cash in exchange for their Shares, the Committee may, in its discretion, arrange for (1) the grant by the acquiror of substitute Stock Options or Awards that entitle Participants to receive, in lieu of the Shares they otherwise would be entitled to receive, the securities or cash for which the Shares would have been exchanged in the acquisition or (2) the cancellation of the Stock Options and other Awards in consideration of the securities or cash for which the Shares would have been exchanged in the acquisition, net of any exercise price.

14.	Amendment or Suspension of this Plan; Amendment of Outstanding Awards

(a) Amendment or Suspension of this Plan.  The Board of Directors may at any time and from time to time, to the extent permitted by Section 409A of the Code, amend, suspend or terminate this Plan in whole or in part; provided, however, that if an amendment to this Plan (i) would materially increase the benefits accruing to Participants under this Plan, (ii) would materially increase the number of securities which may be issued under this Plan, (iii) would materially modify the requirements for participation in this Plan, or (iv) must otherwise be approved by the shareholders of the Company in order to comply with applicable law (including applicable tax laws) or the rules of the New York Stock Exchange or, if the Shares are not traded on the New York Stock Exchange, the principal national securities exchange or other principal exchange or market upon which the Shares are traded or quoted, then, such amendment will be subject to shareholder approval and will not be effective unless and until such approval has been obtained.

(b) Amendment of Outstanding Awards.  Subject to Section 14(c), the Committee may, in its discretion, amend the terms of any Award, prospectively or retroactively, but no such amendment may, except as provided in Section 13(b), impair the rights of any Participant without his or her consent. If permitted by Section 409A of the Code, and except in the case of a Qualified Performance-Based Award where such action would result in the loss of the otherwise available exemption of the Award under Section 162(m) of the Code, the Committee may, in whole or in part, waive any restrictions or conditions applicable to, or accelerate the vesting of, any Award (i) in case of termination of employment by reason of death, disability or normal or early retirement, or a Change in Control, or (ii) for any other reason in the case of Awards covering, in the aggregate, up to 10% of the number of Shares set forth in Section 5(a).

(c) No Re-Pricing.  The Board of Directors or the Committee will not, without the further approval of the shareholders of the Company, authorize the amendment of any outstanding Stock Option or Stock Appreciation Right to reduce the exercise price or grant price. No Stock Option or Stock Appreciation Right will be cancelled and replaced with awards having a lower exercise price or grant price, or for another award, or for cash without further approval of the shareholders of the Company, except as provided in Sections 5(d) or 13(b). This Section 14(c) is intended to prohibit the re-pricing of “underwater” Stock Options or Stock Appreciation Rights without shareholder approval and will not be construed to prohibit the adjustments provided for in Section 5(d) or 13(b) of the Plan.

15.	Nonassignability

Unless otherwise determined by the Committee, (i) no Award granted under this Plan may be transferred or assigned by the Participant to whom it is granted other than by will, pursuant to the laws of descent and distribution, or pursuant to a qualified domestic relations order and (ii) an Award granted under this Plan may be exercised, during the Participant’s lifetime, only by the Participant or by the Participant’s guardian or legal representative.

16.	Governing Law

The interpretation, validity, and enforcement of this Plan will, to the extent not otherwise governed by the Code or the securities laws of the United States, be governed by the laws of the State of Ohio.

17.	Rights of Employees

Nothing in this Plan will confer upon any Participant the right to continued employment by the Company or limit in any way the Company’s right to terminate any Participant’s employment at will.

18.	Effective and Termination Dates

(a) Effective Date.  This Plan became effective on the date it was approved by the holders of a majority of the Shares then outstanding, which occurred on June 11, 2008.

(b) Termination Date.  This Plan will continue in effect until June 11, 2018.

19.	Compliance with Section 409A of the Code

Awards granted under this Plan shall be designed and administered in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A of the Code. To the extent that the Committee determines that any Award granted under the Plan is subject to Section 409A of the Code, the grant agreement shall incorporate the terms and conditions necessary to avoid the imposition of an additional tax under Section 409A of the Code upon a Participant. Notwithstanding any other provision of the Plan or any grant agreement (unless the grant agreement provides otherwise with specific reference to this Section), an Award shall not be granted, deferred, accelerated, extended, paid out, settled, substituted or modified under this Plan in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon a Participant. Although the Company intends to administer the Plan so that Awards will be exempt from, or will comply with, the requirements of Section 409A of the Code, the Company does not warrant that any Award under the Plan will qualify for favorable tax treatment under Section 409A of the Code or any other provision of federal, state, local, or non-United States law. Neither the Company, its Subsidiaries, nor their respective directors, officers, employees or advisers shall be liable to any Participant (or any other individual claiming a benefit through the Participant) for any tax, interest, or penalties the Participant might owe as a result of the grant, holding, vesting, exercise, or payment of any Award under the Plan.

JO-ANN STORES, INC. 5555 DARROW RD. HUDSON, OH 44236 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time, on June 9, 2010. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time, on June 9, 2010. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M23913-P92849 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY JO-ANN STORES, INC. For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark "For All Except" and write the The Board of Directors recommends that you number(s) of the nominee(s) on the line below. vote FOR the following: 1. Election of Directors Nominees: 01) Scott Cowen 06) David Perdue 02) Joseph DePinto 07) Beryl Raff 03) Ira Gumberg 08) Alan Rosskamm 04) Patricia Morrison 09) Tracey Travis 05) Frank Newman 10) Darrell Webb For Against Abstain The Board of Directors recommends you vote FOR proposals 2, 3 & 4: 2. To ratify the selection of Ernst & Young LLP to serve as our independent registered public accountants for the fiscal year ending January 29, 2011. 3. To amend the company’s 2008 Incentive Compensation Plan to increase the number of shares available under the Plan from 1,825,000 to 3,125,000 shares. 4. To amend the company’s Code of Regulations to authorize the Board of Directors to amend the Code of Regulations as permitted by the Ohio General Corporation Law. 5. To transact any other business properly brought before the meeting. Shares represented by properly executed proxies will be voted as specified. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS SET FORTH ABOVE. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Jo-Ann Stores, Inc. Corporate Offices/Conference Center 5373 Darrow Road Hudson, OH 44236 From The North Take I-77 South Take the OH-21 exit- EXIT 146- toward I-80 / OHIO TURNPIKE / TOLEDO / YOUNGSTOWN Merge onto I-80 E toward YOUNGSTOWN (Portions toll) Merge onto OH-8 S via EXIT 180 toward I-90 Take the OH-303 ramp toward HUDSON / PENINSULA Turn LEFT onto W STREETSBORO RD / OH-303; Continue to follow OH-303 Turn RIGHT onto TEREX RD Turn RIGHT onto DARROW RD / OH-91 N From The South Take I-77 North Keep LEFT to take OH-8 N via EXIT 125A toward CUYAHOGA FALLS Take the STEELS CORNERS RD exit, Turn RIGHT E STEELS CORNERS RD becomes HUDSON DR Turn RIGHT onto NORTON RD Turn LEFT onto DARROW RD / OH-91 N Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Form 10-K and Shareholder Letter are available at www.proxyvote.com. M23914-P92849 JO-ANN STORES, INC. BOARD OF DIRECTORS’ PROXY ANNUAL MEETING, JUNE 10, 2010 AT 9:00 A.M. At the Annual Meeting of Shareholders of our Company to be held on June 10, 2010, and at any adjournment, Scott Cowen, Patricia Morrison, Beryl Raff, Tracey Travis and Darrell Webb and each of them, with full power of substitution, is hereby authorized to represent me and to vote these shares at such meeting on the following: 1. To elect the ten nominees named below to serve as directors until the 2011 Annual Meeting of Shareholders and until a successor is elected and qualifies. Nominees for election are: Scott Cowen, Joseph DePinto, Ira Gumberg, Patricia Morrison, Frank Newman, David Perdue, Beryl Raff, Alan Rosskamm, Tracey Travis and Darrell Webb. 2. To ratify the selection of Ernst & Young LLP to serve as our independent registered public accountants for the fiscal year ending January 29, 2011. 3. To amend the company’s 2008 Incentive Compensation Plan to increase the number of shares available under the Plan from 1,825,000 to 3,125,000 shares. 4. To amend the company’s Code of Regulations to authorize the Board of Directors to amend the Code of Regulations as permitted by the Ohio General Corporation Law. 5. To transact any other business properly brought before the meeting. Continued and to be signed on reverse side

*** Exercise Your Right to Vote *** Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on June 10, 2010. JO-ANN STORES, INC. JO-ANN STORES, INC. 5555 DARROW RD. HUDSON, OH 44236 Meeting Information Meeting Type: Annual Meeting For holders as of: April 12, 2010 Date: June 10, 2010 Time: 9:00 AM EDT Location: Jo-Ann Stores, Inc. Corporate Conference Center 5373 Darrow Road (Route 91) Hudson, OH 44236 You are receiving this communication because you hold shares in the above named company. This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side). We encourage you to access and review all of the important information contained in the proxy materials before voting. See the reverse side of this notice to obtain proxy materials and voting instructions. M23932-P92849

Before You Vote How to Access the Proxy Materials Proxy Materials Available to VIEW or RECEIVE: NOTICE AND PROXY STATEMENT FORM 10-K SHAREHOLDER LETTER How to View Online: Have the information that is printed in the box marked by the arrow 1234 5678 9012 (located on the following page) and visit: www.proxyvote.com. How to Request and Receive a PAPER or E-MAIL Copy: If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request: 1) BY INTERNET: www.proxyvote.com 2) BY TELEPHONE: 1-800-579-1639 3) BY E-MAIL*: sendmaterial@proxyvote.com * If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow 1234 5678 9012 (located on the following page) in the subject line. Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before May 27, 2010 to facilitate timely delivery. How To Vote Please Choose One of the Following Voting Methods Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares. Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow 1234 5678 9012 available and follow the instructions. Vote By Telephone: To vote by telephone, go to www.proxyvote.com. Use the telephone number on the website to vote these shares. Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a voting instruction form. M23933-P92849

Voting Items The Board of Directors recommends that you vote FOR the following: 1. Election of Directors Nominees: 01) Scott Cowen 06) David Perdue 02) Joseph DePinto 07) Beryl Raff 03) Ira Gumberg 08) Alan Rosskamm 04) Patricia Morrison 09) Tracey Travis 05) Frank Newman 10) Darrell Webb The Board of Directors recommends you vote FOR proposals 2, 3 & 4: 2. To ratify the selection of Ernst & Young LLP to serve as our independent registered public accountants for the fiscal year ending January 29, 2011. 3. To amend the company’s 2008 Incentive Compensation Plan to increase the number of shares available under the Plan from 1,825,000 to 3,125,000 shares. 4. To amend the company’s Code of Regulations to authorize the Board of Directors to amend the Code of Regulations as permitted by the Ohio General Corporation Law. 5. To transact any other business properly brought before the meeting. M23934-P92849

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